UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_________________________________________________________________

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PEABODY ENERGY CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PROXY STATEMENT

Notice of 2026 Annual Meeting of Stockholders

MAY 7, 2026

Peabody

Our mission is to create superior value for shareholders as the leading global supplier of coal, which enables economic prosperity and a better quality of life.

Our Values
•Safety: We commit to safety and health as a way of life.
•Customer Focus: We provide customers with quality products and excellent service.
•Leadership: We have the courage to lead, and do so through inspiration, innovation, collaboration and execution.
•People: We offer an inclusive work environment and engage, recognize and develop employees.
•Excellence: We are accountable for our own success. We operate cost-competitive mines by applying continuous improvement and technology-driven solutions.
•Integrity: We act in an honest and ethical manner.
•Sustainability: We take responsibility for the environment, benefit our communities and restore the land for generations that follow.

Peabody Plaza
701 Market Street
St. Louis, Missouri 63101
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 7, 2026
Peabody Energy Corporation (“Peabody” or the “Company”) will hold its 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”) virtually via the internet at www.virtualshareholdermeeting.com/BTU2026 on Thursday, May 7, 2026, at 9:00 a.m. Central Time to:
1.Elect ten directors for a one-year term;
2.Approve, on an advisory basis, our named executive officers’ compensation;
3.Approve the Peabody Energy Corporation 2026 Incentive Plan;
4.Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026; and
5.Transact any other business as may properly come before the 2026 Annual Meeting and any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 12, 2026, as the record date for determining stockholders of Peabody entitled to receive notice of and vote at the 2026 Annual Meeting and any adjournment or postponement thereof.
WHETHER OR NOT YOU EXPECT TO ATTEND THE 2026 ANNUAL MEETING VIRTUALLY VIA THE INTERNET, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU REQUESTED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors,

Scott T. Jarboe
Chief Administrative Officer and Corporate Secretary

March 26, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2026.
The Notice of Annual Meeting, Proxy Statement, and Annual Report for the fiscal year ended
December 31, 2025, are available at www.proxyvote.com.

Dear Fellow Stockholder:
It is my pleasure to invite you to attend the 2026 Annual Meeting of Stockholders on Thursday, May 7, 2026. We will conduct the Annual Meeting virtually to provide broad and efficient access for all stockholders.
In 2025, Peabody delivered strong operational and financial performance, achieving record safety results, increasing volumes while maintaining cost discipline, advancing longwall development at the Centurion Mine, and demonstrating continued balance sheet strength. Despite sharply lower seaborne pricing, the company generated solid cash flow, met or exceeded guidance across most operating metrics, and advanced initiatives that position Peabody for substantial long-term stockholder value creation as we enter 2026.
As we look ahead, our priorities remain clear: 1) Driving safe, reliable and efficient operations across the company; 2) Achieving full operational performance at Centurion Mine; 3) Continuing the strong Adjusted EBITDA-to-capex margins from our high-cash-flowing thermal operations; 4) Preserving balance sheet strength and increasing free cash flow to support shareholder returns; and 5) Progressing workstreams to maximize commercial opportunities using the company’s land/coal resources.
Our global portfolio continues to provide meaningful option value across all reportable segments, with Centurion as the new flagship mine in the portfolio. The longwall began cutting coal in February 2026, positioning the company to capture significant value in the years ahead.
With a strong balance sheet, we are well equipped to navigate market volatility and maintain flexibility to capitalize on mid- to upper-cycle cash flow opportunities. This strength enables us to invest strategically while sustaining an attractive stockholder return framework.
Recent U.S. policy developments have reinforced the importance of our industry. Executive orders and federal funding initiatives are extending the life of coal-fueled plants.
Your Board remains committed to governance excellence, prioritizing independence, diversity, and refreshment. In fact, as part of its ongoing refreshment process, your Board has welcomed three new independent directors to the Board since 2023. We also maintain rigorous oversight of risk, compliance, and sustainability.
Our executive compensation program reflects a pay-for-performance philosophy, with the majority of CEO compensation tied to stockholder returns and operational metrics. Safety and environmental stewardship remain integral components of these measures.
Safety remains our top priority, with 2025 demonstrating the safest year in our history, building on the record achievement of the prior year. We also continue to focus on talent development and workforce engagement to support strong, sustainable operational performance.
Finally, we remain committed to responsible mining and land restoration, while deploying technology and key initiatives to improve efficiency and reduce emissions. Centurion, for instance, will feature an onsite LNG facility and small power plant to use waste methane in a way that improves mine safety, reduces greenhouse gas emissions, and lowers carbon credit costs. We are also making strides in our initiatives to develop 3 GW of renewable energy on reclaimed mine lands in the Midwestern United States.
It is clear in 2026 that the products that Peabody provides meet the fundamental societal needs of electricity and steel production. Increasingly, the concept of energy transition is giving way to energy addition – more, everywhere, all the time. The global Peabody team is at the heart of providing solutions to these needs.
Thank you for your continued confidence in Peabody as we continue to build a company serving not only investors but all stakeholders well for the future.

Bob Malone
Chair of the Board

PROXY SUMMARY
This summary highlights certain information contained in the Proxy Statement. This summary does not contain all the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding Peabody’s 2025 performance, please review Peabody’s Annual Report on Form 10-K for the year ended December 31, 2025. This Proxy Statement and related materials were first made available on the internet or mailed to stockholders on or about March 26, 2026.

2026 Annual Meeting Overview
Date and Time	May 7, 2026, at 9:00 a.m. Central Time
Virtual-Only Meeting	To allow as many stockholders as possible to participate, our meeting will be available virtually on the Internet at www.virtualshareholdermeeting.com/BTU2026.
Record Date	March 12, 2026
Voting
Stockholders of record as of the close of business on the record date are entitled to vote. Each share of Common Stock of Peabody (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Stock Outstanding on Record Date	121,834,029 shares of Common Stock
ROADMAP OF VOTING MATTERS
Stockholders are being asked to vote on the following matters at the 2026 Annual Meeting:

Proposal	Board Recommendation	More Information
1.Election of directors	FOR each Nominee	Page 8
2.Advisory approval of Peabody’s named executive officers’ compensation	FOR	Page 62
3.Approval of the Peabody Energy Corporation 2026 Incentive Plan	FOR	Page 63
4.Ratification of the appointment of Ernst & Young LLP as Peabody’s independent registered public accounting firm for the fiscal year ending December 31, 2026	FOR	Page 72

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GOVERNANCE HIGHLIGHTS
We are committed to good corporate governance, which we believe promotes the long-term interests of stockholders. The Corporate Governance section beginning on page 24 describes our governance framework, which includes the following highlights:

Governance Highlights

Board Practices	Stockholder Matters
☑ Non-Executive Chair	☑ Active and Ongoing Stockholder Outreach
☑ 9 of 10 Current Directors are Independent	☑ Annual “Say-on-Pay” Advisory Vote
☑ Regular Executive Session of Independent Directors	☑ Proxy Access Rights
☑ Annual Election of All Directors	☑ Stockholder Right to Call Special Meetings
☑ Annual Board and Committee Evaluations
☑ Structured Process for Board’s Risk Oversight	Other Best Practices
☑ Majority Voting in Director Elections	☑ Robust Stock Ownership Requirements
☑ Limits on Outside Board Service	☑ Strong Insider Trading Policy and Training
☑ Diverse Backgrounds and Expertise of Directors	☑ Prohibition on Hedging and Pledging Stock
☑ Periodic Assessment of Board Composition and Need for Board Refreshment	☑ Formal CEO and Board Succession Planning Processes

APPROACH TO SUSTAINABILITY, HUMAN CAPITAL AND GOVERNANCE
We recognize that the long-term success of our Company depends on our ability to generate cash flows while managing the diverse risks facing the company. We take a holistic approach to identifying and managing these risks, focusing on supporting our customers' and other stakeholders' goals to generate value for our stockholders.
Our Board has ultimate oversight for how the company identifies and addresses risks, including risks relating to sustainability, human capital and governance. As a fundamental component of our business strategy, we focus on identifying, managing and mitigating risk. Our Nominating and Corporate Governance Committee, Compensation Committee and Health, Safety, Security and Environmental Committee provide input to the entire Board on certain aspects of these risks. The executive leadership team and senior management execute the strategy and supporting programs, and our global workforce turns these programs into on-the-ground practices that yield meaningful outcomes for our business.
We believe our executive compensation program is consistent with best practices, aligns management's interests with those of stockholders and drives performance through objective, measurable sustainability and safety metrics.
Additional information regarding our approach to and progress on risks associated with sustainability, human capital, governance and other issues can be found within our annual Sustainability Report available at https://www.peabodyenergy.com/Peabody/media/MediaLibrary/2026_Peabody_Sustainability_Report.pdf. Our annual Sustainability Report is reviewed by Peabody’s Board of Directors and executive leadership team. Our website and our Sustainability Report are not incorporated by reference and should not be considered part of this proxy statement.
Governance: From our offices in St. Louis and Brisbane, to our mines across the U.S. and Australia, Peabody is committed to safety, sustainability and integrity. The governing principles that guide our Board enable the operational excellence, focused engagement and financial strength to meet these values.
Integrity is embedded in our corporate culture and facilitates ethical decision-making, allowing us to build trust among stakeholders and supporting stability within the business. These values are communicated in our Code of Business Conduct and Ethics and related anti-corruption policies, as well as to our suppliers through our Vendor Code of Conduct.

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These policies and procedures require compliance with local, state, federal, tribal and international laws and regulations, and are designed to promote the best interests of the enterprise and enhance our reputation as a world-class, responsible mining company. Our governance practices include, but are not limited to, an independent non-executive Board chair; a majority independent Board; independent Board committees; regular executive sessions of independent directors; annual election of all directors; annual Board and committee evaluations; a structured process for Board risk oversight; majority voting in director elections; limits on outside board service; diverse backgrounds and expertise of directors; a formalized succession planning process for both directors and the CEO; an annual “Say-on-Pay” advisory vote; proxy access rights; and robust stock ownership requirements for both directors and the executive leadership team.
Human Capital: Our human capital approach begins with the belief that people are at the core of Peabody's ability to deliver business results. At Peabody, our enduring success is built on the strength, dedication and expertise of our people. We are committed to our values: fostering a workplace that prioritizes safety, values people, upholds integrity, promotes leadership, pursues excellence, focuses on customers and champions sustainability.
Safety First. We are committed to maintaining a workplace that prioritizes the health and well-being of our employees. Our goal is to achieve and sustain zero harm through rigorous safety protocols, continuous training and a culture that empowers all employees to prioritize safety in every aspect of their work and to speak up as a change agent — including through our "Tell Peabody" line — to address potentially unsafe situations.
People-Centric Culture. Peabody cultivates a people-centric culture that values the backgrounds and experiences of our workforce and fosters an environment where every employee feels respected, heard and empowered to contribute those unique skills and perspectives. In order to attract and retain the best talent to our business, our policies and practices support diversity of thought, perspective, sexual orientation, gender, gender identity and expression, race, ethnicity, culture and professional experience, among others. The company’s programs are formalized in policy and practice and are embedded in our Equal Employment Opportunity policy and our Code of Business Conduct and Ethics.
Peabody acknowledges the significant risk to our business posed by challenges to accessing the talent necessary for our operations to succeed. We are working to address this risk in a number of ways:
•We continue to develop talent pipelines in high schools, trade schools and universities, including programs designed to recruit from groups historically underrepresented in our workforce.
•We are recruiting internationally for hard-to-fill technical roles and leveraging work visa arrangements between the United States and Australia.
•We are building on our previous success in recruiting military veterans to our business with targeted outreach.
Peabody strives to attract and retain the most talented people, and to provide development opportunities to help employees reach their full potential and to advance their careers. We invest in our employees through health and wellness programs, competitive total rewards packages and development opportunities. Peabody also recognizes the importance of leadership at every level of our organization. We provide leadership development programs — particularly for front-line leaders — to empower our employees to take on leadership roles, driving innovation and guiding the company towards sustained growth. We believe that training our leaders to be engaged and effective managers is the best way to support and develop our entire workforce, which in turn drives results for our stockholders.
Through our Employee Value Proposition, we seek our employees' feedback — including through surveys and focus groups — and commit to using this information to improve workplace engagement and satisfaction. We endeavor to engage with our organized workforce and foster strong relationships with those organizations built on trust and communication.
Peabody forges strong and respectful relationships with indigenous peoples wherever we operate based upon comprehensive engagement and communication frameworks established throughout the mining process. In addition, we offer philanthropic support to organizations that our people and communities support.

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Sustainability: Our approach to sustainability is grounded in our focus on responsible coal mining, with leading stewardship practices, while creating value for our stockholders. Before any mining activity begins, we complete comprehensive baseline studies. We consider local ecosystems, geology, surface water, groundwater, land uses and other relevant resources to support detailed assessments. These inform our mine plans and mitigation measures to reduce potential impacts from our operations. At the center of our strategy is a focus on sustainable mining and industry-leading practices to make the most efficient use of natural resources. This includes a focus on progressive land reclamation to lessen surface disturbance; initiatives to reduce greenhouse gas intensity and energy consumption; water conservation and stewardship and advancing recycling and waste management programs.
Peabody will continue to balance a growing demand for energy and steel with initiatives to reduce green house gas (GHG) emissions that mitigate risk, align with our customers’ commitments and meet our regulatory obligations. Our approach both supports global efforts to reduce emissions and is aligned with our business strategy to reduce cost and regulatory risk, create new opportunities for revenue and deliver further value to our stockholders.

Increasing global demand for electricity and steel offer us opportunities to collaborate and innovate with our customers, where our thermal and steelmaking coal products are key to the expansion of power generation and infrastructure for the future. Our pursuit of this future will balance our ability to support reliable, affordable and secure energy and steel production with our ability to mitigate regulatory risk and create value through emission management and reduction.

As one part of the energy and steelmaking value streams, Peabody is working to reduce our GHG emissions to better align with the goals of our customers. We commit to establish and report out in our annual Sustainability Report on specific, measurable short-term targets that will move us along this path, while supporting the technology and innovation necessary for long-term success, including carbon capture, waste coal mine gas utilization and carbon offset frameworks. As part of our incremental efforts, we have established a target of reducing our Scope 1 and 2 emissions by 20%, from a 2023 baseline, by 2030. This target builds upon the Company's 15% reduction in Scope 1 and 2 emissions from 2018-2023.
United Nations Global Compact
Peabody is a signatory to the United Nations Global Compact, the world’s largest global corporate sustainability initiative. The UN Global Compact provides a universal framework for sustainability in the areas of human rights, labor, environment and anti-corruption. We endeavor to incorporate the UN Global Compact and its principles in our strategy, culture and operations. We support the Ten Principles of the UN Global Compact in the areas of human rights, labor, environment and anti-corruption through collaborative projects that advance the broader development goals of the United Nations and are in line with our mission and values. We will continue to outline our actions and efforts to integrate the UN Global Compact and its principles into our business strategy, culture and operations in our annual Communication on Progress.

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DIRECTOR NOMINEES

Bob Malone

Chair of the Board

Director Since 2009

Executive Chairman, President and Chief Executive Officer of First Sonora Bancshares, Inc., and Chairman, President and Chief Executive Officer of the First National Bank of Sonora, Texas

Other Public Company Boards: 2

M. Katherine Banks

Director Since 2023

Former President of Texas A&M University (Retired)

Other Public Company Boards: 1

Andrea E. Bertone

Director Since 2019

Former President of Duke Energy International, LLC (Retired)

Other Public Company Boards: 2

William H. Champion

Director Since 2020

Former Principal of Gladiator Mining Group (Retired) and Former Managing Director, Rio Tinto Coal Australia (Retired)

Other Public Company Boards: 1

Nicholas J. Chirekos

Director Since 2017

Former Managing Director, North America Head of Mining, J.P. Morgan Securities, Inc. (Retired)

Other Public Company Boards: 1

Stephen E. Gorman

Director Since 2017

Former Chief Executive Officer of Air Methods Corporation (Retired)

Other Public Company Boards: 1

James C. Grech

Director Since 2021

President and Chief Executive Officer of Peabody

Other Public Company Boards: 0

Georganne M. Hodges

Director Since 2025

Former Executive Vice President and Chief Financial Officer of Motiva Enterprises

Other Public Company Boards: 2

Joe W. Laymon

Director Since 2017

Former Vice President, Human Resources and Corporate Services for Chevron Corporation (Retired)

Other Public Company Boards: 1

Clayton D. Walker

Director Since 2025

Former Chief Operating Officer, Rio Tinto Copper

Other Public Company Boards: 0

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EXECUTIVE COMPENSATION HIGHLIGHTS
Peabody’s 2025 executive compensation program included several features designed to demonstrate our pay-for-performance approach to executive compensation, which we have developed through continued engagement and feedback from our stockholders. This approach aligns with Peabody’s business strategy and is intended to motivate and reward our leaders for long-term performance and enhanced company value. We believe the design of our 2025 executive compensation program aligns with stockholders' interest due to the emphasis on Adjusted EBITDA, Free Cash Flow, cost, volume, and a Relative Total Shareholder Return (rTSR) modifier.
The 2025 executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”) is summarized in the following table:

Key 2025 Executive Compensation Elements

Pay Element			Performance Metric(s)(1)	Weight	Rationale	Details
Base Salary			Fixed cash compensation	-	Attracts and retains high-performing executives by providing market-competitive base pay	Pg. 35

Short-Term Incentive Program ("STIP")			Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") (2)	40%	Most common metric utilized by Investors to evaluate performance; measures impact of cost saving programs and operational earnings across the global platform	Pg. 35	PERFORMANCE BASED
			Clean Cash Cost (2) per Ton measured at the segment level (10% for each segment) (3)	40%	Key performance indicator that is discussed with employees (participants in the plan) and stockholders; De-emphasizes pricing impact on Adjusted EBITDA and emphasizes operational performance more within the control of participants
		Safety	Global Total Recordable Incident Frequency Rate ("TRIFR")	10%	Peabody's first value and leading measure of operational excellence and an industry imperative
			Safety & Sustainability Management System (MS)	10%	Incentivizes commitment to the "Safety, A Way of Life" culture embraced at Peabody

Long-Term Incentive Program ("LTIP")(4)	Performance Share Units (50%)(5)		Free Cash Flow ("FCF") - LTIP(2)	40%	Incorporates earnings, capital expenditures, interest, taxes and working capital, which drives performance to maximize returns and deliver value to stockholders	Pg. 38
			Tons Produced measured at the reportable segment level (10% for each reportable segment)(3)	40%	De-emphasizes pricing impact on Free Cash Flow and emphasizes operational performance more within participant’s control
			2-Year Average Environmental Reclamation	20%	Encourages a commitment to reclamation and reduction of mining footprint by incentivizing highly responsible environmental stewardship
			3-Year Relative Total Shareholder Return ("rTSR")	+/- 25% (modifier)	Compares management's performance with respect to maximizing long-term stock price appreciation and return of capital to stockholders by modifying management's award if the Company's performance finishes in the top or bottom quartile compared to industry peers

	Service-Based Cash (25%)		Time-based cash award	-	Reduces risk in program caused by significant stock price volatility and adds a retention element

	Restricted Stock Units (25%)		Time-based equity award	-	Long-term incentive equity compensation earned over time. Restricted stock units (RSUs) generally vest ratably over a three-year vesting period
__________________________________________________________________________
1The performance metrics applicable to NEO awards are explained below under “Compensation Discussion and Analysis.”
2Adjusted EBITDA, Clean Cash Cost and Free Cash Flow - LTIP are not recognized terms under GAAP. These measures are defined and reconciled to the nearest GAAP measure in Appendix B to this proxy statement.
3The four reportable segments are: Seaborne Thermal, Seaborne Metallurgical, Powder River Basin and Other U.S. Thermal
4The time-based awards generally vest ratably over a three-year period. Performance awards have a 2-year performance period with an additional year of vesting required. Payout of these awards will be made after year 3, dependent on achievement of the Company's performance goals, as well as the Company's 3-year rTSR performance to a rTSR peer group described on page 40.
5Half of earned performance share units will be settled in cash and half will be settled in stock.

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BOARD RESPONSIVENESS TO STOCKHOLDERS
Stockholder Outreach
Peabody engaged in open and constructive dialogue with its stockholders throughout 2025 and into 2026. During this time, Peabody reached out to 71 institutional stockholders, representing about 94% of total shares outstanding as of December 31, 2025 to solicit feedback on Peabody’s strategy, compensation programs and other matters.
Matters Discussed
In addition to Say-on-Pay matters, members of the Peabody team discussed Peabody’s strategy and value proposition; fundamental drivers of the long-term success of the business; Peabody’s holistic approach to risk identification and mitigation, including sustainability; and Board composition and operations, among other items.
Program Structure
Based on the discussions described above, stockholders did not identify any concerns regarding Peabody’s compensation programs. Given this, we believe that the 2025 compensation program remains properly aligned with stockholder feedback.
SUMMARY OF CERTAIN EXECUTIVE COMPENSATION PRACTICES
The table below highlights our current executive compensation practices, including practices we have implemented because we believe they drive performance, and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

Executive Compensation Practices

What We Do
☑	We Do have a pay-for-performance philosophy, which ties compensation to the creation of stockholder value
☑	We Do use multiple performance metrics for STIP and LTIP awards
☑	We Do use competitive market information to inform compensation decisions
☑	We Do grant a majority of the CEO’s compensation in the form of performance-based awards
☑	We Do use an independent compensation consultant
☑	We Do have reasonable severance and change in control protections that require involuntary termination to trigger
☑	We Do have a clawback policy covering both cash and equity
☑	We Do have policies prohibiting hedging/pledging of Peabody’s stock
☑	We Do have robust stock ownership guidelines for our directors and NEOs
☑	We Do use objective, measurable sustainability and safety metrics

What We Don’t Do
☒	We Don’t allow discounting, reloading or repricing of stock options without stockholder approval
☒	We Don’t have “single trigger” vesting of outstanding equity-based awards based on a change in control
☒	We Don’t maintain compensation programs that encourage unreasonable risk-taking
☒	We Don’t have excessive perquisites
☒	We Don’t have transferability on equity awards
☒	We Don't utilize spring-loaded awards
QUESTIONS AND ANSWERS
Please see the Questions and Answers section in Appendix A beginning on page A-1 for important information about the Proxy Statement, the 2026 Annual Meeting, the proposals and voting. Additional questions may be directed to the Corporate Secretary at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 prior to August 1, 2026 or at 1245 J.J. Kelley Memorial Drive, Des Peres, Missouri 63131 after August 1, 2026, or by calling (314) 342-3400.

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PROPOSAL 1 – ELECTION OF DIRECTORS
The Board has nominated M. Katherine Banks, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, James C. Grech, Georganne M. Hodges, Joe W. Laymon, Bob Malone and Clayton D. Walker for election as directors, each to serve for a term of one year or until his or her successor is duly elected and qualified. None of the Board's director nominations is required under any contractual arrangement. Each nominee is currently serving as a director and has consented to serve for the new term, and each nominee was previously elected to serve for a one-year term at our 2025 Annual Meeting of Stockholders (the "2025 Annual Meeting"), except for Georganne M. Hodges and Clayton D. Walker, who were appointed to the Board in November 2025. Should any of the nominees become unavailable for election, your proxy authorizes each of Stephen E. Gorman and/or Scott T. Jarboe to vote for such other person, if any, as the Board may recommend.
Overview of Director Election Process
Pursuant to the Amended and Restated By-laws (“by-laws”), the Board shall consist of at least three members and no more than 15, and may be fixed from time to time by a resolution adopted by the Board or by the stockholders. The Board currently consists of ten members. Directors need not be stockholders at the time of nomination but are subject to certain share ownership requirements, as described below.
Each director to be elected by stockholders shall be elected by the vote of a majority of the stockholders, except that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes. There is no cumulative voting in the election of directors. Directors may be removed, with or without cause, by a majority vote of our voting stock.
All directors will be in one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. Each of our current directors is subject to re-election at our 2026 Annual Meeting.
The Board recommends that you vote “FOR” the director nominees named below.

M. Katherine Banks

Age 66 | Director since 2023 | Independent
Committees: Audit and Health, Safety, Security & Environmental

Dr. M. Katherine Banks has over 40 years of experience in engineering, technology and academia. Dr. Banks served as President of Texas A&M University and Vice Chancellor of National Laboratories for the Texas A&M University System from June 2021 to July 2023. Prior to her appointment as President, she served as Vice Chancellor and Dean of Engineering at Texas A&M University from January 2012 to June 2021. She has held numerous leadership positions in engineering schools, including serving as Department Head of Civil Engineering at Purdue University. Dr. Banks is an Elected Fellow of the American Society of Civil Engineers and was elected to the National Academy of Engineering in 2014. Dr. Banks also currently serves as an independent director of Halliburton Company.

Dr. Banks brings to the Peabody Board deep experience in leading large organizations with diverse employee populations. The Board also values her technical expertise—particularly as it relates to environmental issues that the Board addresses—and experience leading interactions with Federal government agencies.

Dr. Banks holds a bachelor's degree in engineering from the University of Florida, a master's degree in engineering from the University of North Carolina, and a doctoral degree in civil and environmental engineering from Duke University.

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*Ages as of March 26, 2026

Director Selection and Evaluation Process
Current Board
Our current Board consists of our President and CEO, James C. Grech, and nine independent directors: Bob Malone (Chair), M. Katherine Banks, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, Georganne M. Hodges, Joe W. Laymon and Clayton D. Walker. All of our current Board members were elected to serve for a one-year term at the 2025 Annual Meeting, except for Georganne M. Hodges and Clayton D. Walker, who were appointed to the Board in November 2025.
Overview of Director Nominating Process
The Board believes one of its primary goals is to advise management on strategy and to monitor and provide oversight of its performance. The Board also believes the best way to accomplish this goal is by choosing directors who possess a diversity of experience, knowledge and skills that are particularly relevant and helpful to us. As such, current Board members and director nominees possess a wide array of skills and experience in the coal industry, related energy industries and other important areas, including engineering, finance and accounting, operations and environmental affairs, international affairs, governmental affairs and administration, public policy, corporate governance, board service and executive management. When evaluating potential members, the Board seeks to enlist the services of candidates who possess high ethical standards and a combination of skills and experience which the Board determines are the most appropriate to meet its objectives. The Board believes all candidates should be committed to creating value over the long term and to serving our best interests and the best interests of our stockholders.
The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending qualified candidates for election to the Board. The Nominating and Corporate Governance Committee will consider director candidates submitted by stockholders in accordance with the process outlined below.
Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 prior to August 1, 2026 or at 1245 J.J. Kelley Memorial Drive, Des Peres, Missouri 63131 after August 1, 2026:

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–Stockholder’s name, number of shares owned, length of period held and proof of ownership;
–Candidate’s name, age and address;
–A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);
–A supporting statement that describes the candidate’s reasons for seeking election to the Board and documents the candidate’s ability to satisfy the director qualifications criteria described above;
–A description of any arrangements or understandings between the stockholder and the candidate; and
–A signed statement from the candidate confirming his/her willingness to serve on the Board, if elected.
Stockholders may submit potential director candidates for consideration at any time in accordance with these procedures. The Nominating and Corporate Governance Committee will consider such candidates if a vacancy arises or if the Board decides to expand its membership, and at such other times as the Nominating and Corporate Governance Committee deems necessary or appropriate. The proxy access provisions of our by-laws permit eligible stockholders to include stockholder-nominated director candidates in our proxy materials for annual meetings of stockholders. Separate procedures apply if a stockholder wishes to nominate a director candidate at the 2026 Annual Meeting. Those procedures are described below under the heading “Additional Information—Process for Stockholder Proposals and Director Nominations.”
Under its charter, the Nominating and Corporate Governance Committee must review with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, members and the Board as a whole. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes candidates should generally meet the criteria listed below under the heading “Director Qualifications.” The Nominating and Corporate Governance Committee will consider candidates submitted by a variety of sources, including stockholder nominees, when filling vacancies and/or expanding the Board and will evaluate each potential candidate’s educational background, employment history, outside commitments and other relevant factors to determine whether the candidate is potentially qualified to serve on the Board. Qualified stockholder nominees will be evaluated on the same basis as those submitted by Board members or other sources.
The Nominating and Corporate Governance Committee believes that its process for selecting directors will consistently produce highly qualified, independent Board members. However, the Committee may choose, from time to time, to use additional resources (including independent third-party search firms) after determining that such resources could enhance a particular director search.
Director Qualifications
Under its charter, the Nominating and Corporate Governance Committee reviews with the Board, at least annually, the requisite qualifications, independence, skills and characteristics of Board candidates, current Board members and the Board as a whole. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, the Nominating and Corporate Governance Committee believes that candidates should generally meet the following criteria:
•Broad experience and a successful track record at senior levels in business, government, education, technology, accounting, law, consulting and/or administration;
•The highest personal and professional ethics, integrity and values;
•Commitment to representing our long-term interests and those of all our stockholders;
•An inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;
•Expertise that is useful to us and complementary to the background and experience of other Board members; and
•Sufficient time to devote to Board and committee activities and to enhance their knowledge of our business, operations and industry, especially in light of other commitments and board appointments.

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The Board believes that all of our current directors meet these criteria. In addition, as outlined below, each director brings a strong and unique background and set of skills to the Board, giving the Board competence, experience and diversity in a wide variety of areas, including mining and related industries, end-user segments (energy/steel), mergers and acquisitions (“M&A”), finance and accounting, human capital and organizational health, restructuring, global operations, health, safety and environmental affairs, international, governmental affairs and administration, public policy, corporate governance, legal and regulatory, board service and executive management. We believe the Board as a whole and each of our directors individually possess the necessary qualifications and skills to effectively advise management on strategy, monitor our performance and serve the best interests of our stockholders. Further, as a result of the Nominating and Corporate Governance Committee's assessment process and through engagement with each director, the Board believes that each director does retain sufficient time in his or her schedule to devote to service on the Board.
The following table shows our directors’ specific skills, knowledge and experience—as self-reported by each director—that the Nominating and Corporate Governance Committee and Board relied upon when determining whether to nominate the individual for election. A particular nominee may possess other valuable skills, knowledge or experience even though they are not indicated below.

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Diversity
While the Board does not have a formal policy of considering diversity when evaluating director candidates, the Board does believe that its members should reflect diversity in perspectives and experiences, including in professional experience, cultural experience, gender and ethnic background. These factors, together with the director qualifications criteria noted above, are considered by the Nominating and Corporate Governance Committee in assessing potential new directors.
Board Evaluations
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for developing and administering an annual review process to evaluate the performance of the Board. This annual review process includes the annual solicitation of comments from all directors, after which the Nominating and Corporate Governance Committee reports to the Board with an assessment of the Board’s performance, which is discussed by the full Board. The Board has confirmed that each committee and the Board as a whole is functioning effectively.
Board Training and Development
From time to time, the Board members attend ongoing training and development sessions. Our directors are members of the National Association of Corporate Directors, and from time to time attend trainings provided through that and other organizations. Periodically, our directors participate in crisis management training sessions presented by the Company’s advisors. As part of the Company’s information security training program, our directors also participate in various cybersecurity awareness activities, including formal training and simulated phishing events.

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ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
Committee Overview
The table below shows the current chairs and membership of the Board and each standing Board committee and the number of Board and committee meetings held during 2025.
Committee Roles and Responsibilities
The specific roles and responsibilities of the Board’s Audit, Compensation, Nominating and Corporate Governance, Executive and Health, Safety, Security and Environmental Committees are delineated in written charters adopted by the Board for each committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Health, Safety, Security and Environmental Committees is independent in accordance with our Corporate Governance Guidelines, which applies the independence standards (the “Independence Standards”) included in the New York Stock Exchange (“NYSE”) Listed Company Manual and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Corporate Governance Guidelines and the charters of each of the Board’s committees are available on the “Governance Documents” page under the “Investor” section of our website at: www.peabodyenergy.com. As provided in their charters, each committee is authorized to engage or consult from time to time, as appropriate, at the Company's expense, with outside independent legal counsel or other experts or advisors it deems necessary, appropriate or advisable to discharge its duties.
All the members of the Audit Committee are independent under regulations adopted by the Securities and Exchange Commission (“SEC”), NYSE listing standards and the Independence Standards. The Board has determined that each member of the Audit Committee is financially literate under NYSE guidelines, and Mr. Chirekos and Ms. Hodges are audit committee financial experts pursuant to the criteria prescribed by the SEC. The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.
All the members of the Board's Compensation, Nominating and Corporate Governance and Health, Safety, Security and Environmental Committees are independent under NYSE listing standards and the Independence Standards.

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See the “Audit Committee Report” on page 68.

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The “Special Committee” is comprised of the independent members of the Board. It is responsible for decisions regarding the compensation of the CEO.
See “Compensation Discussion and Analysis” beginning on page 29 for more information. The Compensation Committee has the sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor to assist in the Compensation Committee’s evaluation of executive compensation, including the sole authority to approve fees for any such advisor. The Compensation Committee is also responsible for assessing the independence of any such advisor. The Committee may form and delegate authority to subcommittees where appropriate and may delegate certain grant authority to our officers under our 2017 Incentive Plan, subject to limitations under applicable law and the terms of the 2017 Incentive Plan.

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Executive Committee

2025 Meetings

1

2025 Members
Bob Malone (Chair)
Andrea E. Bertone
Nicholas J. Chirekos
Stephen E. Gorman
James C. Grech
Joe W. Laymon

Independent
Each member is independent except Mr. Grech

Roles and Responsibilities

The Executive Committee's primary roles and responsibilities include:

- Responsible for assuming Board responsibilities when the Board is not in session; and
- When the Board is not in session, the Executive Committee has the power and authority as delegated by the Board, except with respect to matters that may require Board or stockholder approval under applicable law, including:
    - Amending our certificate of incorporation and bylaws;
    - Adopting an agreement of merger or consolidation;
    - Recommending to stockholders the sale, lease or exchange of all or substantially all our property and assets;
    - Recommending to stockholders dissolution of Peabody or revocation of any dissolution;
    - Declaring a dividend;
    - Issuing stock;
    - Filling vacancies on the Board;
    - Appointing members of Board committees; and
    - Changing major lines of business.

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Director Attendance
The Board met 12 times in fiscal year 2025 due, in large part, to special meetings that were convened to evaluate various opportunities available to the Company. During fiscal year 2025, each incumbent director attended 75% or more of the aggregate number of meetings of the Board and their assigned committees during the period for which they served on the Board or such committees, and their average attendance was approximately 98%.
In accordance with Peabody's Corporate Governance Guidelines, the non-management directors meet in executive session at least quarterly. During fiscal year 2025, our non-management directors met in executive session 12 times. The Board Chair, Mr. Malone, chaired these executive sessions.
Under Board policy, each director is expected to attend our annual meetings of stockholders, subject to occasional excused absences due to illness or unavoidable conflicts. All of our directors then in office attended the 2025 Annual Meeting, and all of our director nominees are expected to attend the 2026 Annual Meeting.

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Board’s Role in Risk Oversight
The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole and through its committees, is responsible for the oversight of risk management.
In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board regularly reviews information regarding marketing, operations, safety performance, trading, finance, business development, cybersecurity function and strategy, employee safety, sustainability and human capital objectives, policies and performance as well as the risks associated with each. In light of the evolving artificial intelligence landscape, in the past year the Board requested and received special briefings on risks associated with these developing technologies. In addition, the Board holds strategic planning sessions with management to discuss our strategies, key challenges and risks and opportunities. The full Board receives reports on our enterprise risk management initiatives on at least an annual basis and oversees the process of identifying and mitigating our material risks.

The Board maintains direct oversight over cybersecurity risks. Peabody’s management is responsible for the day-to-day management of the risks the Company faces related to cybersecurity. Senior leadership, including Peabody’s Chief Information Officer, regularly briefs the Board on cybersecurity matters, and the Board is informed of cybersecurity incidents deemed to have a moderate or higher business impact, even if such incidents are determined to be immaterial, on an ongoing basis. While Peabody has experienced cybersecurity incidents in the past, to date none have materially affected the Company’s business strategy, results of operations or financial condition. Peabody continues to invest in the cybersecurity and resiliency of its networks and to enhance its internal controls and processes, which are designed to help protect its systems and infrastructure and the information they contain.

Peabody’s global cybersecurity department is responsible for overall cybersecurity strategy, policy, operations and cybersecurity incident response. As part of the Company’s information security training program, all employees and directors participate in annual cybersecurity awareness training, including formal training and simulated phishing events. We maintain an updated cybersecurity policy and incident response plan.
While the Board is ultimately responsible for risk oversight, Board committees have been allocated responsibility for specific aspects of risk oversight. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs and human capital matters. The Health, Safety, Security and Environmental Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks associated with our health, safety, security and environmental and sustainability objectives, policies and performance. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, political contributions and lobbying expenditures, succession planning for our directors and executive officers and corporate governance.
Board Independence
In accordance with our Corporate Governance Guidelines, a majority of our Board must be independent as defined by the NYSE listing standards and the Exchange Act. As required by the NYSE listing standards, the Board evaluates the independence of its members at least annually, and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one or more directors (such as in connection with a change in employment status or other significant status changes). This process is administered by the Nominating and Corporate Governance Committee, which consists entirely of directors who are independent under applicable NYSE rules. After carefully considering all relevant relationships, the

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Nominating and Corporate Governance Committee submits its recommendations regarding independence to the full Board, which then makes a determination with respect to each director.
The Board has determined that all of its current members, except for Mr. Grech, are independent. In making independence determinations, the Nominating and Corporate Governance Committee and the Board consider all relevant facts and circumstances, including (1) the nature of any relationships with us, (2) the significance of the relationship to us, the other organization and the individual director, (3) whether or not the relationship is solely a business relationship in the ordinary course of our and the other organization’s businesses and does not afford the director any special benefits and (4) any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. For purposes of this determination, the Board generally deems any relationships that have expired for more than three years to be immaterial. The Board also considered the relationships described below in “Review of Related Person Transactions.” The Audit Committee, Compensation Committee, Health, Safety, Security and Environmental Committee and Nominating and Corporate Governance Committee are each comprised entirely of independent directors.
Board Leadership Structure
Our Board leadership structure provides for strong oversight by independent directors. The Board is currently comprised of Mr. Grech and nine independent directors. All Board committees are chaired by and composed entirely of independent directors, except for the Executive Committee, of which Mr. Grech is a member.
Our by-laws and Corporate Governance Guidelines permit the roles of Chair and CEO to be filled by different individuals. In 2016, the Board elected Mr. Malone to the role of non-executive Chair of the Board of Peabody and continues to believe that separating the roles of Chair and CEO is in the best interest of our stockholders. The Board believes that the current structure provides many advantages to the effective operation of the Board and enhances the Board’s oversight of management.
As Chair, Mr. Malone’s duties are to:
•Manage the affairs of the Board;
•Preside at meetings of the Board, at executive sessions of the independent directors and at meetings of our stockholders;
•Call meetings of the Board and the independent directors of the Board;
•Organize the work of the Board, with assistance from Peabody’s CEO and Corporate Secretary, including to establish annual Board schedules and meeting agendas, to ensure the Board is provided with accurate and timely information and to consult with other directors concerning such matters;
•By standing invitation, attend meetings of those committees of the Board of which the Chair is not a listed member (in each case as a non-voting member);
•Facilitate effective communication among directors;
•Review and approve minutes of the meetings of the Board and stockholders;
•In conjunction with the Nominating and Corporate Governance Committee, ensure that processes governing the Board’s work are effective to enable the Board to exercise oversight and due diligence;
•Promote Board effectiveness by working with the Nominating and Corporate Governance Committee to: (1) plan Board and committee composition, Board recruitment, new director orientation, director education and Board succession planning; (2) coordinate the Board evaluation process and obtain director feedback; (3) review changes in the circumstances of existing directors, determine if directors’ other commitments conflict with their Board duties and review requests from the CEO to sit on the boards of other organizations; and (4) formulate governance policies and procedures that best serve the interests of Peabody and its stockholders;
•Coordinate periodic Board review of, and input regarding, management’s strategic plan for Peabody;
•With the assistance of the Compensation Committee, lead the annual Board performance evaluation of the CEO and communicate the results to the CEO;
•Lead the Board’s review of the succession plan for the CEO and other key executives;
•Facilitate communication between the directors and the CEO;
•Provide advice and counsel to the CEO, serve as an advisor to the CEO concerning the interests of the Board and the Board’s relationship with management and brief the CEO on issues and concerns arising from Board executive sessions;
•Facilitate the role of the Board in crisis management, where appropriate;
•If requested by the CEO or the Board, attend meetings or communicate with outside stakeholders; and

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•In consultation with the CEO, share Peabody’s views on policies or corporate matters with other boards and organizations when required.
As CEO, Mr. Grech has primary responsibility for the day-to-day operations of Peabody and provides leadership on our key strategic objectives.
Corporate Governance
Good corporate governance is a priority at Peabody. Our key governance practices are outlined in our Corporate Governance Guidelines, committee charters and Code of Business Conduct and Ethics. These documents can be found on our website (www.peabodyenergy.com) by clicking on “Investor,” then “Governance Documents.” Information on our website is not considered part of this Proxy Statement.
The Nominating and Corporate Governance Committee is responsible for reviewing the Corporate Governance Guidelines from time to time and reporting and making recommendations to the Board concerning corporate governance matters. Each year, the Nominating and Corporate Governance Committee, with the assistance of outside experts, reviews our corporate governance practices, not only to ensure that they comply with applicable laws and NYSE listing requirements, but also to ensure that they continue to reflect what the Nominating and Corporate Governance Committee believes are best practices and to promote our best interests and the best interests of our stockholders.
Director Service on Other Public Company Boards
As stated above, when reviewing qualifications, independence, skills and characteristics of Board candidates and nominees, the Nominating and Corporate Governance Committee examines, including through interactions with individual directors, whether such candidates or nominees have any material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.) which might adversely affect their performance as a director on the Board. Current directors are required to advise the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee prior to accepting an invitation to serve on another public company board.
It is the current view of the Board that no director should serve on more than four public company boards, including the Board. Except in extraordinary circumstances, and only after the Board has determined that such simultaneous service would not impair the ability of the director to serve effectively on Peabody’s Audit Committee, no member of Peabody’s Audit Committee shall serve simultaneously on the audit committee of more than two other public companies. For purposes of this guideline and as provided under NYSE rules, (i) service on the boards of multiple funds within a single fund complex shall be deemed as service on one public company board, and (ii) service on multiple audit committees within a single fund complex shall be deemed as service on one public company audit committee.
Majority Voting and Mandatory Director Resignation Policy
Our by-laws provide for majority voting in the election of directors. In the case of uncontested elections, in order to be elected, the number of shares voted in favor of a nominee must exceed 50% of the number of votes cast with respect to that nominee’s election at any meeting of stockholders for the election of directors at which a quorum is present. Votes cast include votes against or votes to withhold authority with respect to that nominee’s election, but exclude abstentions and broker non-votes.
If a nominee is an incumbent director and does not receive a majority of the votes cast with respect to the nominee’s election, such director is expected to promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept or reject the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the Nominating and Corporate Governance Committee’s recommendation, the Board will consider the factors considered by the Nominating and Corporate Governance Committee and such additional information and factors the Board deems to be relevant. Any director who tenders his or her resignation under our Corporate

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Governance Guidelines will not participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether to accept the tendered resignation.
In the case of contested elections, directors will be elected by a plurality of the votes of the shares present in person or by proxy and voting for nominees in the election of directors at any meeting of stockholders for the election of directors at which a quorum is present. For these purposes, a contested election is any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected.
Term Limits, Retirement Age and Board Refreshment
Pursuant to our Corporate Governance Guidelines, the Board has not established term limits for directors. While term limits facilitate Board refreshment, they can also result in the loss of experience and expertise that is critical to effective operation of the Board. Longer tenured directors can provide valuable insight into the Company and its operations. To ensure that the Board continues to evolve and benefit from fresh perspectives and ideas, the Nominating and Corporate Governance Committee evaluates qualifications and contributions of each incumbent director before recommending the nomination of such director for an additional term. As part of our ongoing Board refreshment process, we have welcomed three new independent directors to the Board since 2023 and our average Board tenure is 6.7 years.
Pursuant to our Corporate Governance Guidelines, a director who has reached the age of 75 should submit a letter of resignation to the Board to be effective upon acceptance by the Board. Such letters of resignation will be considered by the Board in consultation with the Nominating and Corporate Governance Committees upon receipt and, if applicable, annually thereafter. The Board believes this to be an efficient way to achieve Board refreshment while maintaining a consistent level of Board experience. In light of the proscribed retirement age, the Nominating and Corporate Governance Committee has begun actively planning for Board succession and transition.
Code of Business Conduct and Ethics
We have adopted a code of ethics, the “Code of Business Conduct and Ethics,” which can be found on our website (www.peabodyenergy.com) by clicking on “Investor” and then “Governance Documents.” The Code of Business Conduct and Ethics applies to all our directors, officers and salaried employees. Information on our website is not considered part of this Proxy Statement.
Succession Planning
Pursuant to the Corporate Governance Guidelines, our CEO provides the Board with an annual report on succession planning for all executive officers, other than the CEO, and related development recommendations. The report includes a short-term succession plan which delineates temporary delegation of authority in the event that the CEO or any other executive officer is unable to perform his or her duties. The Board maintains a regular succession planning process with respect to the CEO, which includes identifying potential candidates and progressing the development of internal talent. As James C. Grech, President and Chief Executive Officer of the Company, is approaching retirement eligibility, the Board has transitioned its ongoing succession planning efforts to conduct an active search to identify Mr. Grech’s successor.

Insider Trading Policy

The Board has adopted an insider trading policy governing the purchase, sale, and other disposition of Company securities that applies to all Peabody personnel, including directors, officers, employees, and consultants. The Company also follows procedures for the repurchase of its securities. We believe our insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Peabody. A copy of Peabody's insider trading policy was filed as Exhibit 19.1 to its Annual Report on Form 10-K for the year ended December 31, 2024.

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Director Compensation
The 2025 compensation of non-employee directors consisted of (a) cash compensation (annual Board retainers, committee retainers and per meeting fees for Board members in excess of 12 during any calendar year) and (b) equity compensation. Each of these components is described in more detail below. In setting director compensation, the Compensation Committee received input from F.W. Cook, its independent compensation consultant, and acted in compliance with the provisions of our 2017 Incentive Plan, which places a limit of $600,000 total on cash and equity compensation that may be awarded to each non-employee director in any calendar year. Any director who was also our employee received no compensation for serving as a director.
There were no changes to the non-employee director compensation program for 2025. Total Board compensation was $265,000. Each Board member had a choice between a pay mix of:
•$140,000 cash retainer / $125,000 equity retainer, or
•$132,500 cash retainer / $132,500 equity retainer
The following table summarizes the non-employee director compensation structure for 2025:

2025 Non-Employee Director Compensation Component	Amount
Annual Cash Retainer
Option 1	$140,000
Option 2	$132,500
Additional Committee Chair Cash Retainer
Audit Committee Chair	$30,000
Compensation Committee Chair	$20,000
Health, Safety, Security, and Environmental Committee Chair	$20,000
Nominating and Corporate Governance Committee Chair	$20,000
Additional Non-Executive Chairman Cash Retainer	$165,000
Annual Equity Award Value
Option 1	$125,000
Option 2	$132,500
In addition, a $1,500 Board meeting fee is paid for each meeting in excess of 12 in one year.
The 2025 equity award for our non-employee directors was comprised of deferred stock units (“DSUs”). The number of DSUs granted to each non-employee director in 2025 was determined by dividing $125,000 (or $132,500, if elected by the director) by the closing price per share of Peabody's Common Stock on the grant date (and rounding down to the nearest whole DSU). DSUs generally vest monthly over 12 months. However, the underlying shares are generally not distributed until the earlier of (1) three years after the grant date or (2) the director’s separation from service, depending on the director’s election.
In October 2025, the Board of Directors approved changes to the director equity program to simplify the program and better align it with market practices. These changes will take effect beginning with the 2026 annual equity grant and include the following:

•All director equity awards will be granted in the form of Restricted Stock Units (RSUs);
•RSU awards will vest on a one‑year cliff basis;
•Directors may elect to defer settlement of their RSUs until separation from Board service; and
•RSUs will be prorated in the event of a voluntary resignation

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Other Elements of Board Compensation
In addition to the compensation described above, we paid travel and accommodation expenses of our non-employee directors to attend meetings and other integral corporate functions. Non-employee directors could be accompanied by a spouse/partner when traveling on company business on a charter aircraft. In 2025, there was one instance where a non-employee director was accompanied by a spouse/partner, resulting in a de minimis perquisite and imputed income for the non-employee director. Non-employee directors also had the opportunity to participate in our political action committee charitable match program at the same level and based on the same guidelines applicable to our full-time employees.
The following table sets forth compensation for each director (other than Mr. Grech) who served on the Board in 2025:

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
M. Katherine Banks	150,500	124,995	—	275,495
Andrea E. Bertone*	164,500	124,995	—	289,495
William H. Champion	150,500	124,995	5,000	280,495
Nicholas J. Chirekos*	182,000	124,995	4,000	310,995
Stephen E. Gorman*	172,000	124,995	—	296,995
Georganne M. Hodges#	22,083	66,242	—	88,325
Joe W. Laymon*	172,000	124,995	5,000	301,995
Robert A. Malone^	317,000	124,995	5,000	446,995
Clayton D. Walker#	23,333	62,479	5,000	90,812
_________________________________
* Committee Chair
^ Non-Executive Chairman
# Ms. Hodges and Mr. Walker were appointed to the board on November 19, 2025.
(1)Fees Earned include the annual retainer and any committee chair or non-executive chair fees or retainers. In addition, a $1,500 Board meeting fee was paid for each meeting in excess of 12. Ms. Bertone received in 2025 total 2024 excess meeting fees of $4,500. Dr. Banks and Mr. Champion each received in 2025 total 2024 excess meeting fees of $10,500, and Mr. Chirekos, Mr. Gorman, Mr. Laymon and Mr. Malone each received in 2025 total 2024 excess meeting fees of $12,000.
(2)On May 9, 2025, each then-serving non-employee director was granted 8,747 DSUs at a grant date fair value of $14.29 per share. On November 19, 2025, Ms. Hodges received a prorated grant of 2,394 DSUs and Mr. Walker received a prorated grant of 2,258 DSUs at a grant date fair value of $27.67 per share. As of December 31, 2025, Mr. Chirekos had 39,207 stock awards outstanding, Mr. Malone had 53,222 stock awards outstanding, Dr. Banks had 17,073 stock awards outstanding, Ms. Bertone had 46,091 stock awards outstanding, Mr. Champion had 37,705 stock awards outstanding, Mr. Laymon had 54,278 stock awards outstanding, Mr. Gorman had 52,262 stock awards outstanding, Ms. Hodges had 2,400 stock awards outstanding, and Mr. Walker had 2,263 stock awards outstanding. All outstanding stock awards are inclusive of dividend equivalent units.
(3)All Other Compensation consists of political action committee contributions in accordance with our Political Action Committee program.
Non-Employee Director Share Ownership Requirements
Under our share ownership requirements for directors, each non-employee director is required to acquire and retain Common Stock having a value equal to at least $500,000. Directors are expected to achieve compliance with the guidelines within five years of Board appointment.
If at any time a non-employee director does not meet his or her ownership requirement, the director must retain (1) any Common Stock owned by the director (whether owned directly or indirectly) and (2) any net shares received as the result of the exercise, vesting or payment of any equity award until the ownership requirement is met, in each case unless otherwise approved in writing by the Compensation Committee. For this purpose, “net shares” means the shares of Common Stock that remain after shares are sold or withheld, as the case may be, to (1) pay the exercise price for a stock option award or (2) satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award.
Compliance with these requirements is evaluated as of December 31 of each year. The value of an individual’s share ownership as of such date is determined by multiplying the number of shares of our Common Stock or other eligible equity interests held by the individual by the closing price of our stock as of the business day immediately preceding the date of determination. As of December 31, 2025, each non-employee director was in

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compliance with these requirements except Mr. Walker and Ms. Hodges, who were appointed to the Board in November 2025, and are within the five-year period to achieve compliance with the guidelines.
For purposes of determining stock ownership levels, only the following forms of equity interests are included:
•stock owned directly (including stock or stock units held in any defined contribution plan or employee stock purchase plan and shares of restricted stock);
•stock held by immediate family members residing in the same household or through trusts for the benefit of the person or his or her immediate family members residing in the same household;
•unvested restricted stock or RSUs (provided that vesting is based solely on the passage of time and/or continued service with Peabody); and
•vested and undistributed DSUs.

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COMPENSATION DISCUSSION AND ANALYSIS
Dear Fellow Stockholder:
I am writing to you today on behalf of the entire Compensation Committee of Peabody’s Board of Directors. As members of the Compensation Committee, we take seriously our critical responsibility to ensure that Peabody’s executive compensation programs align with the interests of our stockholders and attract, retain and incentivize our executives to execute Peabody’s long-term business strategy.
Our executive compensation program continues to be grounded in a pay-for-performance approach, with rewards consisting of a combination of base salary, annual incentives and long-term incentives. Our program design balances performance orientation and retention, with 50% of our long-term incentive mix performance-based and 50% time-based. 75% of our long-term incentive mix is directly tied to our share price over the performance/vesting period. In addition to measuring our financial and operational results, we prioritize the safety of our operations by including two safety metrics in our short-term incentive plan and incentivize our executives to make progress towards our sustainability objectives by tying a portion of our long-term incentives to environmental reclamation at our mine sites.
In 2025, Peabody delivered another year of strong financial and operational performance. Based on 2025 business performance, the following outcomes were realized:
•128.4% overall achievement of the target value of the 2025 short-term incentive program was earned, based upon our strong 2025 financial and operational results.
A comprehensive review of incentive designs in 2023 led to several changes in 2024 (as discussed in last year’s proxy). No changes were made to the 2025 incentive design; however, the Committee continued its practice of reviewing the plan designs each year to ensure they were aligned to the following guiding principles:
•Stockholder Alignment
•Incentive metrics are chosen to drive stockholder value creation
•Equity is emphasized in the executive pay mix
•75% of the long-term incentive mix is tied to our share price
•LTI plan includes relative TSR modifier, comparing Peabody’s 3-year relative TSR performance to key global coal competitors
•Market Practice
•Pay levels and practices are annually benchmarked by the Committee’s independent compensation consultant
•Reduce Volatility
•Incentive programs balance financial and operational metrics
•Motivate Operational Performance
•Clean Cash Cost Per Ton and Tons Produced metrics are included in the short- and long-term incentive plans, respectively
On behalf of the Compensation Committee, I would like to thank you for your support. Our Committee remains committed to the ongoing evaluation of executive compensation programs to ensure alignment with the interests of our stockholders and support of our business strategy. Thank you.
Sincerely,
Joe Laymon
Compensation Committee Chair

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Overview
We believe Peabody’s 2025 executive compensation program demonstrated our commitment to a pay-for-performance philosophy and reflected the feedback we received from our continued engagement with our investors. This approach aligns with Peabody’s current business strategy and our stockholders' interests and is designed to motivate and reward our leaders for long-term performance and enhanced company value. We believe that our 2025 executive compensation program supported Peabody’s strategic objectives and was aligned with stockholder interests and the feedback provided by our owners during that engagement process.
2025 Named Executive Officers
This Compensation Discussion and Analysis (the “CD&A”) explains the elements of the compensation of Peabody’s NEOs and describes the objectives and principles underlying Peabody’s executive compensation program and decisions made in fiscal year 2025. For fiscal year 2025, our NEOs were:

Current Officers	Title
James C. Grech	President and Chief Executive Officer
Mark A. Spurbeck	Executive Vice President and Chief Financial Officer
Darren R. Yeates	Executive Vice President and Chief Operating Officer
Scott T. Jarboe	Chief Administrative Officer and Corporate Secretary
Patrick J. Forkin III	Executive Vice President Global Strategy & Peabody Development
Business Highlights for 2025
In 2025, Peabody delivered strong operational and financial performance, achieving record safety and environmental results, increasing volumes while maintaining cost discipline, advancing longwall development at the Centurion Mine, and taking meaningful steps to position the company for substantial long‑term stockholder value creation.
•Both U.S. and Australian operations achieved excellent total recordable injury frequency rates (TRIFR), generating a new record low global value of 0.71 recordable incidents per 200,000 hours worked and besting the previous record of 0.81 set in 2024.
•In 2025, graded land exceeded disturbed land by a ratio of 1.6 to 1.
•Full-year 2025 revenue totaled $3,862 million with Adjusted EBITDA of $455 million and operating cash flow from continuing operations of $336 million. Peabody’s full-year results met or exceeded original full-year guidance across seven of eight reportable segment volume and cost metrics.
•Supportive U.S. policy and market conditions — including higher natural gas prices and AI- and data-center-driven demand for dispatchable power — resulted in increased coal plant utilization and supported higher volumes across the U.S. thermal coal portfolio, led by 85 million tons from our Powder River Basin mines.
•Centurion progressed toward longwall operations and is expected to significantly enhance Peabody’s metallurgical coal platform with an average annual production of 4.7 million tons over a 25-year-plus mine life. The mine benefits from an expanded mine plan of 140 million tons in the coveted Goonyella Middle Seam.
•The company advanced projects relating to evaluation of rare earth elements and critical mineral potential, power generation from coal mine gas at Centurion, and development of 3 GW of renewable energy projects on former mined lands in the Midwest.
•The American Society of Reclamation Sciences recognized Peabody’s Monty Parke as the 2025 Reclamationist of the Year. Mr. Parke has 46 years of experience in mining, farming, and land reclamation, including more than two decades of innovative solutions in coal mine reclamation in Indiana and Illinois. The Reclamationist of the Year award recognizes individuals responsible for implementing innovative practices or designs for new reclamation strategies.
*Adjusted EBITDA is not a recognized term under GAAP. This measure is defined and reconciled to the nearest GAAP measure in Appendix B to this proxy statement.

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Response to Last Year’s Say-on-Pay Vote
At the 2025 Annual Meeting, we conducted a Say-on-Pay vote in which we received 92% support. The Compensation Committee considered the result of the 2025 Say-on-Pay vote in making compensation decisions after the 2025 Annual Meeting, but it did not make any changes to our compensation policies or practices that were specifically driven by the 2025 Say-on-Pay vote.
The Compensation Committee determined that the 2025 overall structure of the executive compensation program was grounded in a pay-for-performance approach, was aligned with current business realities, was designed to motivate and reward our leaders for long-term performance and enhanced company value and was aligned with our stockholders' interests.
2025 Executive Compensation Program Structure
Our 2025 executive compensation program reflected a combination of base salary, annual cash incentives and long-term incentives.
The graphs below display the 2025 target total direct compensation mix for our CEO and our other NEOs, as well as the portion that was performance-based. As shown in the graphs below, 52% of the CEO’s target total direct compensation was performance-based and 69% was variable, and, on average, 50% of the target total direct compensation for the other NEOs was performance-based and 64% was variable.

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Process for Determining 2025 NEO Compensation
Our executive compensation philosophy is comprised of the following core principles:
•Pay-for-performance;
•Short-term incentive plan (STIP) awards should be tied to the successful achievement of pre-established objectives that support our business strategy;
•Long-term incentives should provide opportunities for executives to earn equity and cash compensation if certain pre-established long-term objectives are successfully achieved; and
•Maintain strong alignment between our incentive plans and shareholder interests through the use of a relative TSR modifier.
Summarized below are roles and responsibilities of the parties that participated in the development of Peabody’s 2025 executive compensation program:
Committees
The Compensation Committee and, as it relates to the CEO, the independent members of the Board (the “Special Committee” and together with the Compensation Committee, the “Committees”), have responsibility for overseeing our executive compensation framework. The Committees, working with the Committees’ independent compensation advisor (discussed further below), other advisors and senior management, seek to align pay with performance and create incentives that reward safety, operational excellence and financial management, and that ultimately are designed to create stockholder value.
The Committees’ responsibilities include:
•developing our executive compensation philosophy;
•approving base salaries and STIP and LTIP programs and opportunities;
•assessing performance and approving earned incentives;
•approving LTIP grants, including performance goals and award terms; and
•approving severance programs and executive participation.
In making compensation decisions for 2025, the Committees reviewed the total compensation opportunity for each of our NEOs and determined base salaries and incentive targets, taking into consideration:
•the breadth, scope, complexity and criticality of each NEO’s role;
•competitive market information;
•internal roles of similar responsibilities, experience and organizational impact;
•current compensation levels; and
•individual performance.
The Committees did not use a predetermined formula to make overall decisions but generally considered all of the above factors.
Management
For 2025, in relation to compensation, the role of the CEO was to review the performance of the other NEOs and make recommendations to the Committees on base salary, STIP and LTIP opportunities for the other NEOs. The CEO is not present during deliberations or voting with respect to his own compensation.
Independent Compensation Consultants
The Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor only after taking into consideration all factors relevant to that person’s independence from management, and is directly responsible for the appointment, compensation arrangements and oversight of the work of any such person. Under this authority, for 2025 the Compensation Committee engaged an independent compensation consultant, F.W. Cook, after assessing its independence. The company engages the Compensation Committee’s independent consultant solely at the direction of the Committee and its work in support of the Compensation Committee did not raise any conflicts of interest or independence concerns. F.W. Cook in general provided the Committees with competitive market information, assistance on

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evaluation of the peer group composition, input to incentive program design and information on compensation trends. The Compensation Committee conducts an annual review of the performance of F.W. Cook.
Competitive Market Information
Talent for senior-level management positions and key roles in the organization can be acquired across a broad spectrum of companies. As such, we utilized competitive market compensation information for 2025:
•as an input in developing base salary levels, STIP targets and LTIP award ranges;
•to evaluate the form and mix of equity awarded to NEOs;
•to assess the competitiveness of total direct compensation opportunities for NEOs;
•to evaluate share utilization by reviewing overhang levels and annual run rates;
•to evaluate share ownership guidelines;
•to validate whether our executive compensation program was aligned with our performance; and
•as an input in designing compensation plans, benefits and perquisite programs.
This competitive market information comes from both compensation surveys and a group of companies of similar size and/or complexity as us (the “Compensation Peer Group”), described in more detail in the following section. The survey data provided a significant sample size, included information for management positions below senior executives and included other industries from which we might recruit for executive positions. The primary survey source was the Willis Towers Watson Executive Database. We did not select the constituent companies comprising this survey group, and the component companies’ identities were not a material factor in the applicable compensation analysis.
As stated above, while the Committees examined competitive market information from this survey and the Compensation Peer Group, competitive market information was not the sole factor in its decision-making process.
Compensation Peer Group

In determining the composition of the Compensation Peer Group for 2025, our Compensation Committee considered companies that were:
•direct business competitors;
•labor market competitors;
•in a similar industry (for example, coal and consumable fuels, mining and metals, energy and other companies subject to similar economic opportunities and challenges); and
•of a similar scale (with revenue and total assets generally within 1/3-times to 3-times the size of our company).
The table to the right illustrates the peer group developed as a result of this analysis and the table below shows Peabody's positioning relative to the compensation peer group.
To better align Peabody's scale to the median of the peer group, the following changes were made for 2025:
•Cleveland Cliffs was removed from the peer group
•Carpenter Technology was added to the peer group
•Following the merger of Arch Resources, Inc. and CONSOL Energy Inc., Core Natural Resources, Inc. (the surviving company from the merger) was added to the compensation peer group to replace both of the merged companies.

2025 Compensation Peer Group (16)
ATI Inc.
Agnico Eagle Mines Limited
Alpha Metallurgical Resources, Inc.
Antero Resources Corporation
APA Corporation
Arch Resources, Inc.
B2Gold Corp.
Carpenter Technology
Commercial Metals Company
Compass Minerals International, Inc.
CONSOL Energy Inc.
CVR Energy, Inc.
SM Energy Company
Southwestern Energy Company
Teck Resources Limited
Warrior Met Coal, Inc.

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Peabody's Positioning Relative to Compensation Peer Group[1]

25th Percentile
Median
75th Percentile
BTU: $3,962
Revenue
($ in millions)
$2,604
$4,154
$7,470
BTU: $426
EBITDA
($ in millions)
$530
$831
$2,063
BTU: $5,744
Total Assets
($ in millions)
$3,550
$5,944
$11,995

(1) Data is reflected as of the most recently reported four quarters at December 31, 2025 from S&P's Capital IQ, specifically the last quarter of 2024 and the first three quarters of 2025; includes adjustments that may differ from GAAP reporting or company-reported data made by Capital IQ.

2025 NEO Compensation Determinations and Outcomes
Our total target direct compensation for each NEO as of December 31, 2025 was as follows:
2025 Target Total Direct Compensation for NEOs

		Short-term Incentive Plan			Long-term Incentive Plan
Name	Annual Base Salary	STIP (%)	STIP ($)	Target TCC ($)	PSUs(2) ($)	RSUs ($)	RCUs ($)	Total Target LTIP ($)	Target TDC ($)
James C. Grech	$1,100,000	130%	$1,430,000	$2,530,000	$2,425,000	$1,212,500	$1,212,500	$4,850,000	$7,380,000
Mark A. Spurbeck	$700,000	100%	$700,000	$1,400,000	$850,000	$425,000	$425,000	$1,700,000	$3,100,000
Darren R. Yeates(1)	$798,736	100%	$798,736	$1,597,472	$1,155,000	$577,500	$577,500	$2,310,000	$3,907,472
Scott T. Jarboe	$575,000	95%	$546,250	$1,121,250	$700,000	$350,000	$350,000	$1,400,000	$2,521,250
Patrick J. Forkin III	$468,000	95%	$444,600	$912,600	$500,000	$250,000	$250,000	$1,000,000	$1,912,600
_________________________________
(1)Mr. Yeates is an Australian employee and his salary is paid in Australian Dollars (AUD). U.S. Dollar (USD) amounts in this Proxy Statement with respect to Mr. Yeates have been converted from AUD at a rate of 0.6693 USD to one AUD. The exchange rate represents the December 31, 2025 rate provided by the Reserve Bank of Australia.
(2)Half of the PSU award will be settled in shares, and half will be cash-settled.
The following discussion provides details of our executive compensation program determinations and outcomes for each of our NEOs during 2025.

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Base Salaries
In general, we pay base salaries to the NEOs to provide them with a level of fixed income for their service to Peabody. The following table shows the base salary adjustments that were made to the NEOs during 2025. Mr. Grech’s 2025 adjustment represents his first base salary increase since his appointment as CEO in 2021.

Named Executive Officer	Base Salary as of December 31, 2024	Base Salary as of December 31, 2025	Overall % Change in 2025
James C. Grech	$1,000,000	$1,100,000	10.0%
Mark A. Spurbeck	$650,000	$700,000	7.7%
Darren R. Yeates(1)	$703,607	$798,736	13.5%
Scott T. Jarboe	$550,000	$575,000	4.5%
Patrick J. Forkin III	$450,000	$468,000	4.0%
_________________________________
(1)Mr. Yeates is an Australian employee, and his salary is paid in Australian Dollars (“AUD”). U.S. Dollar (“USD”) amounts in this Proxy Statement with respect to Mr. Yeates have been converted from AUD at a rate of 0.6693 USD per AUD, which represents the December 31, 2025 exchange rate published by the Reserve Bank of Australia. For 2025, the Compensation Committee approved a 4% increase to Mr. Yeates’ base salary. As disclosed in last year’s proxy, under the terms of his employment agreement, entered into on December 27, 2024, the FX rate applied to his base salary is recalculated annually. Approximately 9% of the reported 13.5% year‑over‑year increase is attributable to this annual FX rate recalculation, with the remainder reflecting his approved 4% base salary adjustment.
Short-Term Incentive Program
The STIP is designed to reward company performance while encouraging management to continue to improve upon our excellent safety record. A comprehensive review of incentive designs in 2023 led to several changes in 2024 (as discussed in last year’s proxy). No changes were made to the 2025 short-term incentive design; however, the Committee continued its practice of reviewing the plan designs each year to ensure they are aligned to the following guiding principles:
•Stockholder Alignment — Enhance alignment between executive and stockholder outcomes, consistent with our pay-for-performance approach
•Market Practice – Maintain alignment with market practices, particularly among similarly situated mining companies
•Reduce Volatility – Limit the impact of pricing volatility on incentive outcomes
•Motivate Operational Performance – Drive operational excellence by isolating its incentive outcomes from the impact of pricing volatility
These principles remain central to the STIP design for 2025, ensuring that incentive opportunities support achievement of key financial and operational objectives while promoting safety and sustainability.

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The table below provides the definitions for and the purposes of the 2025 STIP performance metrics, which applied to the executive officers and certain other participants in the 2025 STIP.

Metric	Definition	Purpose
Adjusted EBITDA - STIP	This metric is based on Adjusted EBITDA of our consolidated enterprise.	•Drives management to maximize Adjusted EBITDA, the primary metric used by our stockholders to measure our reportable segments' operating performance.
Clean Cash Cost per Ton Measured at the reportable segment level –Seaborne Thermal –Seaborne Metallurgical –Powder River Basin –Other U.S. Thermal	This metric is based on total cash costs before coal hauling and loading, royalties and other sales related expenses divided by tons sold on a short ton basis measured at the segment level.	•Drives management to maximize operational performance by managing controllable costs. •Measures operational performance by isolating its impact on Adjusted EBITDA from coal pricing volatility.
TRIFR
The number of injuries that result in medical treatment, restricted work or lost time, divided by the number of hours worked (includes employees, contractors, and visitors), multiplied by 200,000 hours.
•Safety is a value that is integrated into our business and is a leading measure of operational excellence and a critical culture and industry imperative.
Safety & Sustainability MS Conformance
Safety & Sustainability MS sets the expectations relating to safety and health for the organization. Safety & Sustainability MS aligns with CORESafetyTM (a National Mining Association framework) and is centered on three key areas of leadership and organization, risk management and assurance. Embedded in this framework is a requirement to audit conformance.

The 2025 STIP awards were designed so that no 2025 STIP award could exceed $5,000,000.

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Summarized in the table below are the following: the weights for each 2025 STIP performance metric; threshold, target and maximum performance expectations; actual results; and the achievement percentage for each performance metric. The 2025 Adjusted EBITDA target of $472 million is lower than 2024 results primarily due to weaker market conditions.

2025 Short-Term Incentive Plan Results

Performance Metric	Weight	Actual	Threshold (50%)	Target (100%)	Maximum (200%)	Achievement
Adjusted EBITDA ($ in millions)	40%	$455	$330	$472	$614	94.0%
Clean Cash Cost per ton						
Seaborne Thermal	10%	$32.13	$38.38	$34.89	$31.40	179.1%
Seaborne Metallurgical	10%	$86.06	$100.88	$91.71	$82.54	161.6%
Powder River Basin	10%	$8.20	$9.50	$8.64	$7.78	151.2%
Other U.S. Thermal	10%	$44.31	$44.79	$40.72	$36.65	55.9%
Safety TRIFR	10%	0.71	1.34	1.03	0.72	200.0%
Safety & Sustainability MS	10%	Target Conformance	Not more than two (2) major non-conformances (90%)	Not more than one (1) major non-conformance (95%)	Full conformance with all Safety & Sustainability MS elements and approved standards (100%)	160.0%

Total Weighted Achievement 128.4%

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2025 Short-Term Incentive Payments

Name	December 31, 2025 Base Salary ($)	Target Opportunity as a % of Base Salary	2025 STIP Earned as a % of Target(2)	2025 STIP Earned ($)
James C. Grech	1,100,000	130%	128.4%	1,835,853
Mark A. Spurbeck	700,000	100%	128.4%	898,669
Darren R. Yeates (1)	798,736	100%	128.4%	1,025,428
Scott. T. Jarboe	575,000	95%	128.4%	701,283
Patrick J. Forkin III	468,000	95%	128.4%	552,759
_________________________________
(1)Mr. Yeates is an Australian employee and his salary and bonus are paid in Australian Dollars (AUD). U.S. Dollar (USD) amounts in this Proxy Statement with respect to Mr. Yeates have been converted from AUD at a rate of 0.6693 USD to one AUD. The exchange rate represents the December 31, 2025 rate provided by the Reserve Bank of Australia.
(2)Actual 2025 STIP earned is based on a total weighted achievement of 128.4%. The actual STIP earned as a percent of target has been rounded to the nearest tenth in this table; however, the payment is calculated using the total weighted achievement of 128.38%.
Long-Term Incentive Program
The LTIP is designed to reward sustained company performance while also incentivizing management to meet the company's commitment to environmental reclamation. A comprehensive review of incentive designs in 2023 led to several changes in 2024 (as discussed in last year’s proxy). No changes were made to the 2025 long-term incentive design; however, the Committee continued its practice of reviewing the plan designs each year to ensure they are aligned to the following guiding principles:
•Stockholder Alignment – Enhance alignment between executive and stockholder outcomes, consistent with our pay-for-performance approach
•Market Practice – Maintain alignment with market practices, particularly among similarly situated mining companies
•Reduce Volatility – Limit the impact of pricing volatility on incentive outcomes
•Motivate Operational Performance – Drive operational excellence by isolating its incentive outcomes from the impact of pricing volatility
These principles remain central to the long-term incentive design for 2025, ensuring that awards support long-term strategic objectives and our commitment to environmental reclamation.
The 2025 LTIP for the NEOs was 50% performance-based and 50% time-based (with half of the time-based awards comprised of RSUs and the other half restricted cash). The time-based awards generally vest ratably over a three-year period. Performance awards have a two‑year performance period and a three‑year TSR modifier. Payout of these awards will be made after year 3, dependent on achievement of performance goals and rTSR compared to peers. Target aggregate LTIP award values were established for the NEOs as shown in the table below.
2025 Target Value of Long-Term Incentive Awards

Name	Target Value of 2025 LTIP Award
James C. Grech	$4,850,000
Mark A. Spurbeck	$1,700,000
Darren R. Yeates	$2,310,000
Scott T. Jarboe	$1,400,000
Patrick J. Forkin III	$1,000,000

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Performance Awards were granted to the NEOs for a performance period beginning on January 1, 2025, and ending December 31, 2026, with an additional year of the rTSR performance period required after December 31, 2026. Performance awards vest at the end of the three-year period, or December 31, 2027. Half of earned performance share units will be settled in cash and half will be settled in stock.The LTIP includes Performance Awards to maintain strong alignment with Company performance. Given industry volatility and the challenge of setting meaningful three‑year goals, the Compensation Committee approved a two‑year performance period with an additional one‑year vesting tail, ensuring no awards vest before three years while still enabling rigorous goal‑setting. The program’s three‑year relative TSR modifier further reinforces long‑term shareholder alignment and reflects market best practice.
Given business conditions and the critical need to retain key talent, the Company added a stretch incentive to the 2025 RSU awards. The stretch feature supports both retention and performance by providing above‑target earning opportunity only if the Company exceeds a rigorous two‑year cumulative uncollared Adjusted EBITDA goal. No payout is possible under the stretch payout unless the 2-year Adjusted EBITDA target is exceeded by at least 5%. The program is also designed to maintain leadership focus on achieving the Company’s minimum liquidity target by year‑end 2026
The table below provides definitions for and the purposes of the performance metrics applicable to the 2025 performance share units award:

Metric	Definition	Purpose
Free Cash Flow - LTIP
Net Cash Provided By/Used In Operating Activities +\- Net Cash Provided By/Used In Investing Activities (as disclosed in our public filings with the SEC). Calculations may be subject to adjustment provisions for material transactions or events.
•All-encompassing measure of Company performance by incorporating earnings, capital expenditures, interest, taxes and working capital. •Drives performance to maximize returns on capital investments.
Tons Produced(1)	This metric is based on total tons produced at share on a short ton basis measured at the reportable segment level.	•Focuses management efforts to fully maximize production capabilities.
Environmental Reclamation
•A ratio of reclaimed graded acres vs. disturbed acres, where “graded” means returning the land to the final contour grading prior to soil replacement and “disturbed” means new acres impacted for mining purposes; and
•Payout is based on a straight average of annual two-year performance.

•Encourages commitment to reclamation and reduction of mining footprint, and, more broadly, a commitment to environmental and social responsibility, by incentivizing management to cost effectively maximize acres reclaimed versus disturbed.

Relative Total Shareholder Return (“rTSR”)
The rank of Peabody’s Total Shareholder Return as compared to the Total Shareholder Return of all members of a peer group, ranked in descending order, at the end of the performance period, where:
•“Total Shareholder Return” reflects stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the performance period through the end of the performance period.
•The beginning stock price will be based on the average of the 20 trading days immediately prior to the first day of the performance period and the ending stock price will be based on the average of the last 20 trading days (including the last day) of the performance period.

•Compares management's performance with respect to maximizing long-term stock price appreciation and return of capital to stockholders by modifying management's award if the Company's performance finishes in the top or bottom quartile compared to industry peers.

(1) Tons Produced is measured at the reportable segment level. The four reportable segments are: Seaborne Thermal, Seaborne Metallurgical, Powder River Basin and Other U.S. Thermal.

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With the rTSR modifier, the payout determined based on the Free Cash Flow, Tons Produced and Environmental Reclamation metrics can be increased or decreased by 25%, as shown in the table below. However, maximum achievement for the 2025 PSUs is limited to 200%, and no positive adjustment will be made where rTSR is negative, even if rTSR is above the 75th percentile.

Peabody’s Relative Performance Ranking	PSU Payout Adjustment
Greater than or equal to 75th percentile	+ 25%
Between 25th and 75th percentile	No adjustment
Less than or equal to 25th percentile	- 25%
A different peer group was used for purposes of the rTSR modifier because compensation levels are heavily influenced by scale and certain of our more direct business competitors may be smaller in scale than us. Following the merger of Arch Resources, Inc. and CONSOL Energy Inc., Core Natural Resources, Inc. (the surviving company from the merger) was added to the compensation peer group to replace both of the merged companies. The rTSR peer group consists of the companies set forth in the table below.

2025 rTSR Peer Group (11)
Alliance Resource
Alpha Metallurgical Resources, Inc.
Arch Resources, Inc.
CONSOL Energy, Inc.
Coronado Global Resources*
Hallador Energy
New Hope Corporation*
Ramaco
South 32
Warrior Met Coal, Inc.
Whitehaven*
*Australian Peer Company

2023 Performance-Based Awards
Performance-Based awards granted in 2023 were earned based on the achievement of Free Cash Flow and Environmental Reclamation goals over a performance period beginning on January 1, 2023 and ending on December 31, 2024, plus an additional year of vesting such that awards did not vest until December 31, 2025. Summarized in the table below is the weight for the two-year 2023 Free Cash Flow – LTIP performance metric and threshold, target and maximum performance expectations as well as actual results.

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2023 Performance-Based Awards

Performance Metric	Weight	Actual	Threshold (50%)	Target (100%)	Maximum (150%)	Payout
Free Cash Flow – LTIP	80%	$1,056M	$592M	$1,092M	$1,592M	96.4%
Environmental Reclamation	20%	1	0.8	1	**	100%
Total Weighted Achievement						**97.1%**

** The maximum achievement for environmental reclamation will be capped at target. The 2-year FCF achievement will be used as a modifier to exceed target. If Environmental Reclamation ratio is 1.0 or higher AND FCF achievement is above target, then Environmental Reclamation target achievement will be multiplied by the FCF achievement, otherwise no adjustment will be made.

Vesting with respect to the 2023 performance-based cash awards occurred on December 31, 2025. The table below provides the amounts earned.
Earned Payout for 2023 Performance-Based Awards

	Performance Cash			Performance Stock Units
Name	Full Award Granted ($)	Metric Payout of Target	Payout ($)	Full Award Granted (Shares)(1)	Metric Payout of Target	Payout (Shares)
James C. Grech	$1,000,000	97.1%	$971,000	41,524	97.1%	40,320
Mark A. Spurbeck	$425,000	97.1%	$412,675	17,648	97.1%	17,136
Darren R. Yeates	$437,500	97.1%	$424,813	18,167	97.1%	17,640
Scott T. Jarboe	$250,000	97.1%	$242,750	10,381	97.1%	10,080
Patrick J. Forkin III	$150,000	97.1%	$145,650	6,229	97.1%	6,048
_________________________________
(1) Includes dividend equivalent units earned.
Restricted Stock Unit Award
RSUs generally represent the right to receive a defined number of shares of our Common Stock after completing a service period established at the time of grant. RSUs granted to the NEOs in 2025 generally vest ratably on each of the first three anniversaries of the grant date, subject to continued employment. The Compensation Committee believes RSUs are important because they link compensation to stock price performance, promote retention and build executive ownership and alignment with stockholders.
Restricted Cash Award
Restricted cash awards granted to the NEOs in 2025 generally vest ratably on each of the first three anniversaries of the grant date, subject to continued employment. The Compensation Committee believes the restricted cash awards are important to enhance certainty in the program (recognizing the significant level of volatility in our stock) and addresses the need to retain our executive leadership team during periods of industry uncertainty.

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Executive Compensation Policies and Practices
Benefits
In 2025, NEOs participated in benefit plans generally available to the broader employee group.
Non-Qualified Defined Contribution Plan
Most of our U.S.-based NEOs elected to participate in the non-qualified defined contribution plan. The Non-Qualified Plan is designed to allow a select group of U.S.-based highly compensated management employees to make contributions in excess of certain limits imposed by the Code that apply to our tax-qualified 401(k) plan. The Non-Qualified Plan is designed to restore the benefits, including matching contributions on employee contributions, not permitted due to the limits on the qualified 401(k) plan.
Investment options under the Non-Qualified Plan are generally identical to those under the qualified 401(k) plan, except that collective trust options are not available. The target date trust and retirement savings trust funds available under the qualified 401(k) plan have been replaced with target date retirement funds and a money market fund. Our NEOs can each defer from 1% to 10% of their compensation to the Non-Qualified Plan. For every $1 deferred in the Non-Qualified Plan up to 6%, Peabody will contribute $1 to the Non-Qualified Plan. Matching contributions are 100% vested. Peabody has established a rabbi trust for the purpose of providing Non-Qualified Plan benefits to participants.
Perquisites
In 2025, we provided limited perquisites that the Committees believed were necessary to enable the NEOs to perform their responsibilities safely and efficiently. Mr. Grech received a perquisite involving use of corporate aircraft, which the Board approved for certain business and commuting purposes due to heightened security considerations, as well as a perquisite for a home security system. The incremental cost to the Company for this perquisite is disclosed in the All Other Compensation table on page 49.
Share Ownership Requirements
We have share ownership requirements for our NEOs, which are designed to align their long-term financial interests with those of our stockholders. The NEO share ownership requirements are as follows:

Role	Value of Common Stock to be Owned
CEO	5 times base salary
Other NEOs and Executive Officers Designated by the Board of Directors	3 times base salary
For purposes of determining stock ownership levels, only the following forms of equity interests are included:
•stock owned directly (including stock or stock units held in any defined contribution plan or employee stock purchase plan and shares of restricted stock);
•stock held by immediate family members residing in the same household or through trusts for the benefit of the person or his or her immediate family members residing in the same household;
•unvested restricted stock or RSUs (provided that vesting is based solely on the passage of time and/or continued service with Peabody); and
If, at any time, a NEO does not meet his or her ownership requirement, such NEO is required to hold any shares of our stock owned by such NEO as well as 50% of net shares received as the result of the exercise, vesting or payment of any equity award until the requirement is met. For this purpose, “net shares” means the shares that remain after shares are sold or withheld to satisfy any tax obligations, including withholding taxes, arising in connection with the exercise, vesting or payment of an equity award. As of December 31, 2025, all NEOs were in compliance with the requirement to retain 50% of shares received as the result of the exercise, vesting or payment of any equity award until such NEO’s ownership requirement is met.

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Prohibition on Hedging or Pledging of Company Stock
Our Insider Trading Policy prohibits our directors and all our employees, including our NEOs, from entering into hedging transactions involving our stock, and from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral for a loan. Prohibited hedging transactions specifically include transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.
Clawback Provisions
In 2023, our Compensation Committee revised our stand-alone clawback policy to comply with NYSE and SEC rules and to otherwise align with the prevailing market practice with respect to clawback policies. Under the revised policy, if Peabody is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the U.S. federal securities laws, the Compensation Committee shall, subject to limited exceptions, seek to recover “excess incentive-based compensation” from each individual who is a Section 16 officer or was a Section 16 officer during the performance period for such incentive-based compensation. For this purpose, excess incentive-based compensation generally is the amount of incentive-based compensation that is based on a financial performance measure that is in excess of the amount that otherwise would have been received had such incentive-based compensation been determined based on restated amounts in the accounting restatement. The clawback policy applies to incentive-based compensation for which the financial performance metric was attained during the three-year period preceding the date of the accounting restatement.
Policy Regarding Options and Similar Equity Awards
We do not currently grant new awards of stock options, stock appreciation rights or similar option-like equity awards. Accordingly, we have no specific policy or practice on the timing of grants of such awards in relation to the disclosure of material nonpublic information. In the event we determine to grant new awards of stock options or similar equity awards in the future, the Compensation Committee will evaluate the appropriate steps to take in relation to the foregoing.
Executive Severance Plan
On February 21, 2019, the Board adopted the Peabody Energy Corporation 2019 Executive Severance Plan, effective as of January 1, 2019 (the “2019 Severance Plan”). The 2019 Severance Plan revised and replaced the Peabody Energy Corporation 2015 Amended and Restated Executive Severance Plan. The 2019 Severance Plan provides for severance payments and benefits to the NEOs upon certain qualifying terminations of employment by Peabody without “Cause,” or by the NEO for “Good Reason” (as such key terms are defined in the 2019 Severance Plan). For more information about the 2019 Severance Plan, see “Potential Payments upon Termination or Change in Control.”
Transition and Consulting Agreement for James C. Grech
James C. Grech, President and Chief Executive Officer of the Company, is approaching retirement eligibility. In connection therewith, the Board has transitioned its ongoing succession planning efforts to conduct an active search to identify Mr. Grech’s successor.
In connection with this transition, and to retain Mr. Grech beyond his 65th birthday, the Company and Mr. Grech entered into a Transition and Consulting Agreement (the “Transition Agreement”), effective as of December 17, 2025 (the “Effective Date”), pursuant to which the Company will retain Mr. Grech as CEO until May 15, 2028 (such date, the “Transition Date”). The Company expects that Mr. Grech will continue to serve as a member of the Board of Directors until the Transition Date, subject to the Company’s governing documents and annual director election process. Following the Transition Date, Mr. Grech will serve the Company in an advisory capacity until May 15, 2030 (such period, the “Consulting Period”).
Under the Transition Agreement, until the Transition Date, Mr. Grech will continue to receive his annual base salary, short-term cash incentives (subject to performance goals), and employee benefits, and remain eligible to receive long-term incentive awards in January 2026, January 2027 and January 2028. With respect to any long-term incentive awards received in January 2026, January 2027 and January 2028, vesting in such awards shall continue until the end of the Consulting Period, provided that he continues to provide the advisory services

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during such period in accordance with the terms of the Transition Agreement, such that Mr. Grech will be eligible to receive full vesting of his 2026 and 2027 time-based awards and performance-based long-term incentive awards — and partial vesting of his 2028 time-based awards and performance-based long-term incentive awards — to the extent that performance goals are achieved. During the Consulting Period, Mr. Grech will also be entitled to a consulting fee at the rate of $1,500,000 per year to provide customary consulting services to ensure a smooth leadership transition at the Company.
The entry into the Transition Agreement reflects a planned and orderly leadership succession, underscoring the Board’s commitment to long-term organizational stability, especially through a period of leadership transition, and its desire to benefit from Mr. Grech’s continued expertise throughout the transition period.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Champion, Gorman, Laymon, and Walker served on our Compensation Committee during 2025. None of these committee members is a current or former Peabody officer or employee. In addition, none of our executive officers served during 2025 as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our Board or Compensation Committee. No member of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries or had any relationship during the fiscal year ended December 31, 2025, that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

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COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above section of this Proxy Statement entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the SEC and incorporated by reference in Peabody’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
MEMBERS OF THE COMPENSATION COMMITTEE:
JOE W. LAYMON, CHAIR
WILLIAM H. CHAMPION
STEPHEN E. GORMAN
CLAYTON D. WALKER

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RISK ASSESSMENT IN COMPENSATION PROGRAMS
The Compensation Committee periodically reviews our compensation programs for features that might encourage inappropriate risk-taking. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment without encouraging undue risk.
In 2025, we conducted, and the Compensation Committee reviewed, a comprehensive global risk assessment. The risk assessment included a global inventory of incentive plans and programs and considered factors such as the plan metrics, number of participants, maximum payments and risk mitigation factors. Based on the review, we believe our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Peabody.

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EXECUTIVE COMPENSATION TABLES
2025 Summary Compensation Table
The following table summarizes the compensation of our Named Executive Officers for the years ended December 31, 2025, 2024 and 2023, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
James C. Grech	2025	1,075,000	718,750	5,080,125	1,835,853	315,403	9,025,131
President and	2024	1,000,000	700,834	3,732,274	1,441,522	97,838	6,972,467
Chief Executive Officer	2023	1,000,000	367,500	1,999,968	2,450,000	62,424	5,879,892
Mark A. Spurbeck	2025	687,500	258,334	1,780,600	898,669	64,961	3,690,064
Executive Vice President and	2024	642,000	279,167	1,129,776	749,591	60,641	2,861,175
Chief Financial Officer	2023	613,500	265,700	849,986	996,470	50,177	2,775,833
Darren R. Yeates(5)	2025	774,995	305,000	2,419,582	1,025,428	15,975	4,540,979
Executive Vice President and	2024	647,398	302,084	1,541,297	753,705	19,607	3,264,091
Chief Operating Officer	2023	686,369	278,750	874,986	1,185,870	20,742	3,046,717
Scott T. Jarboe	2025	568,750	183,333	1,466,397	701,283	40,558	2,960,321
Chief Administrative Officer and	2024	538,625	202,084	968,379	570,843	39,375	2,319,306
Corporate Secretary	2023	500,875	200,250	499,992	791,386	36,872	2,029,375
Patrick J. Forkin III	2025	463,500	350,667	890,256	552,759	52,326	2,309,508
Executive Vice President Global Strategy & Peabody Development	2024	445,643	168,500	645,586	441,106	50,306	1,751,141
	2023	—	—	—	—	—	—
_________________________________
(1)Amounts in the Bonus column reported for 2025 represent the earned portion of the restricted cash awards granted on January 3, 2023 and January 2, 2024. In addition, Mr. Forkin's bonus amount includes a $234,000 cash award under the Company’s Employee Recognition Program for due diligence work related to the terminated acquisition of Anglo American’s coal assets.
(2)Amounts in the Stock Awards column reported for 2025 represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”). The number of awards granted in 2025 is reflected in the “2025 Grants of Plan-Based Awards” table, below. The fair value of the PSUs granted in 2025, 2024 and 2023 is shown in this table assuming the target level of PSUs will be earned. The fair value of the PSUs granted in 2025, if earned at the maximum performance level, would equal $5,310,300 for Mr. Grech; $1,861,277 for Mr. Spurbeck; $2,529,210 for Mr. Yeates; $1,532,838 for Mr. Jarboe; and $930,593 for Mr. Forkin. The fair value of the Stretch RSU awards granted in 2025 is shown in this table assuming the target level of Stretch RSUs will be earned. The fair value of the Stretch RSUs granted in 2025, if earned at the maximum performance level, would equal $2,424,975 for Mr. Grech; $849,962 for Mr. Spurbeck; $1,154,976 for Mr. Yeates; $699,978 for Mr. Jarboe; and $424,960 for Mr. Forkin.
(3)Amounts in this column reported for 2025 represent awards earned under the 2025 STIP based on actual performance.
(4)Amounts in this column reported for 2025 are described in the All Other Compensation table.
(5)Mr. Yeates is an Australian employee and his salary and bonus are paid in Australian Dollars (AUD). U.S. Dollar (USD) amounts in this Proxy Statement with respect to Mr. Yeates' salary and short-term incentive have been converted from AUD at a rate of 0.6693 USD to one AUD. The exchange rate represents the December 31, 2025 rate provided by the Reserve Bank of Australia.

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All Other Compensation
The following table sets forth detailed information regarding the 2025 amounts reported in the All Other Compensation column of the 2025 Summary Compensation Table above.

Name	Group Term Life Insurance ($)	Registrant Contributions for Qualified 401(k) Plan ($) (1)	Registrant Contributions for Non-Qualified 401(k) Plan ($) (1)	Tax Gross-Ups ($) (2)	Perquisites ($) (3)	Total ($)
James C. Grech	7,838	31,500	66,000	10,603	199,463	315,403
Mark A. Spurbeck	2,711	21,000	41,250	—	—	64,961
Darren R. Yeates	—	15,975	—	—	—	15,975
Scott T. Jarboe	2,308	31,500	6,750	—	—	40,558
Patrick J. Forkin III	10,231	19,620	22,475	—	—	52,326
_________________________________
(1)Represents employer contributions to the Company’s qualified and non-qualified 401(k) plan. For Mr. Yeates, amount represents discretionary contribution made to his superannuation which has been converted to USD based on the December 31, 2025 exchange rate of 0.6693 from the Reserve Bank of Australia.
(2)Amount represents the tax gross‑up on imputed income attributable to Mr. Grech’s personal use of Company‑provided travel when such travel is required under the Company’s security policy or is otherwise deemed necessary for business‑related security considerations.
(3)Amount represents the incremental cost to the Company of Mr. Grech’s home security system and personal use of the Company’s aircraft program. Such use of the aircraft is required under the Company’s security policy or otherwise deemed necessary for business‑related security considerations. Incremental cost is calculated based on the monthly hourly occupancy rate billed to the Company multiplied by the number of hours flown for personal travel.

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2025 Grants of Plan-Based Awards
The following table summarizes grants to the NEOs of plan-based awards during the year ended December 31, 2025. The table includes RSU awards, PSU awards and 2025 STIP opportunities as approved by the Committees.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James C. Grech
	(1)	71,500	1,430,000	2,860,000
	1/2/2025(2)							58,125	1,212,488
	1/2/2025(3)				5,813	116,250	232,500		2,655,150
	1/2/2025(4)				581	58,125	116,250		1,212,488
Mark A. Spurbeck
	(1)	35,000	700,000	1,400,000
	1/2/2025(2)							20,373	424,981
	1/2/2025(3)				2,037	40,746	81,492		930,639
	1/2/2025(4)				204	20,373	40,746		424,981
Darren R. Yeates
	(1)	39,937	798,736	1,597,472
	1/2/2025(2)							27,684	577,488
	1/2/2025(3)				2,768	55,368	110,736		1,264,605
	1/2/2025(4)				277	27,684	55,368		577,488
Scott T. Jarboe
	(1)	27,313	546,250	1,092,500
	1/2/2025(2)							16,778	349,989
	1/2/2025(3)				1,678	33,556	67,112		766,419
	1/2/2025(4)				168	16,778	33,556		349,989
Patrick J. Forkin III
	(1)	22,230	444,600	889,200
	1/2/2025(2)							10,186	212,480
	1/2/2025(3)				1,019	20,372	40,744		465,296
	1/2/2025(4)				102	10,186	20,372		212,480
_________________________________
(1)Represents the potential payouts under the 2025 STIP. For the 2025 STIP, the target award represents the award payable upon achievement of the performance measures (Adjusted EBITDA, Clean Cash Cost per Ton, TRIFR and Safety and Sustainability) described above in the CD&A under the subheading “Short-term Incentive Program" at 100% of the specified performance measures. The maximum award represents 200% of the target award value and the threshold award represents 5% of the target award value (that is, the result if the lowest weighted metric met the threshold). Actual payouts under the 2025 STIP are included in the 2025 Summary Compensation Table.
(2)Represents RSU awards granted in fiscal 2025.
(3)Represents the PSU incentive awards granted to the NEOs in fiscal 2025. The maximum award represents 200% of the target award value, and the threshold award represents 5% of the target award value (that is, the result if only the lowest weighted metric met the threshold).
(4)Represents RSU Stretch awards granted in fiscal 2025. The maximum award equals 200% of the target 2025 RSU awards, while the threshold award equals 1% of target 2025 RSU awards. A stretch payout is triggered only if the Company exceeds the two‑year cumulative, uncollared Adjusted EBITDA target by at least 5%, ensuring that any payout under the stretch incentive occurs only when Adjusted EBITDA exceeds the established plan.
(5)Represents the grant date fair value of stock awards determined in accordance with FASB ASC Topic 718.

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Outstanding Equity Awards at 2025 Fiscal Year-End
The table below sets forth details about the outstanding equity awards for each of the NEOs as of December 31, 2025. We note that the amount ultimately realized from outstanding equity awards typically varies based on many factors, including stock price fluctuations and stock sales.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
James C. Grech	01/03/23	13,841	411,088	41,524	1,233,265
	01/02/24	32,590	967,917	97,769	2,903,750
	01/02/25	59,176	1,757,530	177,528	5,272,589
Mark A. Spurbeck	01/03/23	5,883	174,712	17,648	524,137
	01/02/24	9,864	292,972	29,595	878,978
	01/02/25	20,741	616,020	62,224	1,848,060
Darren R. Yeates	01/03/23	6,056	179,851	18,167	539,553
	01/02/24	13,458	399,705	40,375	1,199,146
	01/02/25	28,185	837,083	84,554	2,511,249
Scott T. Jarboe	01/03/23	3,460	102,772	10,381	308,316
	01/02/24	8,456	251,136	25,367	753,409
	01/02/25	17,081	507,318	51,244	1,521,953
Patrick J. Forkin III	01/03/23	2,076	61,663	6,229	184,990
	01/02/24	5,636	167,404	16,912	502,273
	01/02/25	10,370	307,995	31,111	923,984
_________________________________
(1)RSU awards generally vest ratably on the first three anniversaries of the grant date. Outstanding awards are inclusive of dividend equivalents units.
(2)Market value was calculated based on the closing market price per share of our Common Stock on the last trading day of 2025 ($29.70 per share).
(3)PSU awards granted on 1/03/2023 vest on December 31, 2025 following a two-year performance period based on the relative achievement of the applicable performance objectives, plus one additional year of vesting. PSU awards granted on 1/02/2024 vest on December 31, 2026 following a three-year rTSR performance period based on the relative achievement of the applicable performance objectives. PSU awards granted on 1/02/2025 vest on December 31, 2027 following a three-year rTSR performance period based on the relative achievement of the applicable performance objectives. Awards are inclusive of dividend equivalent units. 2025 Stretch RSUs are included in the outstanding equity for PSUs.
2025 Option Exercises and Stock Vested
The following table summarizes the RSU and PSU awards that vested during fiscal 2025 for each of the NEOs, based on the closing market price per share of our Common Stock on the date of vesting.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James C. Grech	29,601	608,911
Mark A. Spurbeck	10,624	217,977
Darren R. Yeates	12,558	258,213
Scott T. Jarboe	7,552	155,393
Patrick J. Forkin III	4,808	99,010

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2025 Non-Qualified Deferred Compensation
Most of our U.S.-based NEOs elected to participate in the non-qualified defined contribution plan. The Non-Qualified Plan is designed to allow a select group of U.S.-based highly compensated management employees to make contributions in excess of certain limits imposed by the Code that apply to our tax-qualified 401(k) plan. The Non-Qualified Plan is designed to restore the benefits, including matching contributions on employee contributions, not permitted due to the limits on the qualified 401(k) plan.
Investment options under the Non-Qualified Plan are generally identical to those under the qualified 401(k) plan, except that collective trust options are not available. The target date trust and retirement savings trust funds available under the qualified 401(k) plan have been replaced with target date retirement funds and a money market fund. Our NEOs can each defer from 1% to 10% of their compensation to the Non-Qualified Plan. For every $1 deferred in the Non-Qualified Plan up to 6%, Peabody will contribute $1 to the Non-Qualified Plan. Matching contributions are 100% vested. Peabody has established a rabbi trust for the purpose of providing Non-Qualified Plan benefits to participants.
The following table sets forth detail about activity for the NEOs in our Non-Qualified Plan:

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
James C. Grech	Non-Qualified Plan	43,500	66,000	27,843	—	283,660
Mark A. Spurbeck	Non-Qualified Plan	20,250	41,250	11,445	—	146,578
Darren R. Yeates(3)	Non-Qualified Plan	—	—	—	—	—
Scott T. Jarboe	Non-Qualified Plan	—	6,750	2,098	—	13,942
Patrick J. Forkin III	Non-Qualified Plan	14,058	22,475	13,274	—	108,370
_________________________________
(1)All amounts reported in this column were reported as compensation in the last completed fiscal year in the 2025 Summary Compensation Table.
(2)No portion of the amounts reported in this column were reported as compensation in the last completed fiscal year in the 2025 Summary Compensation Table.
(3) Mr. Yeates is an Australian based employee and not eligible for the non-qualified plan.

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2019 Severance Plan
The 2019 Severance Plan, which was in effect for all of 2025, was adopted to provide transitional assistance to certain senior executives whose employment is terminated by us (for reasons other than cause, death or disability) or by the senior executive for good reason.
The following table highlights the key provisions of the 2019 Severance Plan in effect during 2025 (certain terms used in the following table are defined in the 2019 Severance Plan):

Element	Severance Plan Provisions
NEOs Covered	All NEOs.
Term of Arrangement
The 2019 Severance Plan may be modified, amended or terminated at any time by the Board without notice to plan participants (“Participants”) with certain exceptions.
The 2019 Severance Plan may not be modified, amended or terminated in a manner adverse to Participants as of the date of the modification, amendment, or termination without six months’ advance written notice of such modification, amendment or termination. For a period of two years following a Change in Control, the 2019 Severance Plan For a period of two years following a Change in Control, the 2019 Severance Plan may not be discontinued, terminated or amended in such a manner that decreases the Severance Payment payable to any Participant or that makes any provision less favorable for any Participant without the consent of the Participant.
Either Peabody or the executive may terminate employment at any time for any reason (other than for cause) by delivery of notice 90 days in advance of the termination date.

Severance Benefits
Upon termination other than for cause or upon resignation for good reason, severance is equal to a 1.5x multiplier for the NEOs and 2x for the CEO (or, in the event termination occurs within two years after a Change in Control, the severance multiplier changes to 2x for the NEOs and 2.5x for the CEO) of the sum of:
•base salary;
•average annual cash incentive award paid for the three years preceding the year of termination; and
Upon termination other than for cause or upon resignation for good reason, the executive is also entitled to a pro-rata portion of the current-year annual incentive based upon actual performance for the year in which termination occurs, as well as certain medical and other benefits for up to 18 months.

Restrictive Covenants (post-termination)
Confidentiality (perpetual).
Non-compete (1 year).
Non-solicitation (1 year).
Breach will result in forfeiture of any unpaid amounts or benefits; executive will be required to repay any portion of the severance payment previously paid to him or her.

Tax Gross-Ups	None.
While Mr. Yeates has not entered into the Company’s standard form of participation agreement for executive officers of the Company (a “Participation Agreement”) under the 2019 Severance Plan, the terms of the 2019 Severance Plan and Participation Agreement are incorporated into his Amended Employment Contract, entered into on December 27, 2024.

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The table set forth on page 55 reflects the amount of compensation that would have been payable to the NEOs in the event of termination of employment, including certain benefits upon an involuntary termination related to a Change in Control, under the terms of the 2019 Severance Plan and equity award agreements, as applicable. Certain terms used in the chart are defined in the 2019 Severance Plan or applicable award agreement. The amounts shown assume a termination effective as of December 31, 2025. The actual amounts that would be payable can be determined only at the time of the NEO’s termination.
Under the award agreement applicable to RSU and restricted cash awards, such awards generally vest in full on the grantee’s death or “disability” (as defined in the award agreement). If the grantee becomes eligible for “retirement” (as defined in the award agreement) after the grant date, the award will begin to vest on a quarterly basis (rather than an annual basis), still generally subject to continued employment.
Under the award agreements applicable to the PSU and performance-based cash awards, in the event of the grantee’s termination of service on account of death or “disability” (as defined in the award agreement), such awards generally become earned and vest on the basis of the relative achievement of the applicable performance goals for the entire performance period. In the event of a grantee’s termination of service on account of “retirement” (as defined in the award agreement), or on account of a termination without “cause” or for “good reason” (as each such term is defined in the award agreement), other than following a change in control, a pro-rata portion of the PSUs and performance-based cash awards will vest, based on the number of days that the grantee provided services to Peabody or a subsidiary during the performance period and the relative achievement of the applicable performance goals for the entire performance period.
Generally, in the event of a “change in control” (as defined for purposes of the awards), if outstanding equity awards are continued, assumed or replaced by the acquiring or surviving entity, unless otherwise determined by the Compensation Committee, the Compensation Committee will either (1) make such adjustment to the awards then outstanding as the Compensation Committee deems appropriate to reflect the change in control or (2) cause any such outstanding awards to be replaced and/or substituted by new rights by the acquiring or surviving entity after the change in control. If the awards are not to be assumed in the change in control, the Compensation Committee will generally cancel such awards in exchange for consideration (whether in cash or other property) based on the price paid per share as part of the change in control, and the Compensation Committee may in such circumstances convert the awards into cash-settled awards based on the value of the consideration Peabody’s stockholders receive in the change in control, as determined by the Compensation Committee in compliance with Section 409A of the Code.
If a grantee’s service is terminated without “cause” or for “good reason” within two years after a change in control, outstanding equity and restricted cash awards held by such grantee will generally vest in full. PSUs and performance-based cash awards will generally vest in such circumstances based on the relative achievement of the applicable performance goals for the full performance period.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
(as of December 31, 2025)

Name and Event of Termination	Cash Severance ($)	Continued Benefits and Perquisites ($)	Other Cash Payment ($)	Accelerated and/or Continued Vesting/ Earnout of Unvested Equity Compensation ($) (1)	Excise Tax Gross-up or Cut-back ($)	Total ($)
James C. Grech
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	5,123,519	15,312,549	—	20,436,068
Involuntary Termination “Without Cause” or “For Good Reason” (3)	4,683,848	24,952	2,806,853	5,701,380	—	13,217,033
Involuntary Termination Related to a Change in Control (4)	5,854,810	24,952	5,123,519	15,312,549	—	26,315,830
Mark A. Spurbeck
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	2,111,344	5,233,516	—	7,344,860
Involuntary Termination “Without Cause” or “For Good Reason” (3)	1,925,497	35,475	1,311,344	1,946,377	—	5,218,693
Involuntary Termination Related to a Change in Control (5)	2,567,329	35,475	2,111,344	5,233,516	—	9,947,664
Darren R. Yeates (6)
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	2,491,907	6,911,777	—	9,403,684
Involuntary Termination “Without Cause” or “For Good Reason” (3)	2,147,836	—	1,450,241	2,498,716	—	6,096,793
Involuntary Termination Related to a Change in Control(5)	2,863,781	—	2,491,907	6,911,777	—	12,267,465
Scott T. Jarboe
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	1,577,366	4,213,271	—	5,790,637
Involuntary Termination “Without Cause” or “For Good Reason” (3)	1,511,321	35,475	944,033	1,523,422	—	4,014,251
Involuntary Termination Related to a Change in Control (5)	2,015,095	35,475	1,577,366	4,213,271	—	7,841,207
Patrick J. Forkin III
“For Cause” Termination or Voluntary Termination	—	—	—	—	—	—
Death or Disability (2)	—	—	1,094,242	2,634,235	—	3,728,477
Involuntary Termination “Without Cause” or “For Good Reason” (3)	1,223,362	40,710	698,409	965,649	—	2,928,130
Involuntary Termination Related to a Change in Control (5)	1,631,149	40,710	1,094,242	2,634,235	—	5,400,336
_________________________________
(1)Reflects the value the NEO could realize as a result of the accelerated vesting of unvested RSUs and accelerated or continued vesting of unvested PSUs. Value attributed to RSU awards is based on the December 31, 2025 closing stock price of $29.70. Value attributed to PSU awards is based on current performance forecast and grant date fair value.

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(2)For all NEOs, compensation payable upon death or disability would include: (1) accrued but unused vacation; (2) earned but unpaid STIP; and (3) the value the NEO could realize as a result of the accelerated or continued vesting of any unvested RSUs, PSUs, restricted cash and performance-based cash awards. Amounts do not include life insurance payments in the case of death.
(3) For all NEOs, compensation payable would include: (1) severance payments of 1.5 times (or 2 times for Mr. Grech) base salary; (2) a payment equal to 1.5 times (or 2 times for Mr. Grech) the average of the actual annual incentives paid in the three prior years; (3) any earned but unpaid annual incentive for the year of termination; (4) continuation of benefits for 18 months (excluding Mr. Yeates); and (5) the value that could be realized based on vesting of outstanding RSU, PSU, restricted cash and performance-based cash awards.
(4)For the CEO, compensation payable would include: (1) severance payments of two and one half times base salary; (2) a payment equal to two and one half times the average of the actual annual incentives paid in the three prior years; (3) any earned but unpaid annual incentive for the year of termination; (4) continuation of benefits for 18 months; and (5) the value that could be realized based on vesting of outstanding RSU, PSU, restricted cash and performance-based cash awards.
(5)For Mr. Yeates, Mr. Spurbeck, Mr. Jarboe and Mr. Forkin, compensation payable would include (1) severance payments of two times base salary; (2) a payment equal to two times the average of the actual annual incentives paid in the three prior years; (3) any earned but unpaid annual incentive for the year of termination; (4) continuation of benefits for 18 months; and (5) the value that could be realized based on vesting of outstanding RSU, PSU, restricted cash and performance-based cash awards.
(6)Mr. Yeates is an Australian employee and his salary is paid in Australian Dollars (AUD). U.S. Dollar (USD) amounts in this Proxy Statement with respect to Mr. Yeates have been converted from AUD at a rate of 0.6693 USD to one AUD. The exchange rate represents the December 31, 2025 rate provided by the Reserve Bank of Australia.

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PAY RATIO DISCLOSURE
The pay ratio information is provided pursuant to the SEC’s guidance under Item 402(u) of Regulation S-K. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. The pay ratio was not used to make management decisions, and the Board does not use this pay ratio to determine executive compensation adjustments.
Methodology to Determine Median Employee
In 2024, we identified our median employee for purposes of the pay ratio disclosure. In determining such median employee, we evaluated our 3,479 U.S. and 2,267 non-U.S. employees (other than our CEO) as of November 15, 2024 (the “Determination Date”). From this total number, we excluded 4 non-U.S. employees (consisting of four employees in China, or collectively 0.07% of our total workforce), in accordance with a de minimis exception. The remaining 5,742 employees consisted of all of our full-time, part-time and temporary employees (other than our CEO) in the United States and Australia as of the Determination Date. The median employee was selected using a total cash compensation approach, consisting of base salary, overtime, and target short-term incentive levels for the period beginning on January 1, 2024, and ending on December 31, 2024, and salaries were annualized for employees who were not employed for all of 2024 as permitted by the applicable rules.
Median Employee to CEO Pay Ratio
For 2025, we calculated annual total compensation for the median employee using the same methodology as for our NEOs as described in the 2025 Summary Compensation Table within this Proxy Statement. The ratio of the annual total compensation of our median employee to the annual total compensation of our CEO is shown below:

Individual	Annual Total Compensation
James C. Grech President and Chief Executive Officer	$9,025,131
Median Employee	$128,250
Pay Ratio	70 to 1

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PAY VERSUS PERFORMANCE DISCLOSURE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

							Value of Initial Fixed $100 Investment Based On:[4]
Year	Summary Compensation Table Total for Glenn L. Kellow [1] ($)	Compensation Actually Paid to Glenn L. Kellow [1,2,3] ($)	Summary Compensation Table Total for James C. Grech [1] ($)	Compensation Actually Paid to James C. Grech [1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	TSR ($)	Peer Group TSR ($)[4]	Net Income ($)	Adjusted EBITDA[5] ($)
2025	—	—	9,025,131	16,634,679	3,375,218	5,741,702	1,281.62	330.58	(42,500,000)	454,900,000
2024	—	—	6,972,467	7,275,899	2,510,874	2,590,603	888.41	179.48	403,500,000	871,700,000
2023	—	—	5,879,892	4,805,574	2,630,479	2,504,778	1,018.99	187.42	815,600,000	1,363,900,000
2022	—	—	3,811,296	8,016,084	2,172,769	4,353,640	1,096.27	153.72	1,319,100,000	1,844,700,000
2021	8,753,812	11,945,403	4,239,272	4,777,733	2,195,035	3,284,553	417.84	135.48	371,400,000	916,700,000
_________________________________
(1)Glenn L. Kellow was our PEO from May 2015 to June 2021. James C. Grech was our PEO from June 2021 to present. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023	2024	2025
Mark A. Spurbeck	Mark A. Spurbeck	Mark A. Spurbeck	Mark A. Spurbeck	Mark A. Spurbeck
Darren R. Yeates	Darren R. Yeates	Darren R. Yeates	Darren R. Yeates	Darren R. Yeates
Marc E. Hathhorn	Marc E. Hathhorn	Marc E. Hathhorn	Scott T. Jarboe	Scott T. Jarboe
Scott T. Jarboe	Scott T. Jarboe	Scott T. Jarboe	Patrick J. Forkin III	Patrick J. Forkin III
Kemal Williamson			Marc E. Hathhorn
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for James C. Grech ($)	Exclusion of Stock Awards for James C. Grech ($)	Inclusion of Equity Values for James C. Grech ($)	Compensation Actually Paid to James C. Grech ($)
2025	9,025,131	(5,080,125)	12,689,673	16,634,679

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2025	3,375,218	(1,639,209)	4,005,693	5,741,702

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The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for James C. Grech ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for James C. Grech ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for James C. Grech ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for James C. Grech ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for James C. Grech ($)	Total - Inclusion of Equity Values for James C. Grech ($)
2025	9,808,200	2,893,252	$—	(11,778)	$—	12,689,673

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Average Total - Inclusion of Equity Values for Non-PEO NEOs ($)
2025	3,164,821	844,538	$—	(3,667)	$—	4,005,693
(4)The Peer Group TSR set forth in this table utilizes the S&P Metals and Mining Select Industry Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2025. The comparison assumes $100 was invested for the period starting December 31, 2020, through the end of the listed year in the Company and in the S&P Metals and Mining Select Industry Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2025. This performance measure may not have been the most important financial performance measure in prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years. Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to the nearest GAAP measure in Appendix B to this proxy statement.
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs and the cumulative TSR over the five most recently completed fiscal years for the Company and the Peer Group TSR.

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Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs and our net income during the five most recently completed fiscal years.
Description of Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Adjusted EBITDA
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs and our Adjusted EBITDA during the five most recently completed fiscal years. This non-GAAP measure is defined and reconciled to the nearest GAAP measure in Appendix B.

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Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2025 to Company performance. The measures in this table are not ranked.

Free Cash Flow
Tons Produced
Environmental Reclamation
Adjusted EBITDA
Clean Cash Cost Per Ton
TRIFR
Safety & Sustainability MS

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PROPOSAL 2 – ADVISORY APPROVAL OF THE COMPANY’S NAMED EXECUTIVE OFFICERS’ COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act require that we permit our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the CD&A, the Summary Compensation Table and accompanying executive compensation tables and the related narrative disclosure accompanying such information. At our 2024 Annual Meeting, our stockholders approved, on an advisory basis, that an advisory vote on named executive officer compensation should be held annually. Based on such result, our Board determined that the advisory vote on our named executive officers’ compensation will be held every year until the next advisory vote on the frequency of future advisory votes on our named executive officers’ compensation. We expect the next advisory vote to approve named executive officer compensation will be held at the 2030 Annual Meeting.
We believe that our compensation programs and policies reflect an overall pay-for-performance culture that is strongly aligned with the interests of our stockholders. We are committed to utilizing a mix of incentive compensation programs that will reward success in achieving Peabody’s financial objectives and growing value for stockholders, and to continuing to refine these incentives to maximize Company performance. The Compensation Committee of the Board has overseen the development of a compensation program designed to achieve pay-for-performance and alignment with stockholder interests, as described more fully in the CD&A section above. The compensation program was designed in a manner that we believe is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executives.
Peabody and the Board continually evaluate our compensation policies and practices to ensure they are meeting our objectives and are consistent with corporate governance best practices. As part of that process, the Compensation Committee and the Board consider the results of our stockholder advisory vote on executive compensation. The Compensation Committee will continue to routinely evaluate and, as appropriate, take into account the views of our stockholders to enhance our compensation program.
For the reasons discussed in the CD&A section above, the Board recommends that stockholders vote, on an advisory basis, in favor of the following “Say-on-Pay” resolution:
“Resolved, that the compensation paid to Peabody’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, narrative discussion and any related material disclosed in this Proxy Statement, is hereby approved.”
Because your vote is advisory, it will not be binding upon Peabody, the Board or the Compensation Committee. However, we value the views of our stockholders, and the Compensation Committee expects to continue to take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2.

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PROPOSAL 3 – APPROVAL OF PEABODY ENERGY CORPORATION 2026 INCENTIVE PLAN
Our stockholders are being asked to approve the amendment and restatement of the Peabody Energy Corporation 2017 Incentive Plan (the “2017 Plan”), which has been renamed the Peabody Energy Corporation 2026 Incentive Plan (the “2026 Plan”), and the increase by 3,000,000 to the number of shares reserved for issuance under the 2026 Plan. Upon the recommendation of our Compensation Committee, our Board unanimously approved the 2026 Plan on March 24, 2026, subject to shareholder approval. If the 2026 Plan is not approved, the 2017 Plan will continue under its current terms until its expiration on March 7, 2027, and the shares reserved for issuance will not increase. The discussion regarding this proposal is qualified in its entirety by reference to the complete text of the 2026 Plan, which is attached to this Proxy Statement as Appendix C and incorporated into this Proxy Statement by reference. We urge you to carefully read the 2026 Plan in its entirety because this summary may not contain all of the information about the 2026 Plan that may be important to you.
The Company believes that the 2026 Plan is necessary because the 2017 Plan is set to expire in early 2027. If stockholders do not approve the 2026 Plan, it will not be implemented and the Company will not be able to grant equity or equity-based compensation under a shareholder approved plan after the 2017 Plan expires. The Board is therefore recommending that stockholders approve the 2026 Plan to ensure that the Board and the Compensation Committee will be able to make the types of awards desirable to meet the Company’s compensatory needs going forward. The purpose of the 2026 Plan is to attract and retain employees, consultants, and directors upon whom, to a large measure, the sustained growth and profitability of the Company depend, and to more closely align the interests of such persons with the Company’s stockholders.
Shareholder approval of the 2026 Plan is also necessary to ensure that the 2026 Plan meets the requirements under section 422 of the Internal Revenue Code for issuing incentive stock options and the NYSE approval requirements for equity compensation plans.
Historical Equity Granting Practices
In determining the number of additional shares to be requested for the 2026 Plan, the Compensation Committee considered the Company’s historic burn rate, as well as the potential dilution related to the 2026 Plan.
Burn rate is a useful measure to illustrate the rates at which a company has granted equity. The more equity that a company grants in relation to the total number of its shares of common stock outstanding, the higher that company’s burn rate will be. Over the past three years, our average burn rate has been 0.8% for 2025, 0.5% for 2024, and 0.3% for 2023.
As of March 12, 2026, 1,220,169 shares were subject to awards outstanding under the 2017 Plan, none of which were subject to stock options or SARs, and 4,292,771 million shares were available for awards under the 2017 Plan. We expect to maintain an average annual burn rate over the next three years in line with our average for the 2023 to 2025 period. On that basis, we expect that the shares currently remaining available for awards under the 2017 Plan plus an additional 3,000,000 shares of common stock will likely be sufficient to continue making awards for the next three to five years.
Shares available for grant under the 2026 Plan would consist of 3,000,000 shares of common stock plus (i) the 4,292,771 shares remaining available for grant under the 2017 Plan as of March 12, 2026, and (ii) shares subject to awards under the 2017 Plan that are forfeited for any reason or that are delivered in cash.
Based on 121,834,029 shares outstanding as of March 12, 2026, if all 7,292,771 shares available under the 2026 Plan (which includes the 3,000,000 shares for which approval has been requested), and all 1,220,169 shares subject to outstanding awards under the 2017 Plan are ultimately issued, the stockholder dilution would be 7.0%. We define dilution as the sum of the total number of shares available for future grants plus shares subject to outstanding awards, divided by the fully diluted number of our common shares outstanding. The Board believes that this level of potential dilution is reasonable for a company of our size in our industry while still giving the Company the ability to retain and motivate key employees and service providers.
In addition to increasing the number of available shares, the 2026 Plan updates the one-year minimum vesting provision in the 2017 Plan so that it applies to all award types rather than only to stock options and stock

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appreciation rights, and adds an exception where awards may be granted that vest in less than one year provided that the total number of such awards does not exceed 5% of the total share pool under the 2026 Plan. The 2026 Plan has also been updated to remove certain provisions that applied only to awards intended to be “qualified performance-based compensation” under Section 162(m) of the Code, as the exception to the limit on deductibility for certain compensation was eliminated in 2018 under the Tax Cuts and Jobs Act.
Summary of the 2026 Plan
The following is a summary of the material terms of the 2026 Plan. This summary does not purport to be a complete description of all provisions of the 2026 Plan and is qualified in its entirety by reference to the complete text of the 2026 Plan, a copy of which is attached as Appendix C to this Proxy Statement.
Corporate Governance Provisions
The 2026 Plan contains several provisions intended to make awards under the 2026 Plan comply with established principles of good corporate governance. These provisions include:
•No Discounted Stock Options or SARS. Except for certain substitute awards, stock options and stock appreciation rights (SARs) may not be granted with an exercise price of less than the fair market value of the Company’s common stock on the date granted. Incentive stock options granted to holders of more than 10% of the Company’s voting power must have an exercise price of at least 110% of fair market value. This restriction may not be changed without shareholder approval.
•No Stock Option Repricings. Stock options may not be repriced without shareholder approval.
•No Liberal Share Recycling. The 2026 Plan allows shares to be recycled only upon forfeiture, cancellation, or expiration of awards without issuance of shares, and shares used to pay exercise prices or tax withholding obligations are not recycled.
•Individual Award Limitations. No individual participant may be granted more than 1,000,000 stock options or SARs or more than 1,000,000 full-value awards in one calendar year.
•Cap on Non-Employee Director Compensation. The total compensation paid to a single non-employee director in any calendar year, including the cash compensation and cash value of all equity awards granted to such non-employee director, cannot exceed $600,000.
•No Evergreen Provision. The 2026 Plan does not contain an automatic provision to replenish the shares of common stock authorized for issuance.
•Clawback Policies. Awards made under the 2026 Plan will be subject to the Company’s clawback or recoupment policies.
Administration
The Compensation Committee of the Board (the “Committee”) administers the 2026 Plan. The Compensation Committee has broad discretionary authority in its administration of the 2026 Plan, including the authority to select eligible participants, determine the type, size, and terms of awards, establish vesting conditions and performance goals, interpret the provisions of the Plan and applicable award agreements, and make all other determinations necessary or advisable for the administration of the Plan. The Committee may delegate its authority to the Chief Executive Officer, the Chief Financial Officer, or the Chief Administrative Officer with respect to the grant of awards other than to members of the Board or Section 16 officers of the Company.
Eligibility
Awards under the 2026 Plan may be granted to employees of the Company or its subsidiaries, non-employee directors, and consultants who satisfy applicable eligibility requirements. As of March 12, 2026, there were approximately 116 employees and 9 non-employee directors eligible to participate in the 2026 Plan.
Available Shares, and Award Limits
Subject to adjustment as provided in the plan, 7,292,771 shares of common stock are currently authorized for issuance under the 2026 Plan. The maximum number of shares that may be issued as incentive stock options is 7,292,771.

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The 2026 Plan also permits the Committee to grant “Substitute Awards,” which replace awards that were granted by an acquired entity. The Substitute Awards do not reduce the number of shares available for grant under the 2026 Plan, and shares subject to Substitute Awards that are forfeited will not be added back to the share pool for the 2026 Plan.
During any calendar year, no participant may be granted stock options or stock appreciation rights with respect to more than 1,000,000 shares, and no participant may be granted restricted stock, restricted stock units, deferred stock, performance units, or any other award denominated by reference to shares with respect to more than 1,000,000 shares. No non-employee director may be issued awards during a calendar year that, taken together with any cash fees paid to such director during the year, exceed $600,000 in total value.
Types of Awards
The following is a general description of the types of awards that may be granted under the 2026 Plan. Terms and conditions of awards will be determined on a grant-by-grant basis by the Committee, subject to the limitations contained in the 2026 Plan. The 2026 Plan includes a 1-year minimum vesting requirement on all awards, except with respect to awards up to 5% of the shares authorized for issuance under the 2026 Plan.
Stock Options: The Committee may grant non-qualified stock options to employees, directors, and consultants and incentive stock options to employees. The Committee determines the terms of the stock options, the exercise price and when the stock option becomes exercisable. The stock option term may not exceed ten years and the exercise price may not be less than the fair market value at the time of grant. Upon exercise, the participant may pay for the shares of common stock with cash or other methods approved by the Committee.
Stock Appreciation Rights: The Committee may grant stock appreciation rights (“SARs”) to employees, directors, and consultants. A SAR entitles the participant to receive an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the fair market value on the date of grant. The Committee determines when the SAR becomes exercisable, the method of exercise and the form of settlement of the SARs.
Restricted Stock: The Committee may grant shares of stock subject to restrictions to employees, directors, and consultants. The Committee determines the length of the restriction period and the conditions that must be met for the restriction to lapse. Prior to vesting, holders of restricted stock may receive dividends (subject to the vesting of the underlying shares) and voting rights. If the vesting conditions are not satisfied, the participant forfeits the shares.
Restricted Stock Units, Deferred Stock, and Performance Units: The Committee may grant restricted stock units (“RSUs”) to employees, directors, and consultants. Each RSU represents the right to receive a share of common stock, or cash equal to the fair market value of a share of common stock, when the RSU vests. The Committee determines the conditions that must be met for RSUs to vest. The Committee may provide that dividend equivalents will be credited to RSUs, which will be subject to restrictions and a risk of forfeiture to the same extent as the underlying RSUs and distributed when such deferred shares are distributed. The Committee may also grant deferred stock, which is an RSU that is settled at a time later than the vesting date, and performance units, which are RSUs that vest based on the achievement of certain performance goals.
Cash Incentive Awards: The Committee may grant awards of cash under the Plan to employees, directors, or consultants, subject to the achievement of certain performance goals as determined by the Committee.
Adjustments
The 2026 Plan provides for equitable adjustments to the number of shares available for issuance, outstanding awards, and applicable limits in the event of stock splits, dividends, mergers, recapitalizations, or other corporate transactions, as determined by the Compensation Committee in accordance with applicable accounting and tax rules.
Non-Transferability of Awards
Awards granted under the 2026 Plan generally may not be transferred except by will or the laws of descent and distribution, subject to limited exceptions permitted by the Compensation Committee for certain non-qualified stock options.

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Effect of Change in Control
To the extent awards are not assumed by or replaced with substitute awards by a successor, if there is a change in control of the Company (as defined in the 2026 Plan), all outstanding awards will be cancelled in exchange for consideration based on the price paid per share in the change in control transaction. If awards are assumed by or replaced with substitute awards by a successor and a participant is terminated without cause (as defined in the 2026 Plan) within 24 months following the change in control, all awards held by such participant will become fully exercisable and vested, and any performance conditions on awards held by such participant will be deemed to be achieved at the target level.
Term
Assuming that the 2026 Plan is approved by the stockholders at the Annual Meeting, awards under the 2026 Plan may not be made after the fifth anniversary of the Effective Date in 2031, but awards granted prior to such date may extend beyond that date.
Amendment and Termination
The Board may amend, suspend, or terminate the 2026 Plan at any time, provided that such amendment will be subject to shareholder approval if such approval is required by law or stock exchange regulations. The Committee may amend outstanding awards, provided that no such action may materially impair the rights of a participant under an award without the consent of the participant.
New Plan Benefits Table
All 2026 Plan awards are granted at the Compensation Committee’s discretion, subject to the limitations contained in the 2026 Plan. Therefore, future benefits and amounts that will be received or allocated under the 2026 Plan are not presently determinable. For information with respect to equity grants made to our NEOs during the year ended December 31, 2025 under the 2017 Plan, please see the section entitled “Grants of Plan-Based Awards in 2025.”
U.S. Federal Income Tax Considerations
The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2026 Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Participants are advised to consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.
Non-Qualified Stock Options. A participant who is granted a nonqualified stock option under the 2026 Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income. If the common stock received upon exercise of an option is restricted stock, the rules regarding restricted stock will apply.
Incentive Stock Options. A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. The aggregate fair market value of common stock (determined at the grant date) with respect to which ISOs can be exercisable for the first time during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) the Company will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the

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excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, the Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.
Restricted Stock. A participant will not be taxed at the date of grant of an award of restricted stock, but will be taxed at ordinary income rates on the fair market value of any shares of restricted stock as of the date that the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Internal Revenue Code to include in income the fair market value of the restricted stock as of the date of such grant. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the grant of the restricted shares, if the participant has made an election under Section 83(b) of the Internal Revenue Code). To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.
Other Stock-Based Awards. A participant generally will not recognize taxable income upon the grant of another stock-based award. When the conditions and requirements for the grants have been satisfied and the award is settled, any cash received or the fair market value of any common stock received will constitute ordinary income to the participant. If a participant sells any shares of stock acquired pursuant to the grant of another stock-based award, the difference between the amount realized on the sale and the participant’s tax basis with respect to those shares (which, generally, will be equal to the amount of income the participant reported with respect to the payment of the shares of common stock) will be taxed as short- or long-term capital gain or loss, depending on whether the one-year capital gain holding period is met.
Cash Awards. A participant generally will not recognize taxable income upon the grant of a cash award. When the conditions and requirements for the awards have been satisfied and the award is settled, the cash received will constitute ordinary income to the participant.
Company Tax Deduction. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or affiliate for which the participant performs services will generally be entitled to a corresponding federal income tax deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G.
Required Vote and Recommendation of the Board
The affirmative vote of a majority of the shares present or represented by proxy at the 2026 Annual Meeting and entitled to vote is required for approval of our 2026 Incentive Plan. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will not affect this proposal. Further, the failure to vote, either by proxy or in person, will not have an effect on this proposal. Unless instructions to the contrary are specific in a proxy properly voted and returned through available channels, the proxies will be voted FOR this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 3.

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AUDIT COMMITTEE REPORT
Peabody’s management is responsible for preparing financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) and the financial reporting process, including Peabody’s disclosure controls and procedures and internal control over financial reporting. Peabody’s independent registered public accounting firm is responsible for (i) auditing Peabody’s financial statements and expressing an opinion as to their conformity to GAAP and (ii) auditing the effectiveness of Peabody’s internal control over financial reporting and expressing an opinion as to its effectiveness. The Audit Committee of the Board, composed solely of independent directors, meets periodically with management, including the Director, Internal Audit (the employee with primary responsibility for Peabody’s internal audit functions) and others in Peabody, and Peabody’s independent registered public accounting firm to review and oversee matters relating to Peabody’s financial statements, audit services, internal audit activities, disclosure controls and procedures, and internal control over financial reporting and non-audit services provided by the independent accountants.
The Audit Committee has reviewed and discussed with management and Ernst & Young LLP (“EY”), Peabody’s independent registered public accounting firm, Peabody’s audited financial statements for the fiscal year ended December 31, 2025. The Audit Committee has also discussed with EY the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), including critical audit matters (CAMs), and the SEC. In addition, the Audit Committee received from EY the written disclosures and the letter required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, discussed with EY its independence from Peabody and Peabody’s management, and considered whether EY’s provision of non-audit services to Peabody is compatible with maintaining the auditor’s independence.
The Audit Committee conducted its own self-evaluation and evaluation of the services provided by EY during the fiscal year ended December 31, 2025. Based on its evaluation of EY, the Audit Committee reappointed EY as Peabody’s independent registered public accounting firm for the fiscal year ending December 31, 2026.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that Peabody’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.
AUDIT COMMITTEE MEMBERS:
NICHOLAS J. CHIREKOS, CHAIR
M. KATHERINE BANKS
ANDREA E. BERTONE

GEORGANNE M. HODGES

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AUDIT FEES
Fees Paid to Independent Registered Public Accounting Firm
Ernst & Young LLP has served as our independent registered public accounting firm since 1991. In approving the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025, the Audit Committee considered, among other factors:
•Audit approach and supporting tools;
•General technical expertise;
•Audit quality factors, including timing of procedures and engagement team workload and allocation;
•Recent Public Company Accounting Oversight Board (PCAOB) inspection findings and Ernst & Young LLP’s responses thereto;
•Communication and interaction with the Audit Committee and management;
•Independence and commitment to objectivity and professional skepticism;
•Prior year audit performance; and
•The reasonableness and appropriateness of fees.
The following fees were paid to Ernst & Young LLP for services rendered during the fiscal years ended December 31, 2025, and 2024:
•Audit Fees: $3,783,212 (for the fiscal year ended December 31, 2025) and $3,520,862 (for the fiscal year ended December 31, 2024) for fees associated with the annual audit of our consolidated financial statements, including the audit of internal control over financial reporting, the reviews of our Quarterly Reports on Form 10-Q, services provided in connection with statutory and regulatory filings or transactional requirements, assistance with and review of documents filed with the SEC and accounting and financial reporting consultations.
•Audit-Related Fees: $288,533 (for the fiscal year ended December 31, 2025) and $183,330 (for the fiscal year ended December 31, 2024) for assurance-related services for internal control reviews, sustainability reporting assessments, accounting consultations related to the now-terminated acquisition and other attest services not required by statute.
•Tax Fees: $104,197 (for the fiscal year ended December 31, 2025) and $79,682 (for the fiscal year ended December 31, 2024) for tax compliance, tax advice and tax planning services.
•All Other Fees: $2,000 (for the fiscal year ended December 31, 2025) and $2,000 (for the fiscal year ended December 31, 2024) for fees related to an online research tool.
Under the Board’s established procedures, the Audit Committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm to ensure that the provisions of such services do not impair such firm’s independence. The Audit Committee may delegate its pre-approval authority to one or more of its members, but not to management. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.
Each fiscal year, the Audit Committee reviews with management and the independent registered public accounting firm the types of services that are likely to be required throughout the year. Those services are comprised of four categories, including audit services, audit-related services, tax services, and all other permissible services. At that time, the Audit Committee pre-approves a list of specific services that may be provided within each of these categories and sets fee limits for each specific service or project. Management is then authorized to engage the independent registered public accounting firm to perform the pre-approved services as needed throughout the year, subject to providing the Audit Committee with regular updates. The Audit Committee regularly reviews the amount of all billings submitted by the independent registered public

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accounting firm to ensure their services do not exceed pre-defined limits. The Audit Committee must review and approve in advance, on a case-by-case basis, all other projects, services and fees to be performed by or paid to the independent registered public accounting firm.
Under our policy and/or applicable rules and regulations, our independent registered public accounting firm is prohibited from providing the following types of services to us: (1) bookkeeping or other services related to our accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment advisor or investment banking services, (9) legal services, (10) expert services unrelated to audit, (11) any services entailing a contingent fee or commission (not including fees awarded by a bankruptcy court) and (12) tax services to any of our officers whose role is in a financial reporting oversight capacity (regardless of whether we or the officer pays the fee for the services).
During the fiscal years ended December 31, 2025, and 2024, all the services described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were approved by the Audit Committee in accordance with the procedures described above.

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AUDIT COMMITTEE CHAIR’S LETTER
Number of meetings in 2025: 9
Membership and Attendance:

Members	Total Meetings Attended in 2025	Attendance Percentage of All Meetings in 2025	Meetings Held While a Committee Member	Attendance Percentage of Meetings Held While a Committee Member
M. Katherine Banks	9	100%	9	100%
Andrea E. Bertone	9	100%	9	100%
Nicholas J. Chirekos (Chair)	9	100%	9	100%
Georganne M. Hodges (1)	1	10%	1	100%
(1) Ms. Hodges was appointed to the Committee in November 2025.
Dear Stockholder:
On behalf of the Board, I am pleased to present this year's Audit Committee (the Committee) report. During the year in addition to our regular duties, the Committee focused on disclosure and accounting activities related to the Company's now terminated acquisition.
Committee Membership
In 2025, we welcomed Georganne M. Hodges to the Board of Directors and the Committee. Ms. Hodges is an international board director and former energy chief financial officer with nearly 40 years of experience working across the energy industry value chain and we are excited by the expertise she brings to the Committee. The membership of the Committee otherwise remained consistent throughout 2025, with all other members of the Committee being reappointed following the annual meeting of stockholders in May 2025.
Annual Report
The judgements and factors that the Committee considered in reviewing the Company’s financial statements are set out in the Audit Committee Report. Based on those reviews, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.
Plans for 2026
The Committee is focused on continuing to ensure strong internal controls over financial reporting and monitoring the Company’s transition to SAP S/4Hana.
I will be available at the Annual Meeting to answer any questions about our work.

Nicholas J. Chirekos
Audit Committee Chair

March 26, 2026

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PROPOSAL 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board’s Audit Committee has appointed Ernst & Young LLP (EY) as Peabody’s independent registered public accounting firm to audit Peabody’s financial statements for the fiscal year ending December 31, 2026. As a matter of good corporate governance, the Audit Committee submits its selection of EY to our stockholders for ratification, and will consider the vote of our stockholders when appointing our independent registered public accounting firm in the future. A representative of EY is expected to attend the 2026 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement, if desired.
The Audit Committee considers a number of factors in deciding whether to re-engage EY as the independent registered public accounting firm, including the length of time the firm has served in this role and an assessment of the firm’s professional qualifications and resources. In this regard, the Audit Committee considered that Peabody requires global, standardized and well-coordinated services, not only for audit purposes, but for other non-audit services items, such as valuation support, IT consulting and payroll services. Many of these services are provided to Peabody by other multinational audit and accounting firms. A change in our independent auditor would require us to replace one or more of the multinational service providers that perform non-audit services for us and could significantly disrupt our business due to the loss of cumulative knowledge in the service providers’ areas of expertise.
For additional information regarding Peabody’s relationship with EY, please refer to the “Audit Committee Report” and “Audit Fees” sections above.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 4.

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STOCK OWNERSHIP
Security Ownership of Directors and Management and Certain Beneficial Owners
The following table sets forth information as of March 12, 2026, with respect to persons or entities who are known by Peabody to beneficially own more than 5% of our outstanding Common Stock, each current director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.
Beneficial Owners of More Than Five Percent, Directors and Management

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)(3)		Percent of Class (4)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	19,112,130	(5)	15.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	14,693,078	(6)	12.1%
State Street Corporation One Congress Street Boston, MA 02210	9,208,031	(7)	7.6%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	7,148,156	(8)	5.9%
Key Group Long Term Investments LP c/o Lennox Paton Corporate Services 3 Bayside Executive Park Nassau, Bahamas	6,770,000	(9)	5.6%
Renaissance Technologies LLC 800 Third Avenue New York, NY 10022	6,449,743	(10)	5.3%
M. Katherine Banks	—		*
Andrea E. Bertone	4,580		*
William H. Champion	4,580		*
Nicholas J. Chirekos	23,547		*
Patrick J. Forkin III	24,038		*
Stephen E. Gorman	37,547		*
James C. Grech	281,531		*
Georganne M. Hodges	—		*
Scott T. Jarboe	60,322		*
Joe W. Laymon	9,574		*
Robert A. Malone	36,397		*
Malcolm J. Roberts	17,072		*
Mark A. Spurbeck	35,010		*
Clayton D. Walker	—		*
Darren R. Yeates	84,748		*
All Directors and Executive Officers as a Group (15 people)	618,946		*
_________________________________
(1)Beneficial ownership is determined in accordance with SEC rules and includes voting and investment power with respect to shares. Unless otherwise indicated, persons and entities named in the table have sole voting and dispositive power with respect to all shares beneficially owned.

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(2)Generally, excludes restricted stock units and performance share units that remain unvested. Includes restricted stock units and performance share units that will vest and become available within 60 days of March 13, 2026.
(3)Excludes deferred stock units and dividend equivalent units held by our non-employee directors as of March 13, 2026 as follows: Dr. Banks, 17,112; Ms. Bertone, 46,197; Mr. Champion, 37,791; Mr. Chirekos, 39,253; Mr. Gorman, 52,306; Ms. Hodges, 2,405; Mr. Laymon, 54,391; Mr. Malone, 53,271; Mr. Walker, 2,268; and all directors as a group, 304,994.
(4)Applicable percentage ownership is based on 121,834,029 shares of Common Stock outstanding March 13, 2026. An asterisk (*) indicates that the applicable person beneficially owns less than one percent of the outstanding shares. Share ownership requirements for our directors are described on page 27 under the heading "Non-Employee Director Share Ownership Requirements" and requirements for our executives are described on page 44 under the heading "Share Ownership Requirements."
(5)This information is based solely on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on November 12, 2024. According to such Schedule 13G/A, BlackRock beneficially owns 19,112,130 shares, has sole voting power with respect to 19,055,735 of the shares, sole dispositive power with respect to 19,112,130 of the shares, and does not have shared voting or shared dispositive power over any shares.
(6)This information is based solely on a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on November 12, 2024. According to such Schedule 13G/A, Vanguard beneficially owns 14,693,078 shares, has sole voting power with respect to none of the shares and shared voting power with respect to 117,467 of the shares, and has sole dispositive power with respect to 14,444,992 of the shares and shared dispositive power with respect to 248,086 of such shares.
(7)This information is based solely on a Schedule 13G filed by State Street Corporation with the SEC on August 11, 2025. According to such Schedule 13G, State Street beneficially owns 9,208,031 shares, has sole voting power with respect to none of the shares and shared voting power with respect to 9,030,160 of the shares, and has sole dispositive power with respect to none of the shares and shared dispositive power with respect to 9,208,031 of such shares.
(8)This information is based solely on a Schedule 13G filed by Dimensional Fund Advisors LP ("Dimensional") with the SEC on February 9, 2024. According to such Schedule 13G, Dimensional beneficially owns 7,148,156 shares, has sole voting power with respect to 7,114,436 of the shares, sole dispositive power with respect 7,148,156 of the shares, and does not have shared voting or shared dispositive power over any shares.
(9)This information is based solely on a Schedule 13G filed jointly by Key Group Long Term Investments LP and Sunil Jagwani with the SEC on September 26, 2025. According to such Schedule 13G, Key Group Long Term Investments LP and Sunil Jagwani beneficially own 6,770,000 shares and shared voting dispositive power with respect to 6,770,000 of such shares. The address for Sunil Jagwani is 3C Caves Point, West Bay Street, Nassau, Bahamas.
(10)This information is based solely on a Schedule 13G filed by Renaissance Technologies LLC (“RTC”) with the SEC on November 13, 2025. According to such Schedule 13G, RTC beneficially owns 6,449,743 shares, has sole voting power with respect to 6,449,743 of the shares, sole dispositive power with respect 6,449,743 of the shares, and does not have shared voting or shared dispositive power over any shares.

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REVIEW OF RELATED PERSON TRANSACTIONS
Policy for Approval of Related Person Transactions
Under a written policy adopted by the Board, the Nominating and Corporate Governance Committee is responsible for performing a reasonable prior review and approving all transactions between Peabody and certain “related persons,” such as our executive officers, directors and owners of more than 5% of our voting securities. In reviewing a transaction, the Nominating and Corporate Governance Committee considers the relevant facts and circumstances, including the benefits to us, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) our best interests and the best interests of our stockholders are permitted to be approved. No committee member may participate in any review of a transaction in which the member or any of his or her family members is the related person. A copy of the policy can be found on our website (www.peabodyenergy.com) by clicking on “Investor,” then “Governance Documents,” and then “Related Persons Transaction Policy” and is available in print to any stockholder who requests it. The Board has concluded that there have been no related person transactions or agreements during 2025 and through the date of this Proxy Statement requiring disclosure.

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ADDITIONAL INFORMATION
Communications with the Board
The Board has adopted the following procedures for stockholders and other interested persons to send communications to the Board and/or individual directors (collectively, “Stockholder Communications”).
Stockholders and other interested persons seeking to communicate with the Board and/or individual directors should submit their written communications to the Chair, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 prior to August 1, 2026 and to the Chair, Peabody Energy Corporation, 1245 J.J. Kelley Memorial Drive, Des Peres, Missouri 63131 after August 1, 2026. The Chair will forward such Stockholder Communications to each Board member (excluding routine advertisements and business solicitations, as instructed by the Board), and provide a report on the disposition of matters stated in such Stockholder Communications at the next regular meeting of the Board. If a Stockholder Communication (excluding routine advertisements and business solicitations) is addressed to a specific individual director, the Chair will forward that Stockholder Communication to the named director and will discuss with that director whether the full Board and/or one of its committees should address the subject matter.
If a Stockholder Communication raises concerns about management’s or Peabody’s ethical conduct, it should be sent directly to our Chief Administrative Officer at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 prior to August 1, 2026 and at Peabody Energy Corporation, 1245 J.J. Kelley Memorial Drive, Des Peres, Missouri 63131 after August 1, 2026. The Chief Administrative Officer will review the Stockholder Communication and, if appropriate, forward a copy of it to the Chair of the Audit Committee and, if appropriate, the Chair of the Board, and see that the subject matter is addressed by the appropriate Board committee, management and/or the full Board.
If a stockholder or other interested person seeks to communicate exclusively with our non-management directors, individually or as a group, such Stockholder Communication should be sent directly to the Corporate Secretary, who will forward it directly to the Chair of the Board. The Corporate Secretary will first consult with and receive the approval of the Chair of the Board before disclosing or otherwise discussing the Stockholder Communication with members of management or directors who are members of management.
At the direction of the Board, we reserve the right to screen all materials sent to our directors for potential security risks, harassment and/or other inappropriate content.
At our 2026 Annual Meeting, stockholders will have an opportunity to pose questions to the directors virtually via the internet.
Process for Stockholder Proposals and Director Nominations
Stockholder Proposals Included in Our Proxy Materials
If you wish to submit a proposal for inclusion in next year’s proxy statement, we must receive the proposal on or before November 26, 2026, which is 120 calendar days prior to the anniversary of the mailing date of this year’s Proxy Statement. Upon timely receipt of any such proposal, we will determine whether to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies. Any proposals should be submitted, in writing, to the Corporate Secretary, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 prior to August 1, 2026 or at Peabody Energy Corporation, 1245 J.J. Kelley Memorial Drive, Des Peres, Missouri 63131 after August 1, 2026.
Director Nominations (including Proxy Access) and Other Matters to be Brought Before the 2027 Annual Meeting of Stockholders
Under our by-laws, the following process applies if you wish to nominate a director or bring other business before the stockholders at the 2027 annual meeting of stockholders without having your proposal included in next year’s proxy statement.

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•You must notify the Corporate Secretary in writing at our principal executive offices between January 7, 2027, and February 6, 2027; however, if we advance the date of the meeting by more than 20 days or delay the date by more than 70 days, from May 7, 2027, then such notice must be received no earlier than 120 days before the date of the annual meeting and not later than the close of business on the later of the 90th day before such date or the 10th day after public disclosure of the meeting is made; and
•Your notice must contain the specific information required by our by-laws regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters. In addition to satisfying the requirements under our by-laws, to comply with the universal proxy rules, if you intend to solicit proxies in support of director nominees other than Peabody’s nominees, your notice must set forth the information required by Rule 14a-19 under the Exchange Act. Our proxy access by-law, discussed below, has additional requirements for nominees submitted through the proxy access process. The proxy access provisions permit a stockholder, or group of not more than 20 stockholders, meeting specified eligibility requirements to include director nominees in our proxy materials for annual meetings. In order to be eligible to use the proxy access provisions, eligible stockholders, among other requirements, must have owned 3% or more of our outstanding Common Stock continuously for at least three years. The maximum number of stockholder-nominated candidates under the proxy access provisions of our by-laws is equal to the greater of two directors or the largest whole number that does not exceed 20% of the number of directors on our Board as of the last day on which a proxy access notice may be delivered. The submission process described above applies to nominees submitted through this proxy access process.
You can obtain a copy of our by-laws, without charge, by writing to the Corporate Secretary at the address shown above or by accessing our website (www.peabodyenergy.com) and clicking on “Investor,” and then “Governance Documents.” Information on our website is not considered part of this Proxy Statement. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of SEC rules relating to the exercise of discretionary voting authority.
Householding of Proxies
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports, proxy statements, and notices of internet availability with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement and/or notices of internet availability addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports, proxy statements, and notices of internet availability, delivering a single annual report, proxy statement, and notice of internet availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report, proxy statement, and/or notice of internet availability in the future, please notify your broker if your shares are held in a brokerage account or notify us at the address or telephone number below if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report, proxy statement, and/or notice of internet availability, please notify your broker if your shares are held in a brokerage account or notify us if you hold registered shares.
At any time, you may request a separate copy of our annual report or proxy statement by sending a written request to the Corporate Secretary at Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 prior to August 1, 2026 or at Peabody Energy Corporation, 1245 J.J. Kelley Memorial Drive, Des Peres, Missouri 63131 after August 1, 2026, or by calling (314) 342-3400.

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Additional Filings
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports are available without charge through our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at our website (www.peabodyenergy.com) by clicking on “Investor,” and then “SEC Filings.” Information on our website is not considered part of this Proxy Statement.
In accordance with SEC rules, the information contained in the Report of the Audit Committee and the Report of the Compensation Committee shall not be deemed to be “soliciting material,” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Costs of Solicitation
The accompanying proxy is being solicited by and on behalf of the Board. Peabody is paying the cost of preparing, printing, and mailing these proxy materials. We have engaged Alliance Advisors to assist in distributing proxy materials, soliciting proxies, and in performing other proxy solicitation services for a fee of $20,000 plus their out-of-pocket expenses. Proxies may be solicited personally or by telephone by our regular employees without additional compensation as well as by employees of Alliance Advisors. We will reimburse banks, brokerage firms, and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their voting instructions.

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OTHER BUSINESS
The Board is not aware of any matters requiring stockholder action to be presented at the 2026 Annual Meeting other than those stated in the 2026 Notice of Annual Meeting. Should other matters be properly introduced at the 2026 Annual Meeting, those persons named in the enclosed proxy will have discretionary authority to act on such matters and will vote the proxy in accordance with their best judgment.
We will provide to any stockholder, without charge and upon written request, a copy (without exhibits unless otherwise requested) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC. Any such request should be directed to Investor Relations, Peabody Energy Corporation, Peabody Plaza, 701 Market Street, St. Louis, Missouri 63101 prior to August 1, 2026 or at Peabody Energy Corporation, 1245 J.J. Kelley Memorial Drive, Des Peres, Missouri 63131 after August 1, 2026.
By Order of the Board of Directors,
SCOTT T. JARBOE
Chief Administrative Officer and Corporate Secretary

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APPENDIX A: QUESTIONS AND ANSWERS
Q:    Why did I receive a notice in the mail regarding the internet availability of proxy materials this year instead of a full set of proxy materials?
A:    In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we may furnish proxy materials, including this Proxy Statement and the Peabody Energy Corporation 2025 Annual Report on Form 10-K, by providing access to them via the internet. We believe this allows us to provide our stockholders with the information they need, while reducing delivery costs and the environmental impact of our 2026 Annual Meeting.
Some stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials (the “Notice”) was mailed which tells them how to access and review all the proxy materials on the internet. The Notice also provides information about how to submit a proxy on the internet or by telephone. If you received a Notice and would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting them in the Notice.
Q:    Why am I receiving these materials?
A:    We are providing these proxy materials to you on the internet or delivering printed versions of these materials to you by mail in connection with our solicitation of proxies to be voted at our 2026 Annual Meeting, which will take place on May 7, 2026. These materials were first made available on the internet or mailed to stockholders on or about March 26, 2026. You are invited to attend the 2026 Annual Meeting virtually via the internet and requested to vote on the items described in this Proxy Statement.
Q:    What is included in these materials?
A:    These materials include:
•Our Proxy Statement for the 2026 Annual Meeting; and
•Our 2025 Annual Report on Form 10-K, which includes our audited consolidated financial statements.
If you received printed versions of these materials, they also include the proxy card/voting instruction form for the 2026 Annual Meeting.
Q:    What am I being asked to vote on?
A:    You are being asked to vote on the following proposals:
•Election of M. Katherine Banks, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, James C. Grech, Georganne M. Hodges, Joe W. Laymon, Clayton D. Walker and Bob Malone as directors for a one-year term;
•Approval, on an advisory basis, of our named executive officers’ compensation;
•Approval of the Peabody Energy Corporation 2026 Incentive Plan;
•Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026; and
•Any other matter properly introduced at the 2026 Annual Meeting.

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Q:    What are the Board’s voting recommendations?
A:    The Board recommends the following votes:
•FOR the election of M. Katherine Banks, Andrea E. Bertone, William H. Champion, Nicholas J. Chirekos, Stephen E. Gorman, James C. Grech, Georganne M. Hodges, Joe W. Laymon, Clayton D. Walker and Bob Malone as directors for a one-year term (Proposal 1);
•FOR the approval, on an advisory basis, of our named executive officers’ compensation (Proposal 2);
•FOR the approval of the Peabody Energy Corporation 2026 Incentive Plan (Proposal 3); and
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026 (Proposal 4).
Q:    Will any other matters be voted on?
A:    We are not aware of any other matters that will be brought before the stockholders for a vote at the 2026 Annual Meeting. If any other matter is properly brought before the 2026 Annual Meeting, your proxy will authorize each of Stephen E. Gorman and/or Scott T. Jarboe to vote on such matters in his discretion.
Q:    How do I vote?
A:    If you are a stockholder of record as of the record date you may vote using any of the following methods:
•Via the internet, by visiting the website “www.proxyvote.com” and following the instructions for internet voting on your Notice or proxy card/voting instruction form;
•By dialing 1-800-690-6903 and following the instructions for telephone voting on your Notice or proxy card/voting instruction form; or
•If you received your proxy materials by mail, by completing and mailing your proxy card/voting instruction form.
•If you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. The telephone and internet voting facilities for the stockholders of record of all shares will close at 10:59 p.m. Central Time on May 6, 2026. The internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.
If you vote by internet or telephone, or return your signed proxy card/voting instruction form, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, your shares will be voted for all matters in accordance with the Board’s voting recommendations.
If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may submit voting instructions by internet or telephone or, if you received your proxy materials by mail, you may complete and mail a proxy card/voting instruction form to your broker or nominee. If you provide specific voting instructions by telephone, internet or mail, your broker or nominee will vote your shares as you have directed.
Q:    Can I change my vote?
A:    Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the 2026 Annual Meeting by:
•Submitting a valid, later-dated proxy card/voting instruction form;

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•Submitting a valid, subsequent vote by telephone or the internet at any time prior to 10:59 p.m. Central Time on May 6, 2026; or
•Notifying our Corporate Secretary in writing that you have revoked your proxy.
If your shares are held in a brokerage account in your broker’s or nominee’s name, you should follow the instructions for changing or revoking your vote provided by your broker or nominee.
Q:    Is my vote confidential?
A:    Yes. All proxies, ballots, and vote tabulations that identify how individual stockholders voted will be kept confidential and not be disclosed to our directors, officers, or employees, except in limited circumstances, including:
•When disclosure is required by law;
•During any contested solicitation of proxies; or
•When written comments by a stockholder appear on a proxy card/voting instruction form or other voting material.
Q:    What will happen if I do not instruct my broker how to vote?
A:    If your shares are held in street name and you do not instruct your broker how to vote, one of two things can happen depending on the type of proposal. Under NYSE rules, brokers have discretionary power to vote your shares on “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. We believe the only proposal that will be considered routine under NYSE rules is Proposal 4, which means your broker may vote your shares in its discretion on that item if you have not provided instructions. This is known as “broker discretionary voting.”
The election of directors (Proposal 1), approval, on an advisory basis, of our Named Executive Officers’ compensation (Proposal 2), and approval of the Peabody Energy Corporation 2026 Incentive Plan (Proposal 3) are considered non-routine matters. Accordingly, your broker may not vote your shares with respect to these items if you have not provided instructions. This will result in a “broker non-vote.”
We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.
Q:    How many shares must be present to hold the 2026 Annual Meeting?
A:    Holders of record of a majority of the shares of outstanding Common Stock as of the record date must be represented by virtual attendance or by proxy at the 2026 Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.
Q:    What vote is required to approve the proposals?
A:    In the election of directors (Proposal 1), the number of shares voted “For” a nominee must exceed 50% of the number of votes cast with respect to such nominee’s election for such nominee to be elected. Votes cast exclude abstentions and broker non-votes. If the number of shares voted “For” a nominee does not exceed 50% of the number of votes cast with respect to such nominee’s election, our Corporate Governance Guidelines require that such nominee promptly tender his or her resignation to the Chair of the Board following certification of the stockholder vote. The proposals to approve, on an advisory basis, our Named Executive Officers’ compensation (Proposal 2) and to ratify the appointment of Ernst & Young LLP (Proposal 4), will require approval by the holders of a majority of the shares present in person or by proxy at the 2026 Annual Meeting and entitled to vote. Abstentions will count as a vote against these proposals, and broker non-votes, if any, will have no effect on these proposals. The proposal to approve the Peabody Energy Corporation 2026 Incentive Plan will require the affirmative vote of a majority of the shares present or represented by proxy at the 2026 Annual Meeting and entitled to vote is. Abstentions and broker non-votes will not be counted as votes cast and, therefore,

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will not affect this proposal. Votes will be tabulated by the independent inspector of election appointed for the 2026 Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.
Q:    What does it mean if I receive more than one Notice or proxy card or voting instruction form?
A:    It means your shares are registered differently or are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all your shares.
Q:    Who may attend the 2026 Annual Meeting?
A:    All our stockholders as of the close of business on March 12, 2026 may attend the 2026 Annual Meeting.
Q:    What do I need to do to attend the 2026 Annual Meeting?
A:    Stockholders can participate in the virtual annual meeting at www.virtualshareholdermeeting.com/BTU2026 by entering the control number found on the proxy card. Further details on how to participate in the virtual meeting are available on proxyvote.com.
Q:    Where can I find the voting results of the 2026 Annual Meeting?
A:    We plan to announce preliminary voting results at the 2026 Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the 2026 Annual Meeting.

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APPENDIX B: RECONCILIATION OF CERTAIN NON-GAAP MEASURES

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	Dec. 31, 2025	Dec. 31, 2024	Dec. 31, 2023	Dec. 31, 2022	Dec. 31, 2021
	(In Millions)
Reconciliation of Non-GAAP Financial Measures
(Loss) Income from Continuing Operations, Net of Income Taxes	$(42.3)	$407.3	$816.0	$1,317.4	$347.4
Depreciation, Depletion and Amortization	384.5	343.0	321.4	317.6	308.7
Asset Retirement Obligation Expenses	36.5	48.9	50.5	49.4	44.7
Restructuring Charges	9.5	4.4	3.3	2.9	8.3
Costs Related to Terminated Acquisition	78.9	10.3	—	—	—
Shoal Creek Insurance Recovery - Property Damage	—	(28.7)	—	—	—
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(2.7)	(1.8)	(1.6)	(2.3)	(33.8)
Other Operating Loss	5.6	3.7	42.9	11.2	—
Interest Expense, Net of Capitalized Interest	43.9	46.9	59.8	140.3	183.4
Net Loss (Gain) on Early Debt Extinguishment	—	—	8.8	57.9	(33.2)
Interest Income	(55.4)	(71.0)	(76.8)	(18.4)	(6.5)
Net Mark-to-Market Adjustment on Actuarially Determined Liabilities	(5.4)	(6.1)	(0.3)	(27.8)	(43.4)
Unrealized (Gains) Losses on Derivative Contracts Related to Forecasted Sales	—	—	(159.0)	35.8	115.1
Unrealized Losses (Gains) on Foreign Currency Option Contracts	(6.0)	9.0	(7.4)	2.3	7.5
Take-or-Pay Contract-Based Intangible Recognition	(1.0)	(3.0)	(2.5)	(2.8)	(4.3)
Income Tax Provision (Benefit)	8.8	108.8	308.8	(38.8)	22.8
Adjusted EBITDA (1)	$454.9	$871.7	$1,363.9	$1,844.7	$916.7

Operating Costs and Expenses	$3,334.9
Unrealized Gains on Foreign Currency Option Contracts	6.0
Take-or-Pay Contract-Based Intangible Recognition	1.0
Net Periodic Benefit Credit, Excluding Service Cost	(29.7)
Segment Costs (2)	$3,312.2

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		Year Ended	Year Ended
		Dec. 31, 2024	Dec. 31, 2023
		(In Millions)
Reconciliation of Non-GAAP Financial Measures
Net Cash Provided By Operating Activities		$606.5	$1,035.5
Net Cash Used In Investing Activities		(598.1)	(342.6)
Add Back: Amount Attributable to Business Combinations		75.0	—
Free Cash Flow (3)		$83.4	$692.9
Adjustment to LTIP Performance Metric (4)		207.4	72.0
Free Cash Flow-LTIP (5) (2023 Performance-Based Cash Award)		$290.8	$764.9
Free Cash Flow-LTIP (5) (2023 Performance-Based Cash Award - Two Year Period)		$1,055.7

	Year Ended Dec. 31, 2025
Reportable Segment	Segment Costs (2)	Sales Related Costs (6)	Miscellaneous Adjustments (7)	Holding Costs Adjustment (8)	Clean Cash Cost (9)
	(In Millions)
Seaborne Thermal	$686.3	$(196.3)	$(4.1)	$9.1	$495.0
Seaborne Metallurgical	980.2	(238.2)	3.4	—	745.4
Powder River Basin	977.2	(281.1)	(2.7)	—	693.4
Other U.S. Thermal	635.9	(43.1)	0.6	—	593.4
Corporate and Other	32.6
Total	$3,312.2

Reportable Segment	Tons Sold
	(In Millions)
Seaborne Thermal	15.4
Seaborne Metallurgical	8.6
Powder River Basin	84.5
Other U.S. Thermal	13.4

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Note: Adjusted EBITDA; Segment Costs; Free Cash Flow; Free Cash Flow-LTIP; and Clean Cash Cost are non-GAAP financial measures. Management believes non-GAAP measures are used by investors to measure our operating performance. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.
(1)Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing our reportable segments' operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by the chief operating decision maker, defined as our President and Chief Executive Officer, as the primary financial metric to measure each reportable segment's operating performance against expected results and to allocate resources, including capital investment in mining operations and potential expansions.
(2)    Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of its reportable segments’ operating performance, as displayed in the reconciliation above. Segment Costs is used by management as a component of a metric to measure each reportable segment's operating performance.
(3)    Free Cash Flow is defined as net cash provided by operating activities less net cash used in investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.
(4)    Items impacting STIP/LTIP performance metric, as described within the Proxy Statement under "Compensation Discussion and Analysis."
(5)    Free Cash Flow-LTIP is equal to Free Cash Flow further adjusted for certain items which impact the LTIP performance metric.
(6)    Coal hauling and loading, royalties and other sales related expenses which are excluded from Segment Costs when calculating Clean Cash Cost.
(7)    Costs that are not controllable by the operations which are excluded from Segment Costs when calculating Clean Cash Cost.
(8)    During 2025, holding costs related to the Wambo Underground Mine were incurred outside of segment results. To reflect a more representative Clean Cash Cost per Ton, an adjustment was made to add these costs.
(9)    Clean Cash Cost is defined as Segment Costs adjusted for sales related costs, costs that are not controllable by the operations and certain items which impact the STIP performance metric.

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APPENDIX C: PEABODY ENERGY CORPORATION 2026 INCENTIVE PLAN

Peabody Energy Corporation
2026 Incentive Plan

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Peabody Energy Corporation
2026 Incentive Plan
Section 1. Establishment, Purpose and Duration
1.1    Effective Date and Purpose. Peabody Energy Corporation, a Delaware corporation (the “Company”), hereby amends and restates the Peabody Energy Corporation 2017 Incentive Plan and renames such plan as the 2026 Incentive Plan (the “Plan”). The Plan is intended to help attract and retain employees, consultants and directors upon whom, in large measure, the sustained progress, growth and profitability of the Company depend. By encouraging employees, consultants and directors of the Company and its Subsidiaries to acquire a proprietary interest in the Company’s growth and performance, the Company intends to motivate employees, consultants and directors to achieve Company goals and to more closely align such persons’ interests with those of the Company’s other shareholders. The Plan, as amended and restated, was approved by the Board on March 24, 2026 (the “Approval Date”). The Plan, as amended and restated, became effective upon approval of the Company’s shareholders on [__________________], 2026 (the “Effective Date”).
1.2    Duration of the Plan. The Plan, as amended and restated, shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors of the Company to amend or terminate the Plan at any time pursuant to Section 15, until the earlier to occur of (a) the date all Shares subject to the Plan shall have been purchased or acquired and the Restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions, and (b) five (5) years from the Effective Date of the Plan (provided that Incentive Stock Options may not be granted hereunder after the fifth (5th) anniversary of the Approval Date). The termination of the Plan shall not adversely affect any Awards outstanding on the date of such termination.
Section 2. Definitions
As used in the Plan, in addition to terms elsewhere defined in the Plan, the following terms shall have the meanings set forth below:
2.1    “Acquired Entity” has the meaning set forth in Section 5.6.
2.2    “Acquired Entity Award” has the meaning set forth in Section 5.6.
2.3    “Approval Date” has the meaning set forth in Section 1.1.
2.4    “Award” means any Option (including a Non-Qualified Stock Option and an Incentive Stock Option), Stock Appreciation Right, Restricted Stock, Share, Restricted Stock Unit, Deferred Stock, Performance Unit, Substitute Award, Dividend Equivalent or Cash Incentive Award.
2.5    “Award Agreement” means any written agreement, contract or other instrument, document or form of writing evidencing any Award granted hereunder by the Company. An Award Agreement may be in any electronic medium and may be limited to notation on the books and records of the Company. Unless otherwise determined by the Company, an Award Agreement may be accepted by a Grantee through an on-line or electronic system established and maintained by or on behalf of the Company.
2.6    “Beneficiary” means the Person designated to receive Plan benefits, if any, following the Grantee’s death in accordance with Section 17.8.
2.7    “Board” means the Board of Directors of the Company.
2.8    “Cash Incentive Award” means an Award granted under Section 12.
2.9    “Cause” means, unless otherwise set forth in the applicable Award Agreement: (a) any willful fraud, dishonesty or misconduct of the Grantee that can reasonably be expected to have a detrimental effect on (i) the reputation or business of the Company or any of its subsidiaries or affiliates or (ii) the Grantee’s reputation or performance of his or her duties to the Company or any of its subsidiaries or affiliates; (b) willful

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refusal or failure of the Grantee to comply with the Company’s Code of Business Conduct and Ethics, the Company’s Anti-Corruption and Bribery policy or any other material corporate policy of the Company; (c) the Grantee’s willful or repeated failure to meet documented performance objectives or to perform his or her duties or to follow reasonable and lawful directives of his or her manager (other than due to death or Disability); (d) the Grantee’s conviction of, or plea of nolo contendere to (i) any felony; or (ii) any other criminal charge that may reasonably be expected to have a material detrimental effect on the reputation or business of the Company or any of its subsidiaries or affiliates; or (e) the Grantee’s willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to the Grantee’s employment with the Company, after being instructed to cooperate by the Chairman and/or Chief Executive Officer or by the Board, or the willful destruction of or willful failure to preserve documents or other material known to be relevant to any such investigation; provided that with respect to clause (b) or (c) above, the Grantee shall have fifteen (15) business days following written notice of the conduct which is the basis for the potential termination for Cause within which to cure such conduct, to the extent it can be cured, to prevent termination for Cause by the Company. If the Grantee cures the conduct that is the basis for the potential termination for Cause within such period, the Company’s notice of termination shall be deemed withdrawn.
2.10    “Change in Control” means, unless otherwise set forth in the applicable Award Agreement, the occurrence of any one or more of the following: (a) any corporation, person or other entity (other than the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries), including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner of stock representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; (b) there is consummated (i) a merger, consolidation, plan of arrangement, reorganization or similar transaction or series of transactions in which the Company is involved, other than such a transaction or series of transactions which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the securities of the Company or such surviving entity (or the parent, if any) outstanding immediately after such transaction(s) in substantially the same proportions as their ownership immediately prior to such transaction(s); (ii) a sale or other disposition of all or substantially all of the Company’s assets; or (iii) approval by the Company’s shareholders of a plan of liquidation of the Company; or (c) within any period of 24 consecutive months, persons who were members of the Board immediately prior to such 24-month period, together with persons who were first elected as directors during such 24-month period by or upon the recommendation of persons who were members of the Board immediately prior to such 24-month period and who constituted a majority of the Board at the time of such election (but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board), cease to constitute a majority of the Board. Notwithstanding the foregoing, to the extent an Award is a Deferred Compensation Award, a Change in Control (as defined above) shall be limited to such event or series of events that also constitute a “change of control event” (as described in Treasury Regulation Section 1.409A-3(i)(5)(i)) with respect to the Company, but only to the extent necessary to establish a time or form of payment that complies with Code Section 409A, without altering the definition of Change in Control for purposes of determining whether a Grantee’s rights to such Award become vested or otherwise nonforfeitable upon the Change in Control.
2.11    “Code” means the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.
2.12    “Committee” has the meaning set forth in Section 3.1(a).
2.13    “Common Stock” means common stock of the Company.
2.14    “Company” has the meaning set forth in Section 1.1.
2.15    “Current Grant” has the meaning set forth in Section 6.5(d).
2.16    “Deferred Compensation Award” means an Award that does not qualify for an exemption from Code Section 409A coverage.

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2.17    “Deferred Stock” means a right (which may be subject to Restrictions, which Restrictions may be time-based, performance-based or based upon the occurrence of one or more events or conditions), granted as an Award under Section 10, to receive payment in the form of Shares (or measured by the value of Shares) at the end of a specified deferral period (or without any deferral period).
2.18    “Disability” means, unless otherwise set forth in the applicable Award Agreement, a mental or physical illness that entitles the Grantee to receive benefits under the long-term disability plan of an Employer, or if the Grantee is not covered by such a plan or the Grantee is not an employee of an Employer, a mental or physical illness that renders a Grantee totally and permanently incapable of performing the Grantee’s duties for the Company or a Subsidiary. Notwithstanding the foregoing, unless otherwise set forth in the applicable Award Agreement, (a) a Disability shall not qualify under this Plan if it is the result of (i) a willfully self-inflicted injury or willfully self-induced sickness; or (ii) an injury or disease contracted, suffered, or incurred while participating in a felony criminal offense; and (b) with respect to any Deferred Compensation Award, Disability shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
2.19    “Disqualifying Disposition” has the meaning set forth in Section 6.5(f).
2.20    “Dividend Equivalent” means any right to receive payments equal to dividends or other distributions, if and when paid or distributed, on Shares.
2.21    “Effective Date” has the meaning set forth in Section 1.1.
2.22    “Eligible Person” means any employee of an Employer, non-employee director of the Company or consultant engaged by an Employer. A consultant may be treated as an Eligible Person under the Plan only if a Registration Statement on Form S-8 under the Securities Act is available to register either the offer or the sale of the Company’s securities to such consultant.
2.23    “Employer” means the Company or any Subsidiary.
2.24    “Exchange Act” means the Securities and Exchange Act of 1934, as amended, or any successors thereto, and the rules and regulations promulgated thereunder, all as shall be amended from time to time.
2.25    “Exercise Date” means the date the holder of an Award that is subject to exercise delivers notice of such exercise to the Company, accompanied by such payment, attestations, representations and warranties or other documentation as required hereunder, under the applicable Award Agreement or as the Committee may otherwise specify.
2.26    “Fair Market Value” means, as of any applicable date, (a) the closing sales price for one Share on such date as reported on the New York Stock Exchange or, if not listed on such exchange, on such other market system or stock exchange on which the Company’s Common Stock is then listed or admitted to trading, or on the last previous day on which a sale was reported if no sale of a Share was reported on such date, or (b) if the foregoing subsection (a) does not apply, the fair market value of a Share as reasonably determined in good faith by the Board in accordance with Code Section 409A. For purposes of clause (b) of the preceding sentence, the determination of such Fair Market Value by the Board will be made no less frequently than every twelve (12) months and will either (x) use one of the safe harbor methodologies permitted under Treasury Regulation Section 1.409-1(b)(5)(iv)(B)(2) (or such other similar regulation provision as may be provided) or (y) include, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash flows of the Company, the market value of stock or other equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company, the value of which can be readily determined through objective means (such as through trading prices or an established securities market or an amount paid in an arms’ length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability and whether the valuation method is used for other purposes that have a material economic effect on the Company, its shareholders or its creditors.
2.27    “FICA” has the meaning set forth in Section 16.1(a).

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2.28    “Grant Date” means the date on which an Award is granted, which date may be specified in advance by the Committee.
2.29    “Grantee” means an Eligible Person who has been granted an Award.
2.30    “Immediate Family” has the meaning set forth in Section 5.4(c).
2.31    “Incentive Opportunity” means, except as otherwise set forth in the applicable Award Agreement, a Grantee’s threshold, target and maximum Incentive Opportunity for a Year; provided that such Incentive Opportunity shall be either (a) to the extent that the Grantee has entered into an employment agreement with the Company, the threshold, target and maximum incentive payment levels, if any, specified in the employment agreement for such Year based on the Grantee’s base salary in effect on the last day of such year, or (b) if there is no employment agreement in effect between the Company and the Grantee as of the first day of such Year or if the employment agreement does not specify such incentive payment levels, the percentages of such Grantee’s base salary in effect on the first day of such Year (or such later date as such person is designated as a Grantee) as determined by the Committee in its sole discretion within the first ninety (90) days of such Year (or before such later date as such person is designated as a Grantee). A Grantee’s Incentive Opportunity may be changed during a Year to reflect changes in compensation or duties during such Year. It is expected that the Cash Incentive Award of such Grantee will be prorated based on the portion of the Year that each level of Incentive Opportunity was in effect with respect to such Grantee.
2.32    “Incentive Stock Option” means an Option granted under Section 6 that is intended to meet the requirements of Code Section 422.
2.33    “including” or “includes” means “including, but not limited to,” or “includes, but is not limited to,” respectively.
2.34    “Non-Qualified Stock Option” means an Option granted under Section 6 that is not intended to be an Incentive Stock Option.
2.35    “Notice” has the meaning set forth in Section 6.6(a).
2.36    “Other Plans” has the meaning set forth in Section 6.5(d)
2.37    “Option” means an Incentive Stock Option or Non-Qualified Stock Option.
2.38    “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.
2.39    “Performance Goal” means the objective or subjective criteria determined by the Committee, the degree of attainment of which will affect (a) in the case of an Award other than a Cash Incentive Award, the amount of the Award the Grantee is entitled to receive or retain, and (b) in the case of a Cash Incentive Award, the portion of the individual’s Incentive Opportunity potentially payable as a Cash Incentive Award. Performance Goals may contain threshold, target and maximum levels of achievement
2.40    “Performance Period” means that period established by the Committee at the time any Performance Unit or other Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
2.41    “Performance Unit” means any grant pursuant to Section 11 of (a) an incentive award consisting of cash or other property (including, but not limited to Common Stock) the amount or value of which, and/or the entitlement to which, is conditioned upon the attainment of any Performance Goals specified by the Committee, or (b) a unit valued by reference to a designated amount of cash or property other than Shares.
2.42    “Permitted Transferee” has the meaning set forth in Section 5.4(c).

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2.43    “Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
2.44    “Plan” has the meaning set forth in Section 1.1, and also includes any appendices hereto.
2.45    “Prior Plans” means any plan or program of the Company pursuant to which equity-based awards have been granted, specifically including, but not limited to, the Long-Term Equity Incentive Plan (2001), the 2004 Long-Term Equity Incentive Plan, the 2011 Long-Term Equity Incentive Plan and the 2015 Long-Term Incentive Plan.
2.46    “Restricted Stock” means any Shares issued as an Award under the Plan that are subject to Restrictions, which Restrictions may be time-based, performance-based or based upon the occurrence of one or more events or conditions.
2.47    “Restricted Stock Unit” or “RSU” means the right granted as an Award under the Plan to receive a Share or cash, conditioned on the satisfaction of Restrictions imposed by the Committee, which Restrictions may be time-based, performance-based or based upon the occurrence of one or more events or conditions.
2.48    “Restrictions” means any restriction on a Grantee’s free enjoyment of the Shares or other rights underlying Awards, including (a) that the Grantee or other holder may not sell, transfer, pledge, or assign a Share or right, and (b) such other restrictions as the Committee may impose in the Award Agreement (including any restriction on the right to vote such Share and the right to receive any dividends). Restrictions may be based upon the passage of time or the satisfaction of performance criteria or the occurrence of one or more events or conditions, and shall lapse separately or in combination upon the occurrence of such conditions and at such time or times, in installments or otherwise, as the Committee shall specify. Except as otherwise set forth in the Plan or an Award Agreement or as provided for by the Committee, Awards subject to a Restriction shall be forfeited if the Restriction does not lapse prior to such date or the occurrence of such event or the satisfaction of such other criteria as the Committee shall determine.
2.49    “Retirement” means, unless otherwise set forth in the applicable Award Agreement, a Termination of Service, other than for Cause, death or Disability, on or after reaching (a) age 65 or (b) age 60 with five (5) years of service with an Employer.
2.50    “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.
2.51    “SEC” means the United States Securities and Exchange Commission, or any successor thereto.
2.52    “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.
2.53    “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.
2.54    “Settlement Date” means the payment date for Restricted Stock Units or Deferred Stock.
2.55    “Share” means a share of Common Stock.
2.56    “Stock Appreciation Right” or “SAR” means a right granted as an Award under the Plan to receive, as of the date specified in the Award Agreement, an amount in cash or Shares equal in value to the number of Shares with respect to which the SAR is exercised, multiplied by the excess of (a) the Fair Market Value of one Share on the Exercise Date over (b) the Strike Price.
2.57    “Strike Price” means the per Share price used as the baseline measure for the value of an SAR, as specified in the applicable Award Agreement.

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2.58    “Subsidiary” means any Person that directly, or through one (1) or more intermediaries, is controlled by the Company and that would be treated as a single employer with the Company under Sections 414(b) and 414(c) of the Code if the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2.
2.59    “Subsidiary Corporation” has the meaning set forth in Section 6.5.
2.60    “Substitute Award” has the meaning set forth in Section 5.6.
2.61    “Tax Date” has the meaning set forth in Section 16.1(a).
2.62    “Term” means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled.
2.63    “Termination of Service,” unless otherwise set forth in the applicable Award Agreement, occurs (a) on the first day on which an individual is for any reason no longer providing services to an Employer in the capacity of an employee, director or consultant or (b) with respect to an individual who is an employee or consultant to a Subsidiary, the first day on which such entity ceases to be a Subsidiary of the Company and such individual is no longer providing services to the Company or another Subsidiary; provided that the Committee shall have the discretion to determine when a Grantee, who terminates services as an employee, but continues to provide services in the capacity of a consultant immediately following such termination, has incurred a Termination of Service. Notwithstanding the foregoing, in the case of a Deferred Compensation Award, to the extent required to comply with Code Section 409A, a Termination of Service shall only occur at the time of the Grantee’s “separation from service” with the Company within the meaning of Code Section 409A or as otherwise set forth in an Award Agreement or deferral election form pursuant to the Plan.
2.64    “Total Payments” has the meaning set forth in Section 17.7.
2.65    “Unrestricted Stock” has the meaning set forth in Section 8.4.
2.66    “Year” means a calendar year.
2.67    “10% Owner” has the meaning set forth in Section 6.5(b).
2.68    “$100,000 Limit” has the meaning set forth in Section 6.5(d).
Section 3. Administration
3.1    Committee.
(a)    Subject to Section 3.2, the Plan shall be administered by the Compensation Committee of the Board (the “Committee”) unless otherwise determined (generally or in specific circumstances) by the Board.
(b)    The Committee may delegate, to the fullest extent permitted by Delaware General Corporation Law, other federal or state law or regulation, or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, to the Chief Executive Officer, Chief Financial Officer or Chief Administrative Officer of the Company any or all of the authority of the Committee with respect to the grant of Awards to Grantees, other than Grantees who are members of the Board or who are executive officers, or are Section 16 Persons at the time any such delegated authority is exercised. In addition, with respect to plan administration issues (and not with respect to issues directly related to Awards), to the fullest extent permitted by Delaware General Corporation Law, other federal or state law or regulation, or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, the Committee may delegate to the Company or any officer thereof any or all of the authority of the Committee. When the authority of the Committee has been properly delegated pursuant to this Section 3.1(b), reference to the “Committee” herein shall be deemed to be references to such delegate (except where the context clearly indicates otherwise).
3.2    Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee shall have full power and authority and sole discretion as follows:

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(a)    to determine when, to whom (i.e., what Eligible Persons) and in what types and amounts Awards should be granted;
(b)    to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award (including conditions intended to comply with Code Section 409A, the number of Shares or the amount of cash or other property to which an Award will relate, any Option Price or Strike Price, grant price or purchase price, any limitation or Restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictive covenants, restrictions on exercisability or transferability, any performance goals, including those relating to the Company and/or a Subsidiary and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);
(c)    to determine the benefit (including any Incentive Opportunity) payable under any Award and to determine whether any performance or vesting conditions, including Performance Goals, have been satisfied;
(d)    to determine whether or not specific Awards shall be granted in connection with other specific Awards;
(e)    to determine the Term, as applicable;
(f)    to determine the amount, if any, that a Grantee shall pay for any Award, whether to permit or require the payment of cash dividends or Dividend Equivalents, as applicable, thereon to be deferred and the terms related thereto, when an Award shall be forfeited and whether any Shares acquired upon issuance, exercise or settlement of an Award, as applicable, shall be held in escrow or other custodial arrangement;
(g)    to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited, surrendered or subjected to continued vesting (each in accordance with the terms and requirements of the Plan) or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time or to extend the period subsequent to the Termination of Service within which an Award may be exercised;
(h)    to determine with respect to Awards granted to Eligible Persons, whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or, if and to the extent specified in the Award Agreement, automatically or at the election of the Committee and to provide for the payment of interest or other rate of return determined with reference to a predetermined actual investment or independently set interest rate, or with respect to other bases permitted under Code Section 409A or otherwise, for the period between the date of exercise and the date of payment or settlement of the Award;
(i)    to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law and to establish sub-plans for an Eligible Person outside the United States with such provisions as are consistent with the Plan as may be suitable in other jurisdictions;
(j)    to determine whether a Grantee has a Disability or a Retirement;
(k)    to determine whether and under what circumstances (e.g., whether a Termination of Service was for Cause) a Grantee has incurred a Termination of Service;
(l)    to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;
(m)    without the consent of the Grantee, to make adjustments in the terms and conditions of, and the criteria for, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting an Employer or the financial statements of an Employer, or in response to changes in applicable laws, regulations or accounting principles;

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(n)    to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(o)    to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee (except as provided in this Section 3.2(o) and Sections 5.5 and 15.2), to amend any such Award Agreement at any time; provided that the consent of the Grantee shall not be required for any amendment (i) which does not materially and adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or regulation or change in an existing applicable law or regulation or interpretation thereof, (iii) to the extent the Award Agreement specifically permits amendment without consent, or (iv) that constitutes the termination of a Deferred Compensation Award, but only to the extent such termination is intended to satisfy the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ix);
(p)    to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee, and including requiring the Grantee to enter into restrictive covenants;
(q)    to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and
(r)    to construe and interpret the Plan and take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions, interpretations and determinations, including factual determinations, as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Subsidiaries, any Grantee, any Eligible Person, any Person claiming any rights under the Plan from or through any Grantee, and shareholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.
All determinations of the Committee shall be made by a majority of its members; provided that any determination affecting any Awards made or to be made to a member of the Committee may, at the Board’s election, be made by the Board.
Section 4. Shares Subject to the Plan and Adjustments
4.1    Number of Shares Available for Grants.
(a)    Subject to Sections 4.1(b) and 4.1(c), and subject to adjustment as provided in Section 4.2, the maximum number of Shares that will be available for issuance under the Plan will be equal to the number of shares remaining available for issuance under the Plan prior to the Effective Date, plus 3,000,000, plus any Shares that become available under any of the Prior Plans due to a forfeiture or other termination of awards thereunder (whether for a failure to vest, a failure to exercise prior to expiration or otherwise) after the Effective Date. For purposes of this Section 4.1(a), each Share underlying an Award shall reduce the number of Shares remaining available for delivery under the Plan by one (1) Share (provided, that a SAR that, by its terms, from and after the Grant Date thereof, is payable only in cash shall not reduce the number of remaining available Shares). If all or a portion of an Award is forfeited or otherwise terminates without the delivery of Shares (or Shares are returned to the Company in connection with such forfeiture or termination), the Shares underlying such Award (or portion thereof), or the Shares forfeited in connection with such Award (or portion thereof), shall again be considered remaining available Shares for purposes of the Plan and shall increase the number of remaining available Shares. For the avoidance of doubt, the following Shares shall not again be considered available Shares hereunder: (i) Shares withheld to pay the Option Price of an Option; (ii) Shares not issued in

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connection with a stock-settled SAR; (iii) Shares purchased on the open market with Option proceeds, and (iv) Shares used to satisfy tax withholding obligations. The number of Shares that may be issued under the Plan shall not be affected by (x) the payment in cash of dividends or Dividend Equivalents in connection with outstanding Awards; or (y) any Shares underlying or otherwise required to satisfy Substitute Awards. Notwithstanding anything in this Plan to the contrary and subject to adjustment as provided in Section 4.2, the aggregate number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 7,292,771 Shares.
(b)    Except as provided in Section 4.1(a), if any Award is settled in cash, the Shares subject to such Award that are not delivered shall again be considered available Shares for purposes of the Plan. If a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan. Awards using such available shares shall not be made after the date awards could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees of the Company or any Subsidiary or Non-Employee Directors prior to such acquisition or combination.
(c)    The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares that have been delivered pursuant to the Plan. Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.
4.2    Adjustments in Authorized Shares and Awards. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718, Compensation - Stock Compensation (or any successor thereto)) that causes the per share value of Shares to change, such as an extraordinary cash dividend, stock dividend, stock split, spinoff, splitoff, spinout, splitup, reorganization, partial or complete liquidation or other distribution of assets, rights offering or recapitalization through an extraordinary dividend, or any other corporate transaction or event having an effect similar to any of the foregoing, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to outstanding Awards, (iii) the Option Price or Strike Price of outstanding Options and SARs, (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Incentive Awards, (v) in Cash Incentive Awards, and (vi) in other terms of outstanding Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company or other distribution of assets or other similar corporate transaction or event, including a Change in Control, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of Grantees. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Option or SAR with an Option Price or Strike price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option or SAR without any payment to the Grantee holding such Option or SAR. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 4.2 in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.

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4.3    Annual Individual Limitations.
(a)    No Grantee may be granted Awards for Options and/or SARs with respect to a number of Shares in any one Year exceeding 1,000,000 Shares, any or all of which may be Incentive Stock Options.
(b)    No Grantee may be granted Awards for Restricted Stock, Deferred Stock, Restricted Stock Units, Performance Units and/or any other Award (other than an Award of Options or SARs) which is determined by reference to the value of Shares or appreciation in the value of Shares, with respect to a number of Shares in any one Year exceeding 1,000,000 Shares.
(c)    During any one Year, the maximum number of Shares subject to Awards granted to any Grantee who is a member of the Board and is not otherwise employed by the Company or any Subsidiary, taken together with any cash fees paid to such Grantee during the Year, shall not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).
(d)    All Share limits specified in this Section 4.3 shall be adjusted to the extent necessary to reflect adjustments to Shares required by Section 4.2
Section 5. Eligibility and General Conditions of Awards
5.1    Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award.
5.2    Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.
5.3    General Terms and Termination of Service. Unless otherwise set forth in Section 5.3(a) or 5.3(b) hereof, or otherwise determined by the Committee pursuant to Section 5.3(d) hereof, no portion of any Award granted hereunder shall vest less than one (1) year following the Grant Date of such Award; provided that, notwithstanding the foregoing, Awards that result in the issuance of up to 5% of the Shares reserved for issuance under Section 4.1(a) may be granted to any one or more Grantees without respect to such minimum vesting provision. Except as provided in this Section 5.3 or in the applicable Award Agreement, at the time of a Termination of Service, all Options or SARs that have not been exercised, or any other Awards that remain subject to Restrictions or which are not otherwise vested or exercisable, shall be cancelled and forfeited to the Company. Any Restricted Stock that is forfeited by the Grantee upon Termination of Service shall be reacquired by the Company, and the Grantee shall sign any document and take any other action required to assign such Shares back to the Company.
(a)    Options and SARs. Except as otherwise provided in an Award Agreement:
(i)    If the Grantee incurs a Termination of Service due to his or her death or Disability, the Options or SARs held by such Grantee shall become fully vested and exercisable at the time of such Termination of Service, and such Options or SARs shall remain exercisable for a period of one (1) year from the date of such Termination of Service (but not beyond the original Term). To the extent the Options or SARs held by such Grantee (or the applicable Beneficiary) are not exercised at the end of such one (1) year period, such Options or SARs shall be immediately cancelled and forfeited to the Company. To the extent any Options held by such Grantee are intended to be Incentive Stock Options, such Options will cease to be treated as Incentive Stock Options unless exercise occurs within twelve (12) months of the Grantee’s Termination of Service.
(ii)    If the Grantee incurs a Termination of Service by an Employer without Cause (and other than due to death or Disability), the Options and SARs held by such Grantee may thereafter be exercised to the extent they were vested and exercisable at the time of such Termination of Service, for a period of ninety (90) days from the date of such Termination of Service (but not beyond the original Term). To the extent such Options or SARs are not exercised at the end of such ninety (90) day period, the Options or SARs held by such Grantee shall be immediately cancelled and forfeited to the Company. To the extent the Options and SARs held by such Grantee are not vested and exercisable at

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the date of such Termination of Service, they shall be immediately cancelled and forfeited to the Company. To the extent any Options held by such Grantee are intended to be Incentive Stock Options, such Options will cease to be treated as Incentive Stock Options unless exercise occurs within three (3) months after the Grantee’s Termination of Service.
(iii)    If the Grantee incurs a Termination of Service for Cause or which is voluntary on the part of the Grantee (and not due to his or her death or Disability), all Options and SARs held by such Grantee (whether or not previously vested) shall be immediately canceled and forfeited to the Company.
(b)    Other Awards. Except as otherwise provided in an Award Agreement:
(i)    If Termination of Service occurs by reason of the Grantee’s death or Disability, such Grantee’s Awards other than Options or SARs shall become immediately vested and no longer subject to the applicable Restrictions. To the extent such Awards are based on performance, the vesting described in the preceding sentence shall occur based on target performance.
(ii)    If Termination of Service occurs for any reason other than the Grantee’s death or Disability while the Grantee’s Awards (other than Options or SARs) are subject to a Restriction(s), all of such Grantee’s Awards (other than Options or SARs) that are unvested or still subject to Restrictions shall be forfeited to the Company by the Grantee.
(c)    Dividends; Dividend Equivalents. If Dividend Equivalents have been credited with respect to any Award and such Award (in whole or in part) is forfeited, all Dividend Equivalents credited in connection with such forfeited Award (or portion of an Award) shall also be forfeited to the Company. In no event shall any dividends or Dividend Equivalents credited to, accrued in respect of, or otherwise relating to any Award vest or otherwise become payable prior to the time the underlying Award (or applicable portion thereof) vests.
(d)    Waiver by Committee. Notwithstanding the foregoing provisions of this Section 5.3, the Committee may in its sole discretion as to all or part of any Award as to any Grantee, at the time the Award is granted or thereafter, (i) determine that some or all Awards held by such Grantee shall become exercisable or vested during employment or service or upon a Termination of Service, (ii) determine that some or all Awards held by such Grantee shall continue to become exercisable or vested in full or in installments after Termination of Service, (iii) extend the period for exercise of some or all Options or SARs held by such Grantee following Termination of Service (but not beyond the original Term), or (iv) provide that any Award shall in whole or in part not be forfeited upon such Termination of Service. Notwithstanding the preceding sentence, the Committee shall not have the authority under this Section 5.3(d) to take any action with respect to an Award to the extent that such action would cause an Award that is not intended to be deferred compensation subject to Code Section 409A to be subject thereto (or if such Awards are Deferred Compensation Awards, so as not to give rise to liability under Code Section 409A).
5.4    Nontransferability of Awards.
(a)    Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative.
(b)    No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution (or, in the case of Restricted Stock, to the Company), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable; provided that the designation of a Beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance for purposes of this Section 5.4(b); and provided, further, that no Award may be transferred for value. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, Beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to the provisions of the Plan and any applicable Award Agreement (except to the

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extent the Plan and Award Agreement otherwise provide with respect to such persons) and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.
(c)    Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement, Non-Qualified Stock Options may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership, limited liability company, corporation or and similar entity of which all of the partners, members or shareholders are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, former spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships. Such Award may be exercised by such Permitted Transferee in accordance with the terms of such Award. In all cases, when an Option has been transferred to a Permitted Transferee pursuant to this Section 5.4(c), such Permitted Transferee shall be subject to all terms of the Plan and the relevant Award Agreement as if such Permitted Transferee was the Grantee (provided that satisfaction of vesting criteria and forfeiture provisions will still be based on the employment and performance of the Grantee).
(d)    Nothing herein shall be construed as requiring the Committee to honor the order of a domestic relations court regarding an Award, except to the extent required under applicable law.
5.5    Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised or unsettled Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan, or is otherwise in violation of any restrictive covenant or other agreement with an Employer.
5.6    Substitute Awards. The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Substitute Awards under the Plan. For purposes of this Section 5.6, “Substitute Award” means an Award granted under the Plan in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current and former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger, consolidation or combination of the employing corporation or other entity (the “Acquired Entity”) with the Company or a Subsidiary, or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Entity immediately prior to such merger, consolidation, acquisition or combination in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value.
5.7    Exercise by Non-Grantee. If any Award is exercised as permitted by the Plan by any Person other than the Grantee, the exercise notice shall be accompanied by such documentation as may reasonably be required by the Committee, including, without limitation, evidence of authority of such Person or Persons to exercise the Award and, if the Committee so specifies, evidence satisfactory to the Company that any estate or related taxes payable with respect to such Shares have been paid or provided for.
5.8    No Cash Consideration for Awards. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.
5.9    Shares and Awards Subject to Applicable Policies. Awards granted pursuant to the Plan, and all Shares related to such Awards, shall be subject to all applicable policies and guidelines of the Company that relate to (a) share ownership requirements, or (b) recovery of compensation (i.e., clawbacks).
Section 6. Stock Options
6.1    Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement in such form as the Committee may approve that shall specify the Grant Date, the Option Price, the Term (not to exceed ten

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(10) years from its Grant Date), the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions (including Restrictions) not inconsistent with the provisions of the Plan as the Committee shall determine. Notwithstanding the foregoing, the Term of any Option (other than Incentive Stock Options) granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such Option would expire at a time when trading in Shares is prohibited by law or any applicable insider trading policy of the Company. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence, but in no event will any Term extension extend beyond the original Term of the Option.
6.3    Option Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided that, except in the case of Substitute Awards, such purchase price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. Subject to the adjustment allowed in Section 4.2, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option. Without the approval of shareholders, neither the Committee nor the Board will amend or replace previously granted Options or SARs in a transaction that constitutes “repricing,” which for this purpose means any of the following or any action that has the same effect: (i) lowering the exercise price of an Option or SAR after it is granted; (ii) any other action that is treated as a repricing under generally accepted accounting principles; (iii) cancelling an Option or SAR at a time when its exercise prices exceeds the Fair Market Value of the underlying Stock, in exchange for another Option or SAR, Restricted Stock, other equity, cash or other property; provided that the foregoing transactions shall not be deemed a repricing if done pursuant to an adjustment authorized under Section 4.2 or in connection with a Change in Control.
6.4    Vesting. Subject to Section 5.3, each Option shall become vested and exercisable as specified in the applicable Award Agreement.
6.5    Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option shall:
(a)    be granted only to an employee of the Company or a Subsidiary Corporation (as defined below);
(b)    have an Option Price of not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than one hundred ten percent (110%) of the Fair Market Value of a Share on its Grant Date;
(c)    have a Term of not more than ten (10) years (five (5) years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;
(d)    not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other equity incentive plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);
(e)    if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;
(f)    require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code

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(relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within ten (10) days of such a Disqualifying Disposition;
(g)    by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a Beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and
(h)    if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.
For purposes of this Section 6.5, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Sections 3.2(o) or 15.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.
6.6    Exercise and Payment.
(a)    Except as may otherwise be provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice (“Notice”) to the Company setting forth the number of Shares to be exercised, accompanied by full payment (including any applicable tax withholding) for the Shares made by any one or more of the following means on the Exercise Date:
(i)    cash, personal check or wire transfer;
(ii)    with the approval of the Committee, Shares valued at the Fair Market Value of a Share on the Exercise Date;
(iii)    with the approval of the Committee, subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares otherwise issuable upon exercise of the Options pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise);
(iv)    subject to applicable law, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of applicable withholding taxes payable by Grantee by reason of such exercise; or
(v)    in any other form of consideration approved by the Committee.
(b)    Subject to applicable law, the Company may loan a Grantee all or any portion of the amount payable by the Grantee to the Company upon exercise of the Option on such terms and conditions as the Committee may determine.
(c)    If the Option is exercised as permitted by the Plan by any Person other than the Grantee, the Notice shall be accompanied by documentation as may reasonably be required by the Company, including, evidence of authority of such Person or Persons to exercise the Option.
(d)    At the time a Grantee exercises an Option or to the extent provided by the Committee in the applicable Award Agreement, in lieu of accepting payment of the Option Price of the Option and delivering the number of Shares of Common Stock for which the Option is being exercised, the Committee may direct that the

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Company either (i) pay the Grantee a cash amount, or (ii) issue a lesser number of Shares of Common Stock, in any such case, having a Fair Market Value on the Exercise Date equal to the amount, if any, by which the aggregate Fair Market Value of the Shares of Common Stock as to which the Option is being exercised exceeds the aggregate Option Price for such Shares, based on such terms and conditions as the Committee shall establish.
6.7    No Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an Option.
Section 7. Stock Appreciation Rights
7.1    Grant of SARs. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person on a standalone basis only (i.e., not in tandem with an Option). The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.
7.2    Award Agreements. Each SAR shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee. Unless otherwise provided in the Award Agreement, no SAR shall have a Term of more than ten (10) years from the Grant Date of the SAR. Notwithstanding the foregoing, the Term of any SAR granted hereunder shall be automatically extended if, absent the extension provided by this sentence, the Term of such SAR would expire at a time when trading in Shares is prohibited by law or any applicable insider trading policy of the Company. Any Term extension pursuant to the preceding sentence shall last until thirty (30) days following the expiration of the trading prohibition described in the preceding sentence, but in no event will any Term extension extend beyond the original Term of the SAR.
7.3    Strike Price. The Strike Price of an SAR shall be determined by the Committee in its sole discretion; provided that, except in the case of Substitute Awards, the Strike Price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of the SAR.
7.4    Vesting. Subject to Section 5.3, each SAR shall become vested and exercisable as specified in the applicable Award Agreement.
7.5    Exercise and Payment. Except as may otherwise be provided by the Committee in an Award Agreement, SARs shall be exercised by the delivery of a Notice to the Company, setting forth the number of Shares with respect to which the SAR is to be exercised. No payment in respect of an SAR shall be made unless applicable tax withholding requirements have been satisfied in accordance with Section 16.1 or otherwise. Any payment by the Company in respect of an SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.
7.6    Grant Limitations. The Committee may at any time impose any other limitations or Restrictions upon the exercise of SARs which it deems necessary or desirable in order to achieve desirable tax results for the Grantee or the Company.
7.7    No Dividend Equivalents. For the avoidance of doubt, no Dividend Equivalents shall be granted in connection with an SAR.
Section 8. Restricted Stock
8.1    Grant of Restricted Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Eligible Person in such amounts as the Committee shall determine.
8.2    Award Agreement. Each grant of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Award, and such other provisions not inconsistent with the provisions of this Plan as the Committee shall determine. The Committee may impose such Restrictions on any Award of Restricted Stock as it deems appropriate, including time-based

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Restrictions, Restrictions based upon the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or Restrictions under applicable securities laws.
8.3    Consideration for Restricted Stock. The Committee shall determine the amount, if any, that a Grantee shall pay in exchange for receipt of an Award of Restricted Stock.
8.4    Vesting. Shares subject to a Restricted Stock Award shall become vested as specified in the applicable Award Agreement (thereafter being referred to as “Unrestricted Stock”). For purposes of calculating the number of Shares of Restricted Stock that become Unrestricted Stock as set forth above, Share amounts shall be rounded to the nearest whole Share amount.
8.5    Effect of Forfeiture. If Restricted Stock is forfeited, and if the Grantee was required to pay for such Shares or acquired such Restricted Stock upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Stock to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Stock or the exercise price of the Option, as applicable, and (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Forfeited Shares of Restricted Stock shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a shareholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Stock.
8.6    Escrow; Restrictions. Upon a grant of Shares of Restricted Stock, the Company, in its sole discretion, shall either (a) credit such Shares to the Grantee in a book entry on the records kept by the Company’s shareholder record keeper, or (b) cause to be issued certificates for such Shares. To the extent such Shares are credited pursuant to clause (a) of the preceding sentence, then any outstanding Shares shall be subject to Restrictions on transfer until, and to the extent, such Shares become Unrestricted Stock. To the extent certificates for such Shares are issued pursuant to clause (b) above, such certificates (i) shall be held in escrow by the Company until, and to the extent, such Shares shall become Unrestricted Stock, and (ii) shall bear an appropriate legend restricting the transfer of such Restricted Stock under the Plan. To the extent any such Shares fail to become Unrestricted Stock, the Company shall cancel any portion of the Shares forfeited by the Grantee. At the time when all or any portion of the Shares of Restricted Stock held by a Grantee hereunder become Unrestricted Stock, the Company shall release the Restrictions upon such Shares in the book entry records, or release the related certificates, together with any assets or securities held in escrow hereunder, from escrow, as applicable, in each case resulting in the release of any Shares that have become Unrestricted Stock.
8.7    Shareholder Rights in Restricted Stock. Restricted Stock, whether held by a Grantee or in escrow or other custodial arrangement by the Secretary of the Company, shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Stock, the Committee shall require the payment of cash dividends thereon to be subject to the same restrictions and other terms as apply to the Shares of Restricted Stock with respect to which such dividends are issued and, if the Committee so determines, reinvested in additional Shares of Restricted Stock.
Section 9. Restricted Stock Units
9.1    Grant of Restricted Stock Units. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Section 409A, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. A Grantee shall have no voting rights in Restricted Stock Units unless and until the Shares related thereto are issued to the Grantee.
9.2    Award Agreement. Each grant of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restrictions, the number of Shares subject to the Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan and Code Section 409A. The Committee may impose such Restrictions on Restricted Stock Units, including time-based Restrictions, Restrictions based on the achievement of specific performance goals, time-based Restrictions following the achievement of specific performance goals, Restrictions based on the occurrence of a specified event, and/or Restrictions under applicable securities laws.

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9.3    Crediting Restricted Stock Units. The Company shall establish an account (“RSU Account”) on its books for each Eligible Person who receives a grant of Restricted Stock Units. Restricted Stock Units shall be credited to the Grantee’s RSU Account as of the Grant Date of such Restricted Stock Units. RSU Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to RSU Accounts. The obligation to make distributions of securities or other amounts credited to RSU Accounts shall be an unfunded, unsecured obligation of the Company.
9.4    Crediting of Dividend Equivalents. To the extent provided in an Award Agreement, whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents may be credited to RSU Accounts on all Restricted Stock Units credited thereto as of the record date for such dividend or distribution, and shall be subject to the same vesting conditions as otherwise apply to the Restricted Stock Units to which such Dividend Equivalents relate. Any such Dividend Equivalents may be credited to the RSU Account in the form of (a) additional Restricted Stock Units in a number determined by applying the following formula: (A x B)/C); where “A” is equal to the value of the dividend declared per Share; “B” is equal to the number of RSUs subject to the relevant Award; and “C” is equal to the Fair Market Value of a Share on the date such dividend is paid, or (b) cash.
9.5    Settlement of RSU Accounts. The Company shall settle an RSU Account by delivering to the holder thereof (which may be the Grantee or his or her Beneficiary, as applicable) cash or a number of Shares equal to the whole number of Shares underlying the Restricted Stock Units then credited to the Grantee’s RSU Account (or a specified portion in the event of any partial settlement); provided that any fractional Shares underlying Restricted Stock Units remaining in the RSU Account on the Settlement Date shall be distributed in cash in an amount equal to the Fair Market Value of a Share as of the Settlement Date multiplied by the remaining fractional Restricted Stock Unit. Unless otherwise provided in an Award Agreement, the Settlement Date for all Restricted Stock Units credited to a Grantee’s RSU Account shall be as soon as administratively practical following the date on which Restrictions applicable to an Award of Restricted Stock Units have lapsed, but in no event shall such Settlement Date be later than March 15 of the calendar year following the calendar year in which the Restrictions applicable to an Award of Restricted Stock Units have lapsed. Unless otherwise provided in an Award Agreement, in the event of a Grantee’s Termination of Service prior to the lapse of such Restrictions, such Grantee’s Restricted Stock Units shall be immediately cancelled and forfeited to the Company.
Section 10. Deferred Stock
10.1    Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan and applicable requirements of Code Section 409A, the Committee, at any time and from time to time, may grant Deferred Stock (which may also be granted in the form of Deferred Stock units) to any Eligible Person in such number, and upon such terms, as the Committee, at any time and from time to time, shall determine (including, to the extent allowed by the Committee and subject to the requirements of Code Section 409A, grants at the election of a Grantee to convert Shares to be acquired upon lapse of restrictions on Restricted Stock or Restricted Stock Units into such Deferred Stock). A Grantee shall have no voting rights in Deferred Stock.
10.2    Award Agreement. Each grant of Deferred Stock shall be evidenced by an Award Agreement that shall specify the number of Shares underlying the Deferred Stock subject to an Award, the Settlement Date on which such Shares of Deferred Stock shall be settled and such other provisions as the Committee shall determine that are in accordance with the Plan and Code Section 409A.
10.3    Deferred Stock Elections. To the extent permitted by applicable law, the Committee, in its sole discretion, may determine that the delivery of Shares or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award (other than a Cash Incentive Award) may be deferred and may establish programs and procedures for deferral elections to be made by Grantees. Deferrals by Grantees will be made in accordance with Code Section 409A. Consistent with Code Section 409A, the Committee may provide for distributions while a Grantee is still an employee or otherwise providing services to the Company or any Subsidiary. The Committee is authorized to make deferrals of Awards (other than Cash Incentive Awards) and determine when, and in what annual percentages, Grantees may receive payments, including lump sum payments, following the Grantee’s Termination of Service, and implement such other terms and conditions consistent with the Plan and in accordance with applicable law

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Section 11. Performance Units
11.1    Grant of Performance Units. Subject to and consistent with the provisions of the Plan, Performance Units may be granted to any Eligible Person in such number and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by an Award Agreement in such form as the Committee may approve, which shall contain such terms and conditions not inconsistent with the provisions of the Plan as shall be determined from time to time by the Committee.
11.2    Value/Performance Goals. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number or value of Performance Units that will be paid to the Grantee at the end of the Performance Period. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Except as provided in an Award Agreement, (a) the Performance Goals for Awards of Performance Units shall be set by the Committee at threshold, target and maximum performance levels with the number or value of the Performance Units payable tied to the degree of attainment of the various performance levels during the Performance Period, (b) no payment shall be made with respect to a Performance Unit Award if the threshold performance level is not satisfied, and (c) if Performance Goals are attained between the threshold and target performance levels or between the target and maximum performance levels, the number or value of Performance Units under such Award shall be determined by linear interpolation, unless otherwise provided in an Award Agreement.
11.3    Earning of Performance Units. Except as provided in Section 13 or in an Award Agreement, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to payment based on the level of achievement of Performance Goals set by the Committee and as described in Section 11.2.    At the discretion of the Committee, the Award Agreement may specify that an Award of Performance Units is payable in cash, Shares, Restricted Stock or Restricted Stock Units.
11.4    Adjustment on Change of Position. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals, or the Performance Period.
11.5    Dividend; Dividend Equivalent Rights. Subject to Section 5.3(c), at the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units which have been earned, but not yet delivered to the Grantee.
Section 12. Cash Incentive Awards
12.1    Cash Incentive Awards. Subject to and consistent with the provisions of the Plan, Cash Incentive Awards may be granted to any Eligible Person in accordance with the provisions of this Section 12. The Committee shall designate the individuals eligible to be granted a Cash Incentive Award. The opportunity to be granted a Cash Incentive Award shall be evidenced by an Award Agreement or in such form as the Committee may approve, which shall specify the individual’s Incentive Opportunity, the Performance Goals, and such other terms not inconsistent with the Plan as the Committee shall determine.
12.2    Determination of Amount of Cash Incentive Awards.
(a)    Aggregate Maximum. The Committee may establish guidelines as to the maximum amount of Cash Incentive Awards payable to any Grantee for any Year or Performance Period.
(b)    Establishment of Performance Goals and Incentive Opportunities. The Committee shall establish Performance Goals for the Year or Performance Period (which, in either case, may be the same or different for some or all Eligible Persons) and may establish the threshold, target and/or maximum Incentive Opportunity for each Grantee for the attainment of specified threshold, target and/or maximum Performance

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Goals. Performance Goals and Incentive Opportunities may be weighted for different factors and measures as the Committee shall determine.
(c)    Earning of Cash Incentive Awards. Except as provided in Section 13 or in an Award Agreement, after the applicable Performance Period has ended, the Grantee shall be entitled to payment based on the level of achievement of Performance Goals set by the Committee and as described in Section 12.2(b). The Committee shall determine a Grantee’s maximum Cash Incentive Award based on the level of attainment of the Performance Goals (as determined by the Committee) and the Grantee’s Incentive Opportunity. The Committee reserves the discretion to reduce (but not below zero) the amount of a Grantee’s Cash Incentive Award below the maximum Cash Incentive Award. The determination of the Committee to reduce (including to zero) a Grantee’s Cash Incentive Award for a Year or Performance Period, as applicable, shall not affect the maximum Cash Incentive Award payable to any other Grantee.
(d)    Adjustment on Change of Position; Termination of Service. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the Performance Goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the Performance Goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the Performance Goals or the Performance Period. If a Grantee has a Termination of Service during the Year or Performance Period, as applicable, the Committee may, in its absolute discretion and under such rules as the Committee may from time to time prescribe, authorize the payment of a Cash Incentive Award to such Grantee in accordance with the foregoing provisions of this Section 12.2 and in the absence of such determination by the Committee the Grantee shall receive no Cash Incentive Award for such Year or Performance Period.
12.3    Time of Payment of Cash Incentive Awards. Cash Incentive Awards shall be paid as soon as administratively practicable after the Committee determines the amount of the Award payable under Section 12, but not later than two and one-half months after the end of the applicable Year or Performance Period.
12.4    Form of Payment of Cash Incentive Awards. An individual’s Cash Incentive Award shall be paid in cash, Shares, Restricted Stock, Options or any other form of an Award or any combination thereof as provided in the Award Agreement or in such form as the Committee may approve.
Section 13. Change in Control
13.1    Acceleration of Vesting. Unless otherwise set forth in the applicable Award Agreement, upon the occurrence of (a) an event satisfying the definition of “Change in Control” with respect to a particular Award, and (b) during the two (2) year period immediately following such event, an involuntary Termination of Service of a Grantee who holds such Award either (i) by the Grantee for good reason (as may be defined in the applicable Award Agreement) or (ii) by an Employer for a reason other than Cause, then in any such case such Award shall become fully vested, all Restrictions shall lapse and all Performance Goals shall be deemed to be met at target levels, as applicable; provided that no payment of an Award shall be accelerated to the extent such payment would cause such Award to be subject to the adverse consequences described in Code Section 409A. The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem desirable.
13.2    Special Treatment In the Event of a Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such Award is assumed by the acquiring or surviving entity, the Committee shall, unless otherwise set forth in an applicable Award Agreement, either (a) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (b) cause any such Award to be substituted for new rights, by the acquiring or surviving entity after such Change in Control. In order to maintain the Grantee’s rights with respect to an Award upon the occurrence of a Change in Control in which such Award is not to be assumed by the acquiring or surviving entity, the Committee shall, unless otherwise set forth in an applicable Award Agreement, cause such Award to be canceled in exchange for consideration (whether in cash or other property) based on the price paid per Share as part of the transaction which constitutes the Change in Control; provided, that such cancellation and payment complies with Code Section 409A. In addition, for each Option or Stock Appreciation Right with an

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Option Price or Strike Price, respectively, that is greater than the price paid per Share as part of the transaction which constitutes the Change in Control, the Committee may cancel such Award without any payment therefor.
Section 14. Dividend Equivalents
The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards (other than Options and SARs), on such terms and conditions as the Committee shall determine in accordance with Code Section 409A. Dividend Equivalents in respect of the unvested portions of Awards will be subject to the same Restrictions as the underlying Awards to which such Dividend Equivalents relate. Subject to Section 5.3(c), Dividend Equivalents shall be paid upon vesting, or when the Restrictions on the underlying Awards to which such Dividend Equivalents relate, but in no event, later than March 15 of the calendar year following the calendar year in which such Dividend Equivalents vest or the underlying Awards to which such Dividend Equivalents relate, vest. Unless otherwise provided in the Award Agreement or in Sections 9 or 10 of the Plan, if the Grantee incurs a Termination of Service prior to the date such Dividend Equivalents vest, the Grantee’s right to such Dividend Equivalents shall be immediately forfeited.
Section 15. Amendments and Termination
15.1    Amendment and Termination. Subject to Section 15.2, the Board may at any time amend, alter, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s shareholders; provided that (a) any amendment shall be subject to the approval of the Company’s shareholders if such approval is required by any federal or state law or regulation or any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) any Plan amendment or termination will not accelerate the timing of any payments that constitute deferred compensation under Code Section 409A unless such acceleration of payment is permitted by Code Section 409A. Subject to the foregoing, the Committee may amend the Plan at any time; provided that (i) no amendment shall materially impair the rights of any Grantee under any Award theretofore granted without such Grantee’s consent, and (ii) any amendment shall be subject to approval or rejection of the Board. The Committee may amend the terms of any Award, prospectively or retroactively, but except as otherwise provided in the Plan or an Award Agreement no such amendment shall impair the rights of any Grantee without such Grantee’s consent. Notwithstanding the foregoing, the Board shall have the authority to amend the Plan and outstanding Awards without the Grantee’s consent, and no such amendment shall be deemed to impair the Grantee’s rights, to: (A) take into account changes in law and tax and accounting rules, as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without a Grantee’s consent and without shareholder approval; and (B) to provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any Shares issued under and/or any other benefit related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.
15.2    Previously Granted Awards. Except as otherwise specifically provided in the Plan (including Sections 3.2(o), 5.5, 15.1 and this Section 15.2) or an Award Agreement, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Grantee of such Award.
Section 16. Withholding
16.1    Required Withholding.
(a)    When taxes are to be withheld in connection with the exercise of an Option or an SAR or upon the lapse of Restrictions on an Award or upon payment of any benefit or right under this Plan (the exercise date, the date such Restrictions lapse or such payment of any other benefit or right occurs is hereinafter referred to as the “Tax Date”)), the Grantee may be required or may be permitted to elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes, by one or a combination of the following methods:
(i)    payment of an amount in cash equal to the amount to be withheld;

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(ii)    requesting the Company to withhold from those Shares, cash or other property that would otherwise be received upon exercise of the Option or an SAR or vested upon the lapse of Restrictions on, or upon settlement of, any other Award, a number of Shares, or cash or other property having a Fair Market Value on the Tax Date equal to the amount to be withheld; or
(iii)    withholding from any compensation otherwise due to the Grantee.
The tax withholding upon exercise of an Option or an SAR or in connection with the payment or settlement of any other Award to be satisfied by withholding Shares, cash or other property granted pursuant to an Award shall not exceed the amount of taxes, up to the maximum statutory tax rates in the applicable jurisdiction, including FICA taxes, required or permitted to be withheld under federal, state and local law. Unless the Grantee elects otherwise, as of the Tax Date, the Company shall satisfy all withholding requirements pursuant to clause (ii) above. If, pursuant to clause (ii) above, Shares are withheld to satisfy taxes or other withholdings under this Section 16.1, the Shares will be valued at an amount equal to the Fair Market Value of such Shares on the Tax Date. Unless otherwise permitted by the Company, an election by a Grantee under this Section 16.1 is irrevocable. Unless otherwise determined by the Company, any fractional Share amount shall be reserved by the Company and used to satisfy other withholding obligations of the Grantee. Any additional withholding not paid by the withholding or surrender of Shares must be paid in cash by the Grantee.
(b)    Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.5(f)) or an election under Code Section 83(b) shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a).
(c)    No Award shall be settled, whether in cash or in Shares, unless the applicable tax withholding requirements have been met to the satisfaction of the Company.
16.2    Notification under Section 83(b) of the Code. If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Stock, makes the election permitted under Code Section 83(b) to include in such Grantee’s gross income in the year of transfer the amounts specified in Code Section 83(b), then such Grantee shall notify the Company of such election within ten (10) days after filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b). The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.
Section 17. General Provisions
17.1    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, other than its law respecting choice of laws and applicable federal law.
17.2    Severability. If any provision of this Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan and any such Award shall remain in full force and effect.
17.3    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
17.4    Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges or markets as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and neither the Company nor any Subsidiary shall be obligated to deliver any Shares or deliver benefits to a Grantee, if such

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exercise, receipt or delivery would constitute a violation by the Grantee, the Company or a Subsidiary of any applicable law or regulation.
17.5    Securities Law Compliance. If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any securities exchange or market upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All evidence of Share ownership delivered pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations or other requirements of the SEC, any securities exchange or market upon which Shares are then listed, and any applicable securities law. If so requested by the Company, the Grantee shall make a written representation and warranty to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company an opinion of counsel, in form and substance satisfactory to the Company, that such registration is not required.
If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.
17.6    Code Section 409A. To the extent applicable and notwithstanding any other provision of this Plan, this Plan and Awards hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation, any such regulations or other guidance that may be issued after the date on which the Board approves the Plan; provided that in the event that the Company determines that any amounts payable hereunder may be taxable to a Grantee under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery to such Grantee of such amount, the Company may (a) direct the Committee to adopt such amendments to the Plan and related Award, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) to the extent allowed by applicable law, take such other actions as the Company determines necessary or appropriate to comply with or exempt the Plan and/or Awards from the requirements of Code Section 409A and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which the Board approves the Plan. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Shares are publicly traded, and if a Grantee holding a Deferred Compensation Award is a “specified employee” for purposes of Code Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Code Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Grantee’s “separation from service” or, if earlier, the date of the Grantee’s death, unless such distribution or payment can be made in a manner that complies with Code Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance, if any, paid thereafter on the original schedule. The Company and its Subsidiaries make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan, and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any Award, payments or other amounts due to a Grantee (or his or her Beneficiaries, as applicable) hereunder results in, or causes in any manner, the application of an accelerated or additional tax, a fine or a penalty under Code Section 409A or otherwise to be imposed, then the Grantee (or his or her beneficiaries, as applicable) shall be solely liable for the payment of, and the Company and its Subsidiaries shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Grantee (or his or her beneficiaries, as applicable) for, any such additional taxes, fines or penalties.
17.7    Mitigation of Excise Tax. If any payment or right accruing to a Grantee under this Plan (without the application of this Section 17.7), either alone or together with other payments or rights accruing to the Grantee from an Employer (“Total Payments”), would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the

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Code. The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Company in good faith after consultation with the Grantee, and such determination shall be conclusive and binding on the Grantee. The Grantee shall cooperate in good faith with the Company in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 17.7 shall apply with respect to any Person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such Person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of the Plan and after reduction for only Federal income taxes. Notwithstanding the foregoing, in the event a Grantee is a party to a written agreement with the Company or a Subsidiary that provides for more favorable treatment for the Grantee regarding Section 280G of the Code, such agreement shall control.
17.8    Beneficiary Designation. Each Grantee under the Plan may, from time to time, name any Beneficiary or Beneficiaries to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall (a) revoke all prior designations by the same Grantee, (b) be in a form prescribed by the Company, and (c) be effective only when filed by the Grantee in writing with the Company during the Grantee’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee’s death shall be paid to the Grantee’s estate.
17.9    No Rights as a Shareholder. No Grantee shall have any rights as a shareholder of the Company with respect to the Shares (except as provided in Section 8.7 with respect to Restricted Stock) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her.
17.10    Awards Not Taken Into Account for Other Benefits. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of an Employer, except as such plan shall otherwise expressly provide, or (b) any agreement between an Employer and the Grantee, except as such agreement shall otherwise expressly provide.
17.11    Award Agreement Supersedes Employment Agreement. In the event a Grantee is a party to an employment agreement with the Company or a Subsidiary that provides for vesting or extended exercisability of equity compensation Awards on terms more favorable to the Grantee than the Grantee’s Award Agreement under this Plan, the Award Agreement shall control. That being said, if the Grantee is a Section 16 Person, and is a party to an employment agreement with the Company or a Subsidiary that provides for the grant of any equity compensation Awards (or the vesting or extended exercisability of such Awards on terms consistent with or permitted by the Grantee’s Award Agreement under this Plan) to be approved by the Compensation Committee, or the Board, or the Company’s shareholders, then, in order to help ensure that such Awards (or the treatment of such equity compensation Awards under such provisions regarding vesting or extended exercisability) may be exempt from Section 16(b) of the Exchange Act, then such Awards or provisions, as applicable, must be approved by the Compensation Committee of the Board, or the Board, or the Company’s shareholders, as applicable, pursuant to Rule 16b-3 promulgated under the Exchange Act. For the sake of clarity, this Section 17.11 shall apply only to any vesting and extended exercisability provisions of Awards granted under this Plan, and not to any other provisions (such as restrictive covenants) of a Grantee’s employment agreement with the Company or a Subsidiary or otherwise agreed to by a Grantee in connection with such Awards, and nothing in this Section 17.11 shall be interpreted as overriding the minimum vesting requirements applicable to Options and SARs as set forth in Section 5.3.
17.12    Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees as it may deem desirable.
17.13    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Grantee or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

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17.14    No Right to Continued Employment or Awards. No employee shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award. The grant of an Award shall not be construed as giving a Grantee the right to be retained in the employ or service of the Company or any Subsidiary or to be retained as a director of the Company or any Subsidiary. Further, the Company or a Subsidiary may at any time terminate the employment or service of a Grantee free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.
17.15    Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.
17.16    Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine genders include the other neuter genders. The headings of sections and subsections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
17.17    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.
17.18    Plan Document Controls. This Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between this Plan and an Award Agreement, the terms and conditions of the Plan shall control.

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Peabody

PEABODY ENERGY CORPORATION
701 MARKET STREET
SAINT LOUIS, MO 63101-1830

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V88846-P45446

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PEABODY ENERGY CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Elect ten directors for a one-year term

Nominees:	**For**	**Against**	**Abstain**
1a. Bob Malone	☐	☐	☐
1b. M. Katherine Banks	☐	☐	☐
1c. Andrea E. Bertone	☐	☐	☐
1d. William H. Champion	☐	☐	☐
1e. Nicholas J. Chirekos	☐	☐	☐
1f. Stephen E. Gorman	☐	☐	☐
1g. James C. Grech	☐	☐	☐
1h. Georganne M. Hodges	☐	☐	☐
1i. Joe W. Laymon	☐	☐	☐
1j. Clayton D. Walker	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.	**For**	**Against**	**Abstain**
2. Approve, on an advisory basis, our named executive officers' compensation.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 3.	**For**	**Against**	**Abstain**
3. Approve the Peabody Energy Corporation 2026 Incentive Plan.	☐	☐	☐
The Board of Directors recommends you vote FOR proposal 4.	**For**	**Against**	**Abstain**
4. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2026.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be held on May 7, 2026:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V88847-P45446

PEABODY ENERGY CORPORATION
Annual Meeting of Stockholders
May 7, 2026 at 9:00 a.m. Central Time
This Proxy is Solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Stephen E. Gorman and Scott T. Jarboe, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Peabody Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time on May 7, 2026, virtually via the Internet at www.virtualshareholdermeeting.com/BTU2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side